Exhibit 2.1

ELECTRAMECCANICA VEHICLES CORP.

AND

XOS, INC.

ARRANGEMENT AGREEMENT January 11, 2024

-i-

Article 5 – ADDITIONAL COVENANTS REGARDING EMV NON-SOLICITATION		48

5.01	EMV Non-Solicitation	48
5.02	Notification of EMV Acquisition Proposals	50
5.03	Responding to an EMV Acquisition Proposal	50
5.04	Xos Right to Match	51
5.05	Breach by Subsidiaries and Representatives	53

Article 6 – ADDITIONAL COVENANTS REGARdING Xos NON-SOLICITATION		53

6.01	Xos Non-Solicitation	53
6.02	Notification of Xos Acquisition Proposals	55
6.03	Xos Board Recommendation	55
6.04	Breach by Subsidiaries and Representatives	56

Article 7 – CONDITIONS		56

7.01	Mutual Conditions Precedent	56
7.02	Additional Conditions Precedent to the Obligations of Xos	57
7.03	Additional Conditions Precedent to the Obligations of EMV	58
7.04	Satisfaction of Conditions	58

Article 8 – TERMINATION		58

8.01	Termination	58
8.02	Effect of Termination	60
8.03	EMV Obligation to Pay EMV Termination Amount	60
8.04	Xos Obligation to Pay Xos Termination Amount	62

Article 9 – GENERAL PROVISIONS		63

9.01	Expenses	63
9.02	Amendments	64
9.03	Notices	64
9.04	Time of the Essence	66
9.05	Injunctive Relief	66
9.06	Third Party Beneficiaries	66
9.07	Waiver	66
9.08	Entire Agreement	66
9.09	Successors and Assigns	67
9.10	Severability	67
9.11	Governing law	67
9.12	Rules of Construction	67
9.13	No Liability	67
9.14	Counterparts	67

Schedule A – EMV Arrangement Resolution	A-1
Schedule B – Plan of Arrangement	B-1
Schedule C – Representations and Warranties of EMV	C-1
Schedule D – Representations and Warranties of Xos	D-1

-ii-

ARRANGEMENT AGREEMENT

THIS AGREEMENT is made as of January 11, 2024,

BETWEEN

ELECTRAMECCANICA VEHICLES CORP., a corporation existing under the laws of the Province of British Columbia

(“EMV”)

AND

XOS, INC., a company existing under the laws of the State of Delaware

(“Xos”)

RECITALS:

A.	Xos proposes to acquire all of the issued and outstanding common shares in the capital of EMV (the “EMV Shares”) pursuant to an arrangement under Part 9, Division 5 of the Business Corporations Act (British Columbia) (the “BCBCA”) on the terms and subject to the conditions set out in the Plan of Arrangement (as defined herein), subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of this Agreement and the Plan of Arrangement or made at the direction of the Court (as defined herein) in the Final Order (as defined herein) (the “Arrangement”).

B.	Upon the Arrangement becoming effective, holders of EMV Shares will receive the Consideration (as defined herein) in accordance with the Plan of Arrangement.

C.	The EMV Board (as defined herein), after receiving financial and legal advice, has (i) unanimously determined that the transactions contemplated by this Agreement are in the best interests of EMV and EMV Shareholders (as defined herein), (ii) approved the entering into of this Agreement and the transactions contemplated hereby, and (iii) resolved to unanimously recommend that EMV Shareholders vote in favour of the EMV Arrangement Resolution (as defined herein), all subject to the terms and conditions of this Agreement.

D.	The Xos Board (as defined herein), after receiving financial and legal advice, has (i) unanimously determined that the transactions contemplated by this Agreement are in the best interests of Xos and Xos Stockholders (as defined herein), (ii) approved the entering into of this Agreement and the transactions contemplated hereby, and (iii) resolved to unanimously recommend that Xos Stockholders vote in favour of the Xos Stockholder Resolution (as defined herein), all subject to the terms and conditions of this Agreement.

E.	EMV has entered into the Xos Voting Support Agreements (as defined herein) with the Xos Locked-Up Parties (as defined herein), pursuant to which, among other things, such stockholders have agreed, subject to the terms and conditions thereof, to vote their Xos Shares (as defined herein) in favour of the Xos Stockholder Resolution.

F.	Xos has entered into the EMV Voting Support Agreements (as defined herein) with the EMV Locked-Up Parties (as defined herein), pursuant to which, among other things, such shareholders have agreed, subject to the terms and conditions thereof, to vote their EMV Shares in favour of the EMV Arrangement Resolution.

G.	The Arrangement provided for in the Plan of Arrangement will be carried out with the intention that the Consideration Shares (as defined herein) issued under the Arrangement will be issued by Xos in reliance on the exemption from the registration requirements of the U.S. Securities Act (as defined herein) provided by Section 3(a)(10) thereunder.

NOW THEREFORE, in consideration of the covenants and agreements herein contained, the Parties agree as follows:

Article 1 –
INTERPRETATION

1.01	Defined Terms.

As used in this Agreement, the following terms have the following meanings:

“Accounting Firm” has the meaning specified in Section 2.15(e);

“affiliate” has the meaning specified in National Instrument 45-106 – Prospectus Exemptions;

“Agreement” means this arrangement agreement together with the Schedules attached hereto and the EMV Disclosure Letter and Xos Disclosure Letter, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the provisions hereof;

“Anticipated Effective Date” means the date, as agreed by Xos and EMV in writing at least 15 calendar days prior to the EMV Meeting, anticipated to be the Effective Date;

“Anticipated Effective Time” means 12:01 a.m. Pacific Time on the Anticipated Effective Date;

“Arrangement” has the meaning specified in the preamble;

“Authorization” means, with respect to any person, any order, permit, approval, consent, waiver, licence or similar authorization of any Governmental Entity having jurisdiction over the person;

“BCBCA” means the Business Corporations Act (British Columbia);

“Breach of Security Safeguards” means the actual or suspected theft, loss of, unauthorized access to, alteration or compromise of, unavailability of, or unauthorized disclosure or other unauthorized Processing of Personal Information;

“Breaching Party” has the meaning specified in Section 4.07(c);

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in Los Angeles, California or Vancouver, British Columbia;

“CASL” means An Act to promote the efficiency and adaptability of the Canadian economy by regulating certain activities that discourage reliance on electronic means of carrying out commercial activities, and to amend the Canadian Radio-television and Telecommunications Commission Act, the Competition Act, the Personal Information Protection and Electronic Documents Act and the Telecommunications Act;

“Code” means the United States Internal Revenue Code of 1986, as amended;

“Confidentiality Agreement” means the non-disclosure agreement dated October 19, 2023, between EMV and Xos;

“Consideration” means the number of Xos Shares to be issued to each EMV Shareholder pursuant to the Plan of Arrangement in exchange for the transfer to Xos of one EMV Share, such number being equal to the product obtained by multiplying:

(a)	the quotient obtained by dividing (i) one by (ii) the number of EMV Outstanding Shares; by

(b)	the product obtained by multiplying (i) the Net Cash Percentage by (ii) 0.21; by

(c)	the quotient obtained by dividing (i) the number of Xos Outstanding Shares by (ii) the difference between (A) one and (B) the product obtained by multiplying the Net Cash Percentage by 0.21,

such number being subject to adjustment in the manner and in the circumstances contemplated in Sections 2.10(c) and 2.16;

“Consideration Shares” means the Xos Shares to be issued as the Consideration pursuant to the Plan of Arrangement;

“Constating Documents” means certificate of incorporation, notices of articles, articles, articles of incorporation, association, amalgamation, or continuation, as applicable, by-laws, limited partnership agreements, shareholders’ agreements or other organizational or constating documents;

“Contract” means, with respect to any person, any legally binding agreement, commitment, engagement, contract, franchise, licence, obligation or undertaking (written or oral) to which such person or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or affected or to which any of their respective properties or assets is subject;

“Court” means the Supreme Court of British Columbia or other court of competent jurisdiction, as applicable;

“Depositary” means Computershare Trust Company of Canada or any other depositary or trust company, bank or financial institution agreed to between Xos and EMV, each acting reasonably, for the purpose of, among other things, exchanging certificates representing EMV Shares for the Consideration Shares in connection with the Arrangement;

“Disclosed Personal Information” has the meaning given to it in Section 4.06;

“Dispute Notice” has the meaning specified in Section 2.15(b);

“Dissent Rights” means, in respect of the EMV Shareholders, the rights of dissent in respect of the Arrangement described in the Plan of Arrangement and the Interim Order;

“Effective Date” has the meaning specified in Section 2.08;

“Effective Time” has the meaning ascribed thereto in the Plan of Arrangement;

“EMV” has the meaning specified in the preamble;

“EMV Acquisition Proposal” means, other than (x) the transactions contemplated by this Agreement and (y) any transaction involving only EMV and one or more of its wholly-owned Subsidiaries, any offer, proposal, expression of interest or inquiry (written or oral), or public announcement of intention, from any person or group of persons other than Xos (or any affiliate or Subsidiary of Xos), whether or not delivered to the EMV Shareholders, relating to:

(a)	any sale or disposition (or any long-term licensing agreement or other arrangement having the same economic effect as a sale), direct or indirect, of assets representing 20% or more of the consolidated assets or contributing 20% or more of the consolidated revenue of EMV and its Subsidiaries or of 20% or more of the voting or equity securities of EMV or any of its Subsidiaries (or rights or interests in such voting or equity securities) whose assets, individually or in aggregate represent 20% or more of the consolidated assets or revenues of EMV and its Subsidiaries;

(b)	any direct or indirect take-over bid, tender offer, exchange offer, treasury issuance or other transaction that, if consummated, would result in such person or group of persons beneficially owning or having the right to acquire 20% or more of any class of voting or equity securities of EMV on a partially diluted basis;

(c)	any plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, winding up or exclusive license involving EMV or any of its Subsidiaries; or

(d)	any other similar transaction or series of transactions involving EMV or any of its Subsidiaries;

“EMV Arrangement Resolution” means the special resolution of the EMV Shareholders approving the Arrangement and the transactions contemplated hereby to be considered at the EMV Meeting, substantially in the form of Schedule A;

“EMV Auditor” has the meaning specified in Section 4.01(4);

“EMV Balance Sheet” has the meaning specified in Section (l) of Schedule C;

“EMV Board” means the board of directors of EMV as constituted from time to time;

“EMV Board Recommendation” has the meaning specified in Section 2.05(c)(ii);

“EMV Change in Recommendation” occurs or is made when:

(a)	the EMV Board or any committee thereof fails to publicly recommend or include in the Joint Proxy Statement/Circular the EMV Board Recommendation;

(b)	the EMV Board or any committee thereof withdraws, withholds (or qualifies, amends or modifies in a manner adverse to Xos) the EMV Board Recommendation (or publicly proposes to do so), or fails to publicly reaffirm (without qualification) the EMV Board Recommendation within five Business Days (and in any case prior to the EMV Meeting) after having been requested in writing by Xos to do so;

(c)	the EMV Board or any committee thereof takes no position or a neutral position with respect to an EMV Acquisition Proposal for more than five Business Days after first learning of such EMV Acquisition Proposal (or if the EMV Meeting is scheduled to occur within such five Business Day period, prior to two Business Days before the EMV Meeting);

(d)	the EMV Board or any committee thereof takes any other action that is or becomes disclosed publicly and which can reasonably be interpreted to indicate that the EMV Board or a committee thereof does not (i) support this Agreement or any of the transactions contemplated hereby or (ii) believe that this Agreement and the transactions contemplated hereby are in the best interests of EMV or the EMV Shareholders;

(e)	in the case of a take-over bid subject to National Instrument 62-104 - Takeover Bids and Issuer Bids, fail to unanimously (subject to abstentions of any conflicted director) recommend, in a directors’ circular, rejection of such take-over bid within fifteen days of the date of such take-over bid; or

(f)	the EMV Board or any committee thereof resolves or proposes to take any of the foregoing actions;

“EMV Data” means any and all information, including Personal Information, collected or otherwise controlled by EMV or its Subsidiaries about EMV’s or any of its Subsidiaries’ business, customers, independent contractors, temporary workers, EMV Employees or any other person;

“EMV Disclosure Letter” means the disclosure letter executed by EMV and delivered to and accepted by Xos as of the date of this Agreement;

“EMV DSUs” means the outstanding deferred share units issued pursuant to the EMV Incentive Plan;

“EMV Employee Plan” means (other than any PEO Plan) all employee benefit plans (as defined in Section 3(3) of ERISA) (whether or not such plans are subject to ERISA) and all bonus, commissions, stock option, stock purchase, restricted stock, or other stock-related awards, bonus, incentive, deferred compensation, retiree medical or life insurance, disability, pension, health, welfare or fringe benefit, vacation benefits, retirement, supplemental retirement, severance, change in control, tax gross up, overtime working pay or other compensatory or benefit plans, programs, agreements or arrangements, and all employment, individual consulting, termination, severance or change in control Contracts, in each case, which are entered into, maintained by, contributed to, required to be contributed to, or sponsored by EMV or any of its Subsidiaries for the benefit of any current or former employee, officer, director or other individual service provider of EMV or of any of its Subsidiaries or any of their respective dependents or beneficiaries, or with respect to which EMV or any of its Subsidiaries has or would reasonably be expected to have any liability (whether actual or contingent); regardless of whether it is mandated under local law, voluntary, private, funded, unfunded, financed by the purchase of insurance, contributory or non-contributory; provided that any governmental plan or program requiring the mandatory payment of social insurance taxes or similar contributions to a governmental fund with respect to the wages of an employee will not be considered an “EMV Employee Plan” for these purposes;

“EMV Employees” means the employees of EMV and its Subsidiaries;

“EMV Equity Securities” means, collectively, the EMV Options, the EMV RSUs, the EMV PSUs, the EMV DSUs and the EMV Warrants;

“EMV Fairness Opinion” means the opinion of the EMV Financial Advisor to the effect that, as of the date of such opinion based on and subject to the assumptions, limitations and qualifications set forth therein, the Consideration to be received by the EMV Shareholders pursuant to the Arrangement is fair, from a financial point of view, to the EMV Shareholders;

“EMV Financial Advisor” means Greenhill & Co. Canada Ltd., financial advisor to the EMV Board;

“EMV Financial Statements” means EMV’s audited consolidated financial statements as at and for the fiscal years ended December 31, 2022 and December 31, 2021 (including the notes thereto) and related management’s discussion and analysis included in the EMV Public Record;

“EMV Incentive Plan” means the 2020 Stock Incentive Plan of EMV effective May 29, 2020, as amended;

“EMV Leased Real Property” has the meaning specified in Section (n)(ii) of Schedule C;

“EMV Locked-Up Parties” means collectively those directors of EMV who have entered into EMV Voting Support Agreements;

“EMV Meeting” means the special meeting of EMV Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider, among other things, the EMV Arrangement Resolution;

“EMV Option Plan” means the 2015 Stock Option Plan of EMV dated June 11, 2015, as amended;

“EMV Options” means the outstanding stock options to purchase EMV Shares issued pursuant to the EMV Incentive Plan and the EMV Option Plan;

“EMV Outstanding Shares” means the total number of common shares in the capital of EMV outstanding immediately prior to the Anticipated Effective Time expressed on an as-converted-to-common-share basis, assuming the conversion or exercise of all EMV Options that are “in-the-money” (as contemplated in the Plan of Arrangement), EMV RSUs, EMV PSUs and EMV DSUs, all as contemplated in the Plan of Arrangement;

“EMV Owned IP” means the Intellectual Property owned or purported to be owned by EMV and all Intellectual Property Rights therein excluding any Intellectual Property and Intellectual Property Rights relating to the EMV Solo Business that is sold by EMV;

“EMV Owned Real Property” has the meaning specified in Section (n)(i) of Schedule C;

“EMV Permits” has the meaning specified in Section (jj)(i) of Schedule C;

“EMV Personal Property” has the meaning specified in Section (n)(vii) of Schedule C;

“EMV Personal Property Lease” means a chattel or movable property lease, equipment lease, conditional sales contract or other similar agreement to which EMV is a party or under which EMV has rights to use EMV Personal Property;

“EMV Privacy Policy” means all external or internal policies (including website and application policies) relating to the processing of Personal Information (including the collection, use, disclosure, sale, lease or transfer (including cross-border transfer) of Personal Information) by EMV, including any policy relating to the privacy of Personal Information of EMV Employees, customers, prospective customers and any user of any website or service operated by or on behalf of EMV;

“EMV PSUs” means the outstanding performance share units issued pursuant to the EMV Incentive Plan;

“EMV Public Record” has the meaning specified in Section (j) of Schedule C;

“EMV Real Property” has the meaning specified in Section (n)(iii) of Schedule C;

“EMV Registered Owned IP” has the meaning specified in Section (dd)(i) of Schedule C;

“EMV Requisite Vote” has the meaning specified in Section (b) of Schedule C;

“EMV RSUs” means the outstanding restricted share units issued pursuant to the EMV Incentive Plan;

“EMV Securityholders” means, collectively, the EMV Shareholders, the holders of EMV Options, the holders of EMV RSUs, the holder of EMV PSUs and the holders of EMV DSUs;

“EMV Shareholders” means the holders of the EMV Shares;

“EMV Shares” has the meaning specified in the preamble;

“EMV Software” has the meaning specified in Section (ee)(i) of Schedule C;

“EMV Solo Business” means EMV’s business of designing, producing, distributing, selling and servicing Solo vehicles (including the repurchase of Solo vehicles from customers or other third parties pursuant to the United States National Highway Traffic Safety Administration recall), EMV’s inventory of parts, tools and auxiliaries relating to the Solo vehicles, the owner and service manuals, policies, instructions, specifications, designs and other documentation owned by EMV relating to the Solo vehicles, all EMV Owned IP relating to the Solo vehicles and brand and any liabilities relating to or associated with such business;

“EMV Superior Proposal” means any unsolicited bona fide written EMV Acquisition Proposal made after the date of this Agreement from a person or persons who is or are an arm’s length third party or parties to acquire not less than all of the outstanding EMV Shares other than the EMV Shares beneficially owned by the person or persons making such EMV Superior Proposal (where such EMV Acquisition Proposal is in respect of the EMV Shares) or all or substantially all of the assets of EMV on a consolidated basis that:

(a)	complies with Securities Laws and did not result from or involve a breach of Article 5;

(b)	is reasonably capable of being completed without undue delay, taking into account, all financial, legal, regulatory and other aspects of such proposal and the person making such proposal;

(c)	is made available to all EMV Shareholders on the same terms and conditions;

(d)	is not subject to any financing condition and in respect of which adequate arrangements have been made to ensure that the required funds will be available to effect payment in full;

(e)	is not subject to any due diligence or access condition; and

(f)	the EMV Board determines, in its good faith judgment, after receiving the advice of its outside legal and financial advisors and after taking into account all the terms and conditions of the EMV Acquisition Proposal, including all legal, financial, regulatory and other aspects of such EMV Acquisition Proposal and the party making such EMV Acquisition Proposal, (i) would, if consummated in accordance with its terms, but without assuming away the risk of non-completion, result in a transaction which is more favourable, from a financial point of view, to the EMV Shareholders than the Arrangement (including any amendments to the terms and conditions of the Arrangement proposed by Xos pursuant to Section 5.04(b)), and (ii) that failure to recommend such EMV Superior Proposal to the EMV Shareholders would be inconsistent with the fiduciary duties of the EMV Board;

“EMV Superior Proposal Notice” has the meaning specified in Section 5.04(a)(iii);

“EMV Termination Amount” means $6,000,000;

“EMV Termination Amount Event” has the meaning specified in Section 8.03(b);

“EMV Third Party Software” has the meaning specified in Section (ee)(i) of Schedule C;

“EMV Voting Support Agreements” means the voting agreements dated the date hereof and made between Xos and the EMV Locked-Up Parties setting forth the terms and conditions on which the EMV Locked-Up Parties have agreed to vote their EMV Shares in favour of the EMV Arrangement Resolution;

“EMV Warrants” means the outstanding purchase warrants to acquire EMV Shares;

“Encumbrances” means any mortgage, charge, deemed trust, pledge, hypothec, security interest, prior claim, encroachments, option, right of first refusal or first offer, occupancy right, covenant, assignment, lien (statutory or otherwise), defect of title, or restriction or adverse right or claim, or other third-party interest or encumbrance of any kind, in each case, whether contingent or absolute;

“Environmental Laws” has the meaning specified in Section (bb)(i) of Schedule C;

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all rules and regulations promulgated thereunder, all as in effect from time to time;

“ERISA Affiliate” means any entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes EMV;

“Final Order” means the final order of the Court approving the Arrangement, after being informed of the intention to rely upon the exemption from registration pursuant to Section 3(a)(10) of the U.S. Securities Act with respect to the Consideration Shares to be issued pursuant to the Arrangement, in a form acceptable to EMV and Xos, each acting reasonably, as such order may be amended by the Court (with the consent of both EMV and Xos, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both EMV and Xos, each acting reasonably) on appeal;

“Financing” has the meaning specified in Section 4.01(1)(g)(xi);

“Governmental Entity” means (a) any international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, ministry, agency or instrumentality, domestic or foreign, (b) any subdivision or authority of any of the above, (c) any quasi-governmental or private body or person exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing or (d) any stock exchange;

“Hazardous Substances” has the meaning specified in Section (bb)(i) of Schedule C;

“Indemnified Parties” has the meaning specified in Section 4.08(b);

“Intellectual Property” means intellectual property, technology, and information of whatever nature or kind, in all cases whether or not subject to any Intellectual Property Rights and whether or not fixed in any medium or reduced to practice, including without limitation (a) software, source code and source materials; (b) business names, service marks, trade names, domain names, trading styles, logos, Trade Secrets, industrial designs, social media accounts, and copyrights; (c) inventions, invention disclosures, formulae, product formulations, processes and processing methods, technology and techniques; (d) know-how, trade secrets, research and technical data; (e) studies, findings, algorithms, instructions, guides, manuals and designs; and (f) brand names;

“Intellectual Property Rights” means: (a) any and all worldwide proprietary rights provided under (i) patent law, (ii) copyright law, (iii) trade-mark law, (iv) design patent or industrial design law, (v) semi-conductor chip or mask work law, or (vi) any other applicable statutory provision or common law principle, including trade secret law, that may provide a right in ideas, formulae, algorithms, concepts, inventions, works, or know-how, or the expression or use thereof, and including all past, present, and future causes of action, rights of recovery, and claims for damage, accounting for profits, royalties, or other relief relating, referring, or pertaining to any of the foregoing, and (b) any and all applications, registrations, licenses, sublicenses, agreements, or any other evidence of a right in any of the foregoing;

“Interim Order” means the interim order of the Court pursuant to Section 291 of the BCBCA, after being informed of the intention to rely upon the exemption from registration pursuant to Section 3(a)(10) of the U.S. Securities Act with respect to the Consideration Shares to be issued pursuant to the Arrangement, in a form acceptable to EMV and Xos, each acting reasonably, providing for, among other things, the calling and holding of the EMV Meeting, as such order may be amended by the Court with the consent of EMV and Xos, each acting reasonably;

“IT Systems” means, with respect to any person, the computer, information technology, data processing, and communications systems, components facilities and services used by the person in the conduct of their businesses, including all Software, hardware, networks, interfaces, platforms, databases, operating systems, websites, website content, links, and equipment relating to the transmission, storage, maintenance, organization, presentation, generation, processing, or analysis of data and information, whether or not in electronic format and related systems and services;

“Joint Proxy Statement/Circular” means the notice of the EMV Meeting and the notice of the Xos Meeting and accompanying proxy statement, including all schedules, appendices and exhibits thereto and all information incorporated by reference therein, relating to the EMV Meeting for the purpose of obtaining the EMV Requisite Vote and the Xos Meeting for the purpose of obtaining the Xos Requisite Vote, in each case, in connection with this Agreement and the Arrangement, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement and applicable law;

“Key Consents” has the meaning specified in Section 4.04(b);

“law” means, with respect to any person, any and all applicable laws (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling, by-law, protocol, policy, guidance, notice and procedure or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such person or its business, undertaking, property or securities, as amended;

“Material Adverse Change” means, in respect of any Party, any fact or state of facts, change, event, occurrence, effect or circumstance that, individually or in the aggregate with other such facts, state of facts, changes, events, occurrences, effects or circumstances, is or could reasonably be expected to be, material and adverse to the business, operations, results of operations, prospects, assets, properties, capitalization, financial condition or liabilities (contingent or otherwise) of the person and its Subsidiaries, taken as a whole, except, any such fact, state of facts, change, event, occurrence, effect, or circumstance resulting from:

(a)	any change affecting the industries in which that person and its Subsidiaries operate;

(b)	any change in global, national or regional political conditions (including the outbreak or escalation of war or acts of terrorism) or in general economic, business, regulatory, political or market conditions or in national or global financial or capital markets;

(c)	any change in U.S. GAAP or its interpretation by any Governmental Entity;

(d)	any change in general economic, business or regulatory conditions or in global financial, credit, currency or securities markets in Canada or the United States;

(e)	any adoption or change in applicable law or any interpretation thereof by any Governmental Entity;

(f)	any action taken by that person or any of its Subsidiaries which is required to be taken pursuant to this Agreement;

(g)	any actions taken (or omitted to be taken) upon the written request of Xos (in respect of EMV) or EMV (in respect of Xos) in accordance with the provisions of this Agreement;

(h)	the announcement or performance of this Agreement or the pendency or consummation of the transactions contemplated hereby (provided that this clause (h) shall not apply to any representation or warranty in this Agreement to the extent the purpose of such representation or warranty is to expressly address the consequences resulting from the execution and delivery of this Agreement or the consummation of the transactions contemplated herein); or

(i)	any change in the market price or trading volume of any securities of that person (it being understood that the causes underlying such change in market price may be taken into account in determining whether a Material Adverse Change has occurred), or any suspension of trading in securities generally on any securities exchange on which any securities of that person trade, provided, however, that with respect to clauses (a) through to and including (e), such matter does not have a materially disproportionate effect on that Party and its Subsidiaries, taken as a whole, relative to other comparable companies and entities operating in the relevant industry or industries in which that person and its Subsidiaries operates;

“Material Contract” means, in respect of any person, any Contract (whether held by such person or a Subsidiary of such person):

(a)	that if terminated or modified or if it ceased to be in effect, would reasonably be expected to have a Material Adverse Change on such person;

(b)	relating to any direct or indirect guarantee of any liabilities or obligations of a third party (other than Ordinary Course endorsements for collection) in excess of $50,000 in the aggregate, which amount shall be determined inclusive of any potential liabilities or obligations that may accrue due to auto-renewal or termination of such Contract;

(c)	relating to indebtedness for borrowed money, whether incurred, assumed, guaranteed or secured by any asset;

(d)	restricting the incurrence of indebtedness by such person or any of its Subsidiaries (including by requiring the granting of an equal and rateable Encumbrance) or the incurrence of any Encumbrances on any properties or assets of the such person or any of its Subsidiaries, or restricting the payment of dividends by such person;

(e)	under which such person or any of its Subsidiaries is obligated to make or expects to receive payments in excess of $50,000 over the remaining term, other than employment contracts providing annual remuneration of less than $50,000, which amounts shall be determined inclusive of any potential liabilities or obligations that may accrue due to auto-renewal or termination of such Contract;

(f)	that creates an exclusive dealing arrangement or right of first or last offer or refusal;

(g)	providing for the purchase, sale or exchange of, or option to purchase, sell or exchange, any property or asset other than in the Ordinary Course;

(h)	providing for the establishment, organization or formation of any joint venture or similar arrangement;

(i)	that limits or restricts (A) the ability of such person or any of its Subsidiaries to engage in any line of business or carry on business in any geographic area, or (B) the scope of third parties to whom such person or any of its Subsidiaries may sell products or deliver services;

(j)	that it is required to file as an exhibit to a filing made or required to be made with the SEC pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC; or

(k)	that is otherwise material to such person and its Subsidiaries, taken as a whole;

“Misrepresentation” means an untrue statement of a material fact or an omission to state a material fact required or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made;

“Nasdaq” means The Nasdaq Stock Market LLC;

“Net Cash” means the dollar value of the unrestricted free cash and marketable securities of EMV and its Subsidiaries as of the Anticipated Effective Time, after deducting all accrued but unpaid (in each case as of the Anticipated Effective Time) short and long-term liabilities, including:

(a)	benefits, retention or other bonuses or payments to EMV officers and employees (including any deferred or contingent termination pay or severance payments that would be payable after the Anticipated Effective Time, except to the extent waived in connection with the Arrangement), and the amount of any employer-side payroll taxes owed in connection with the foregoing;

(b)	costs for procuring “tail” policies of directors’ and officers’ liability insurance; and

(c)	financial, legal, accounting and other advisory service costs of EMV,

but for certainty without deducting any post-Anticipated Effective Time real estate lease liabilities, contingent liabilities and other unaccrued liabilities.

For illustrative purposes only, a sample statement of Net Cash as of the date described therein is set forth in Schedule 1.01 of the EMV Disclosure Letter;

“Net Cash and Consideration Calculation” has the meaning specified in Section 2.15(a);

“Net Cash and Consideration Schedule” has the meaning specified in Section 2.15(a);

“Net Cash Percentage” means:

(a)	in the event that Net Cash is equal to or greater than US$46,500,000 and equal to or less than US$50,500,000, 100%;

(b)	in the event that Net Cash is greater than US$50,500,000, a percentage equal to the quotient of (i) Net Cash divided by (ii) US$50,500,000; and

(c)	in the event that Net Cash is less than US$46,500,000, a percentage equal to the quotient of (i) the Net Cash divided by (ii) US$46,500,000;

“Orders” has the meaning specified in Section (v)(x) of Schedule C;

“Ordinary Course” means, with respect to an action taken by a person, that such action is consistent with the past practices of the person and is taken in the ordinary course of the normal day-to-day operations of the business of the person;

“Outside Date” means June 30, 2024, or such later date as may be agreed to in writing by the Parties;

“Parties” means EMV and Xos, and “Party” means any one of them;

“PEO” means professional employer organization;

“PEO Plan” means any benefit or compensation plan, program, policy, practice or arrangement sponsored or maintained by a PEO under which any current or former employee of EMV or its Subsidiaries may be eligible to receive benefits or compensation, and under which EMV or its Subsidiaries is a participating employer;

“person” includes any individual, partnership, association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative, government (including Governmental Entity), syndicate or other entity, whether or not having legal status;

“Personal Information” means information in the possession of or under the control of the applicable Party about an identifiable individual, including personal health information, and personnel records of employees, but does not include the name, title or business address or business telephone number of an employee or the business contact information of an individual that is used for the purpose of communicating or facilitating communication with an individual in relation to their employment, business or profession and for no other purpose;

“Plan of Arrangement” means the plan of arrangement, substantially in the form of Schedule B, subject to any amendments or variations to such plan made in accordance with Section 9.02 or made at the direction of the Court in the Final Order with the prior written consent of EMV and Xos, each acting reasonably;

“Privacy Laws” means all applicable laws regarding the Processing of Personal Information, and includes CASL;

“Proceeding” means any court, tribunal, regulatory or similar proceeding (whether civil, administrative, quasi-criminal or criminal), arbitration and other alternative dispute settlement procedure, investigation, charge, indictment, demand, appeal, review, request for information or inquiry before or by any Governmental Entity;

“Process” means to collect, use, modify, retrieve, disclose, transfer, store, safeguard, anonymize, delete, or manage Personal Information;

“Representative” means, with respect to a person, any officer, director, employee, representative (including any financial or other advisor) or agent of such person or of any of its Subsidiaries;

“Response Date” has the meaning specified in Section 2.15(b);

“SEC” means the U.S. Securities and Exchange Commission;

“Securities Authorities” means the Nasdaq, the British Columbia Securities Commission, the SEC and any other applicable securities commissions or securities regulatory authority of a province or territory of Canada or in the United States;

“Securities Laws” means the Securities Act (British Columbia) together with all other applicable Canadian provincial and territorial securities laws, rules and regulations and published policies thereunder, the U.S. Exchange Act, the U.S. Securities Act and all other applicable U.S. federal and state securities laws and rules and regulations promulgated thereunder, together with the applicable rules of the Nasdaq;

“Software” means software programs, including all versions thereof, and all related documentation, manuals, source code and object code, program files, data files, computer related data, field and data designations and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, sub-routines, algorithms, program architecture, design concepts, system designs, program structure, sequences and organization, screen displays and report layouts;

“Subsidiary” has the meaning specified in National Instrument 45-106 – Prospectus Exemptions as in effect on the date of this Agreement;

“Tax Act” means the Income Tax Act (Canada);

“Tax Law” means the Tax Act, and any other comparable law relating to Taxes, Tax Returns, or the administration of either, in each instance, of or by any jurisdiction or Governmental Entity to which a Party is subject;

“Tax Returns” means any and all (a) returns, assessments, reports, declarations, elections, claims for refunds, notices, forms, designations, information returns, statements and other written information, whether in tangible, electronic or other form (including estimated tax returns and reports, withholding tax returns and reports, and information returns and reports) filed or required to be filed in respect of Taxes, (b) schedules and attachments to any of the items referred to in clause (a) of this definition, and (c) any amendments to any of the items referred to in clauses (a) or (b) of this definition;

“Taxes” means all federal, state, provincial, territorial, county, municipal, local or foreign taxes, duties, fees, excises, premiums, assessments, imposts, levies, fees, contributions, tariffs or other charges, withholdings, liabilities or assessments of any kind whatsoever imposed, assessed or collected by any Governmental Entity, whether computed on a separate, consolidated, unitary, combined or other basis and whether or not the same is a primary liability, including but not limited to (a) those levied on, or measured by, or described with respect to, income, net income, gross income gross receipts, royalty, profits, gains, inventory, windfalls, capital, capital gains, capital stock, production, recapture, transfer or conveyance, land transfer, license, gift, occupation, wealth, alternative minimum, add-on minimums, environment or natural resources, net worth, unclaimed property, indebtedness, surplus, sales, sales and use, goods and services, harmonized sales, use, value-added, excise, special assessment, stamp, recording or documentation, withholding (including backup withholding or otherwise), business, transactions, privileges, franchising, premium, real or personal property, intangible property, ad valorem, windfall profits, countervail, health, rent or lease payments, employer health, payroll, workers’ compensation, employment or unemployment, severance, social services, social security, education, utility, surtaxes, customs, import or export, and including all license and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions and including any estimations of any of the foregoing; (b) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity on or in respect of amounts of the type described in clause (a) above or this clause (b); (c) any liability for the payment of any amounts of the type described in clauses (a) or (b) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise arises due to or in connection with a relationship for Tax purposes with any person; and (d) any liability for the payment of any amounts of the type described in clauses (a) or (b) as a result of any express or implied obligation, including but not limited to any obligation to pay for or to indemnify any other person, and including as a result of being a transferee or successor in interest to any party;

“Terminating Party” has the meaning specified in Section 4.07(c);

“Termination Notice” has the meaning specified in Section 4.07(c);

“Trade Secrets” means confidential know how, methods, proprietary and non-public supplier and technical information, designs, technology, schematics, patterns, formulae, compilations, data, processes, or plans used or owned by a person in the development, production or exploitation of any products or services or related intellectual property rights or other assets, or that otherwise derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use;

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934;

“U.S. GAAP” means generally accepted accounting principles in the United States of America that the SEC has identified as having substantial authoritative support, as supplemented by Regulation S-X under the 1934 Act, as amended from time to time;

“U.S. Securities Act” means the United States Securities Act of 1933;

“Xos” has the meaning specified in the preamble;

“Xos Acquisition Proposal” means, other than the transactions contemplated by this Agreement and other than any transaction involving only Xos and one or more of its wholly-owned Subsidiaries, any offer, proposal, expression of interest or inquiry (written or oral), or public announcement of intention, from any person or group of persons other than EMV (or any affiliate or Subsidiary of EMV), whether or not delivered to the Xos Stockholders, relating to:

(a)	any sale or disposition (or any long-term licensing agreement or other arrangement having the same economic effect as a sale), direct or indirect, of assets representing 20% or more of the consolidated assets or contributing 20% or more of the consolidated revenue of Xos and its Subsidiaries or of 20% or more of the voting or equity securities of Xos or any of its Subsidiaries (or rights or interests in such voting or equity securities) whose assets, individually or in aggregate represent 20% or more of the consolidated assets or revenues of Xos and its Subsidiaries;

(b)	any direct or indirect take-over bid, tender offer, exchange offer, treasury issuance or other transaction that, if consummated, would result in such person or group of persons beneficially owning or having the right to acquire 20% or more of any class of voting or equity securities of Xos on a partially diluted basis;

(c)	any plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, winding up or exclusive license involving Xos or any of its Subsidiaries; or

(d)	any other similar transaction or series of transactions involving Xos or any of its Subsidiaries;

“Xos Balance Sheet” has the meaning specified in Section (l) of Schedule D;

“Xos Board” means the board of directors of Xos as constituted from time to time;

“Xos Board Recommendation” has the meaning specified in Section 2.05(c)(iii);

“Xos Change in Recommendation” occurs or is made when:

(a)	the Xos Board or any committee thereof fails to publicly recommend or include in the Joint Proxy Statement/Circular the Xos Board Recommendation;

(b)	the Xos Board or any committee thereof withdraws, withholds (or qualifies, amends or modifies in a manner adverse to EMV) the Xos Board Recommendation (or publicly proposes to do so), or fails to publicly reaffirm (without qualification) the Xos Board Recommendation within five Business Days (and in any case prior to the EMV Meeting) after having been requested in writing by EMV to do so;

(c)	the Xos Board or any committee thereof takes any other action that is or becomes disclosed publicly and which can reasonably be interpreted to indicate that the Xos Board or a committee thereof does not (i) support this Agreement or any of the transactions contemplated hereby or (ii) believe that this Agreement and the transactions contemplated hereby are in the best interests of Xos or the Xos Stockholders; or

(d)	the Xos Board or any committee thereof resolves or proposes to take any of the foregoing actions;

“Xos Convertible Note” means the 10% convertible promissory note of Xos issued to Aljomaih Automotive Co. pursuant to a note purchase agreement dated August 9, 2022, as amended and restated on September 28, 2022;

“Xos Convertible Securities” has the meaning specified in Section (f)(i) of Schedule D;

“Xos Data” means any and all information, including Personal Information, collected or otherwise controlled by Xos or its Subsidiaries about Xos’s or any of its Subsidiaries’ business, customers, independent contractors, temporary workers, EMV Employees or any other person;

“Xos Disclosure Letter” means the disclosure letter executed by Xos and delivered to and accepted by EMV as of the date of this Agreement;

“Xos Employees” means any person employed by Xos or any of its Subsidiaries under a contract of employment;

“Xos Financial Statements” means Xos’s audited consolidated financial statements for the accounting periods ended December 31, 2022 and December 31, 2021 (including the notes thereto);

“Xos Growth Opportunity” has the meaning specified in 4.02(2);

“Xos Locked-Up Parties” means collectively those directors of Xos who have entered into Xos Voting Support Agreements;

“Xos Matching Period” has the meaning specified in Section 5.04(a)(v);

“Xos Meeting” means the special meeting of Xos Stockholders, including any adjournment or postponement thereof, to be called and held to consider, among other things, the Xos Stockholder Resolution;

“Xos Options” means the outstanding stock options to purchase Xos Shares;

“Xos Outstanding Shares” means the total number of shares of common stock in the capital of Xos outstanding immediately prior to the Anticipated Effective Time expressed on an as-converted-to-common-stock basis assuming the conversion or exercise of all Xos Options and Xos RSUs outstanding immediately prior to the Anticipated Effective Time and including any securities issued by Xos pursuant to any financing contemplated by Section 4.02(1)(f)(iv)(C) and completed prior to the Anticipated Effective Time, but excluding any shares of common stock in the capital of Xos issued (or issuable on the conversion or exercise of any securities convertible into Xos Shares issued) pursuant to the completion of any of the Xos Permitted Financings;

“Xos Owned IP” means the Intellectual Property owned or purported to be owned by Xos and its Subsidiaries and all Intellectual Property Rights therein;

“Xos Permits” has the meaning specified in Section (aa)(i) of Schedule D;

“Xos Permitted Financings” has the meaning specified in Section 4.02(1)(f)(iii);

“Xos Preferred Shares” has the meaning specified in Section (f)(i) of Schedule D;

“Xos Public Record” has the meaning specified in Section (j) of Schedule D;

“Xos Real Property” has the meaning specified in Section (v)(i) of Schedule D;

“Xos Registered Owned IP” has the meaning specified in Section (x)(i) of Schedule D;

“Xos Requisite Vote” has the meaning specified in Section (b) of Schedule D;

“Xos RSUs” means the outstanding restricted stock units of Xos, other than the restricted stock units described as “Earn-out RSUs” in the Xos Public Record;

“Xos Shares” means the shares of common stock in the capital of Xos;

“Xos Software” has the meaning specified in Section (y)(i) of Schedule D;

“Xos Stockholder Resolution” means the resolution of Xos Stockholders to approve the issuance of Consideration Shares to EMV Shareholders pursuant to the Arrangement;

“Xos Stockholders” means holders of Xos Shares, including for certainty any person who acquires a Xos Share (whether by exercise of convertible security or otherwise) following the execution of this Agreement;

“Xos Superior Proposal” means any unsolicited bona fide written Xos Acquisition Proposal made after the date of this Agreement from a person or persons who is or are an arm’s length third party or parties to acquire not less than all of the outstanding Xos Shares other than the Xos Shares beneficially owned by the person or persons making such Xos Superior Proposal (where such Xos Acquisition Proposal is in respect of the Xos Shares) or all or substantially all of the assets of Xos on a consolidated basis that: (a) complies with Securities Laws and did not result from or involve a breach of Article 6; and (b) the Xos Board determines, in its good faith judgment, after receiving the advice of its outside legal and financial advisors and after taking into account all the terms and conditions of the Xos Acquisition Proposal, including all legal, financial, regulatory and other aspects of such Xos Acquisition Proposal and the party making such Xos Acquisition Proposal, would, if consummated in accordance with its terms, but without assuming away the risk of non-completion, result in a transaction which is more favourable, from a financial point of view, to the Xos Stockholders than the Arrangement;

“Xos Termination Amount” means $6,000,000;

“Xos Termination Amount Event” has the meaning specified in Section 8.04(b);

“Xos Third Party Software” has the meaning specified in Section(y)(i) of Schedule D;

“Xos Voting Support Agreements” means the voting agreements dated the date hereof and made between EMV and the Xos Locked-Up Parties setting forth the terms and conditions on which the Xos Locked-Up Parties have agreed to vote their Xos Shares in favour of the Xos Stockholder Resolution; and

“Xos Warrants” means the outstanding warrants to purchase Xos Shares.

1.02	Interpretation

The following rules of interpretation shall apply in this Agreement unless something in the subject matter or context is inconsistent therewith:

(a)	the singular includes the plural and vice versa;

(b)	the word “or” shall not be exclusive unless the context requires;

(c)	where a word or phrase is defined, its other grammatical forms have a corresponding meaning;

(d)	the headings in this Agreement form no part of this Agreement and are deemed to have been inserted for convenience only and shall not affect the construction or interpretation of any of its provisions;

(e)	all references in this Agreement shall be read with such changes in number and gender that the context may require;

(f)	references to “Articles,” “Sections” and “Recitals” refer to articles, sections and recitals of this Agreement;

(g)	the use of the words “including” or “includes” followed by a specific example or examples shall not be construed as limiting the meaning of the general wording preceding it;

(h)	the rule of construction that, in the event of ambiguity, the contract shall be interpreted against the Party responsible for the drafting or preparation of the Agreement, shall not apply;

(i)	the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision;

(j)	any reference to a statute is a reference to the applicable statute and to any rules and regulations made pursuant thereto and includes all amendments made thereto and in force, from time to time, and any statute, rule or regulation that has the effect of supplementing or superseding such statute, rule or regulation;

(k)	unless something in the subject matter or context is inconsistent therewith or unless otherwise provided, any reference to a specific agreement, Contract or document in this Agreement is to that agreement, Contract or document, including all schedules, appendices and exhibits thereto, in its current form or as it may from time to time be amended, supplemented, varied, novated, extended, altered, replaced or changed;

(l)	in this Agreement, an agreement, representation or warranty for two or more persons is for the benefit of them jointly and each of them individually and an agreement, representation or warranty by two or more persons binds them jointly and each of them individually. A reference to a group of persons or things is a reference to them jointly or individually; and

(m)	the words “written” or “in writing” include printing or any electronic means of communication capable of being visibly reproduced at the point of reception including fax or email.

1.03	Computation of Time

In this Agreement, unless something in the subject matter or context is inconsistent therewith, a “day” shall refer to a calendar day and in calculating all time periods the first day of a period is not included and the last day is included and in the event that any date on which any action is required to be taken hereunder is not a Business Day, such action will be required to be taken on the next succeeding day that is a Business Day.

1.04	Currency

Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of the United States and “$” refers to United States dollars.

1.05	Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement in respect of EMV and Xos shall have the meanings attributable thereto under U.S. GAAP and all determinations of an accounting nature required to be made shall be made in accordance with U.S. GAAP consistently applied.

1.06	Knowledge

(a)	Where any representation or warranty is expressly qualified by reference to the knowledge of EMV it shall be deemed to refer to the actual knowledge, after making reasonable inquiries regarding the relevant matter, of Susan Docherty, Michael Bridge and Stephen Johnston; and

(b)	Where any representation or warranty is expressly qualified by reference to the knowledge of Xos it shall be deemed to refer to the actual knowledge, after making reasonable inquiries regarding the relevant matter, of Dakota Semler, Giordano Sordoni, Christen Romero and Liana Pogosyan.

1.07	Schedules

The Schedules attached to this Agreement shall be deemed for all purposes to be and form an integral part of this Agreement.

1.08	Disclosure Letters

Each of the EMV Disclosure Letter and the Xos Disclosure Letter and all information contained therein constitutes confidential information of EMV and Xos, respectively, and is subject to the terms and conditions of the Confidentiality Agreement.

Article 2 –
THE ARRANGEMENT

2.01	Arrangement

The Arrangement will be implemented in accordance with and subject to the terms and conditions of this Agreement and the Plan of Arrangement.

2.02	Interim Order

As soon as reasonably practicable after the date of this Agreement, EMV shall apply to the Court in a manner and on terms acceptable to Xos, acting reasonably, pursuant to Part 9, Division 5 of the BCBCA and prepare, file and diligently pursue an application for the Interim Order, which shall provide, among other things:

(a)	for the class of persons to whom notice is to be provided in respect of the Arrangement and the EMV Meeting, and for the manner in which such notice is to be provided;

(b)	confirmation of the record date for the purposes of determining the EMV Shareholders entitled to receive of notice of and to vote at the EMV Meeting;

(c)	that the required level of approval for the EMV Arrangement Resolution shall be 66 2⁄3% of the votes cast on the EMV Arrangement Resolution by EMV Shareholders present in person or represented by proxy at the EMV Meeting, voting together as a single class;

(d)	that in all other respects, the terms, restrictions and conditions of EMV’s Constating Documents shall apply in respect of the EMV Meeting;

(e)	for the grant of the Dissent Rights to those EMV Shareholders who are registered EMV Shareholders as set out in the Plan of Arrangement;

(f)	that the deadline for the submission of proxies by EMV Shareholders for the EMV Meeting shall be 48 hours (excluding Saturdays, Sundays and statutory holidays in Vancouver, British Columbia) prior to the EMV Meeting, subject to waiver by EMV in accordance with the terms of this Agreement;

(g)	that the EMV Meeting may be adjourned or postponed from time to time by EMV, in accordance with the terms of this Agreement or as otherwise agreed by the Parties without the need for additional approval of the Court and without the necessity of first convening the meeting or first obtaining any vote of the EMV Shareholders respecting an adjournment or postponement;

(h)	that the record date for EMV Shareholders entitled to notice of, and for EMV Shareholders entitled to vote at, the EMV Meeting will not change in respect of any adjournment or postponement of the EMV Meeting;

(i)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(j)	that it is the Parties’ intention to rely upon the exemption from registration provided by Section 3(a)(10) of the U.S. Securities Act with respect to the issuance of the Consideration Shares to be issued pursuant to the Arrangement, subject to and conditioned on the Court’s determination that the Arrangement is substantively and procedurally fair to persons who are entitled to receive Consideration Shares pursuant to the Arrangement and based on the Court’s approval of the Arrangement;

(k)	that each EMV Securityholder entitled to receive the Consideration pursuant to the Arrangement will have the right to appear before the Court so long as they enter a timely appearance and in accordance with the procedures set out in the Interim Order;

(l)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order; and

(m)	for such other matters as EMV or Xos may reasonably require, subject to obtaining the prior consent of Xos or EMV (as applicable), such consent not to be unreasonably withheld or delayed.

2.03	EMV Meeting

Subject to receipt of the Interim Order and the terms of this Agreement, EMV shall:

(a)	convene and conduct the EMV Meeting in accordance with the Interim Order, EMV’s Constating Documents and applicable law as soon as reasonably practicable after the Interim Order is issued, and in any event within 25 Business Days after the completion of mailing of the Joint Proxy Statement/Circular, for the purpose of considering the EMV Arrangement Resolution, and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the EMV Meeting without the prior written consent of Xos, except:

(i)	as required for quorum purposes (in which case the EMV Meeting shall be adjourned and not cancelled) or as required under any applicable law; or

(ii)	as required or permitted under Section 4.07(c)(i) or Section 5.04(e);

(b)	(i) consult with Xos in fixing the record date for, and date of, the EMV Meeting; (ii) not change the record date for the EMV Shareholders entitled to vote at the EMV Meeting in connection with any adjournment or postponement of the EMV Meeting unless required by applicable law or with Xos’s consent (not to be unreasonably withheld, conditioned or delayed); (iii) use commercially reasonable efforts to schedule the EMV Meeting to occur on the same day and at the same time (adjusted to account for any difference in time zones between the EMV headquarters and the Xos headquarters) as the Xos Meeting; and (iv) give notice to Xos of the EMV Meeting and allow Xos’s representatives and legal counsel to attend the EMV Meeting;

(c)	unless there has been an EMV Change in Recommendation, solicit proxies in favour of the approval of the EMV Arrangement Resolution and against any resolution submitted by any person that is inconsistent with, or which seeks to hinder or delay, the EMV Arrangement Resolution and the completion of any of the transactions contemplated by this Agreement, and EMV may at its own expense, or will if so requested by Xos and at Xos’s expense, retain and use the services of investment dealers and proxy solicitation services firms to solicit proxies in favour of the approval of the EMV Arrangement Resolution, provided that in either case EMV shall retain, manage and direct such investment dealers and proxy solicitation services firms;

(d)	permit Xos to, at Xos’s expense, on behalf of the management of EMV, directly or through a soliciting dealer, actively solicit proxies in favour of the EMV Arrangement Resolution on behalf of management of EMV in compliance with applicable law and disclose in the Joint Proxy Statement/Circular that Xos may make such solicitations;

(e)	provide Xos with copies of or access to information regarding the EMV Meeting generated by any dealer or proxy solicitation services firm, as requested from time to time by Xos, acting reasonably;

(f)	promptly advise Xos, at such times as Xos may reasonably request and at least on a daily basis on each of the last seven Business Days prior to the date of the EMV Meeting, as to the aggregate tally of the proxies received by EMV in respect of the EMV Arrangement Resolution;

(g)	promptly advise Xos of any communication (written or oral) from any EMV Shareholder in opposition to EMV Arrangement Resolution, the Arrangement or any of the other transactions contemplated hereby, written notice of dissent, purported exercise or withdrawal of Dissent Rights, and written communications sent by or on behalf of EMV to any EMV Shareholder exercising or purporting to exercise Dissent Rights;

(h)	not make any payment or settlement offer, or agree to any payment or settlement prior to the Effective Time with respect to Dissent Rights without the prior written consent of Xos;

(i)	provide Xos with an opportunity to review and comment on any written communication sent by or on behalf of EMV to any EMV Shareholder exercising or purporting to exercise Dissent Rights and not make any payment or settlement offer, or agree to any payment or settlement prior to the Effective Time with respect to Dissent Rights without the prior written consent of Xos; and

(j)	at the reasonable request of Xos from time to time, provide Xos with a list of (i) the EMV Shareholders, together with their addresses and respective holdings of EMV Shares, (ii) the names, addresses and holdings of all persons having rights issued by EMV to acquire EMV Shares (including holders of EMV Equity Securities other than to the extent such information is not in EMV’s possession), and (iii) participants and book-based nominee registrants, and non-objecting beneficial owners of EMV Shares, together with their addresses and respective holdings of EMV Shares. EMV shall from time to time require that its registrar and transfer agent furnish Xos with such additional information, including updated or additional lists of EMV Shareholders, and lists of securities positions and other assistance as Xos may reasonably request.

2.04	Xos Meeting

Subject to the terms of this Agreement, Xos shall:

(a)	convene and conduct the Xos Meeting in accordance with Xos’s Constating Documents and applicable law as soon as reasonably practicable after the Interim Order is issued, and in any event within 25 Business Days after the completion of mailing of the Joint Proxy Statement/Circular, for the purpose of considering the Xos Stockholder Resolution, and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Xos Meeting without the prior written consent of EMV, except:

(i)	as required for quorum purposes (in which case the Xos Meeting shall be adjourned and not cancelled) or as required under any applicable law; or

(ii)	as required or permitted under Section 4.07(c)(ii);

(b)	in the event that EMV postpones or adjourns the EMV Meeting, Xos may postpone or adjourn the Xos Meeting such that the EMV Meeting and the Xos Meeting are scheduled on the same date;

(c)	(i) consult with EMV in fixing the record date for, and date of, the Xos Meeting; (ii) not change the record date for the Xos Stockholders entitled to vote at the Xos Meeting in connection with any adjournment or postponement of the Xos Meeting unless required by applicable law or with EMV’s consent (not to be unreasonably withheld, conditioned or delayed); (iii) use commercially reasonable efforts to schedule the Xos Meeting to occur on the same day and at the same time (adjusted to account for the difference in time zones between the Xos headquarters and the EMV headquarters) as the EMV Meeting; and (iv) give notice to EMV of the Xos Meeting and allow EMV’s representatives and legal counsel to attend the Xos Meeting;

(d)	unless there has been a Xos Change in Recommendation, solicit proxies in favour of the approval of the Xos Stockholder Resolution and against any resolution submitted by any person that is inconsistent with the Xos Stockholder Resolution and the completion of any of the transactions contemplated by this Agreement, and Xos may at its own expense, retain and use the services of investment dealers and proxy solicitation services firms to solicit proxies in favour of the approval of the Xos Stockholder Resolution, provided that Xos shall retain, manage and direct such investment dealers and proxy solicitation services firms;

(e)	promptly advise EMV, at such times as EMV may reasonably request and at least on a daily basis on each of the last seven Business Days prior to the date of the Xos Meeting, as to the aggregate tally of the proxies received by Xos in respect of the Xos Stockholder Resolution; and

(f)	promptly advise EMV of any communication (written or oral) from any Xos Stockholder in opposition to the Xos Stockholder Resolution, the Arrangement or any of the other transactions contemplated hereby.

2.05	Joint Proxy Statement/Circular

(a)	Provided that each Party has furnished the information required under, and has otherwise complied with, Section 2.05(e), the Parties shall, in cooperation and consultation with one another, acting reasonably:

(i)	as promptly as reasonably practicable following the date of this Agreement, prepare the Joint Proxy Statement/Circular, together with any other documents required by applicable law in connection with the EMV Meeting, the Xos Meeting and the Arrangement; and

(ii)	promptly (and on or prior to January 31, 2024 using reasonable best efforts to) cause the Joint Proxy Statement/Circular and such other documents to be filed with (A) in the case of EMV, the Securities Authorities, in a preliminary form, as required by Securities Laws, and (B) in the case of Xos, the SEC, in a preliminary form, as required by Securities Laws, in each case so as to permit each of the EMV Meeting and the Xos Meeting to be held in accordance with this Article 2.

(b)	The Parties shall mail the Joint Proxy Statement/Circular as promptly as reasonably practicable after obtaining the Interim Order. The Parties shall agree, acting reasonably, on the final copy of the Joint Proxy Statement/Circular prior to it being filed and mailed in accordance with this Section 2.05. The Parties shall ensure that the Joint Proxy Statement/Circular, at the time it is filed and mailed, complies in all material respects with applicable law and does not contain any Misrepresentation (provided that (i) Xos shall not be responsible for any information included in the Joint Proxy Statement/Circular that was furnished by EMV specifically for purposes of inclusion in the Joint Proxy Statement/Circular and (ii) EMV shall not be responsible for any information included in the Joint Proxy Statement/Circular that was furnished by Xos specifically for purposes of inclusion in the Joint Proxy Statement/Circular). Subject to compliance by Xos with Section 2.05(e), EMV shall ensure that the Joint Proxy Statement/Circular provides the EMV Shareholders with sufficient information to permit them to form a reasoned judgement concerning the matters to be placed before the EMV Meeting.

(c)	Without limiting the generality of Section 2.05(b), the Joint Proxy Statement/Circular shall include:

(i)	a copy of the EMV Fairness Opinion and the Interim Order;

(ii)	unless there has been an EMV Change in Recommendation, a statement that the EMV Board has received the EMV Fairness Opinion and has, after receiving legal and financial advice, unanimously determined that the EMV Arrangement Resolution is in the best interests of EMV and unanimously recommends that the EMV Shareholders vote in favour of the EMV Arrangement Resolution (the “EMV Board Recommendation”);

(iii)	unless there has been a Xos Change in Recommendation, a statement that the Xos Board recommends that the Xos Stockholders vote in favour of the Xos Stockholder Resolution (the “Xos Board Recommendation”);

(iv)	a statement that each of the EMV Locked-Up Parties has signed an EMV Voting Support Agreement, pursuant to which, and subject to the terms of such EMV Voting Support Agreement, they have agreed to, among other things, vote their EMV Shares in favour of the EMV Arrangement Resolution and against any resolutions submitted by any person that are inconsistent with the transactions contemplated by this Agreement;

(v)	a statement that each of the Xos Locked-Up Parties has signed a Xos Voting Support Agreement, pursuant to which, and subject to the terms of such Xos Voting Support Agreement, they have agreed to, among other things, vote their Xos Shares in favour of the Xos Stockholder Resolution and against any resolutions submitted by any person that are inconsistent with the transactions contemplated by this Agreement; and

(vi)	all statements that, in the reasonable judgment of the Parties, are required to allow the Parties to rely on the exemption from registration provided by Section 3(a)(10) of the U.S. Securities Act.

(d)	Each Party shall give the other Party and its legal counsel a reasonable opportunity to review and comment on drafts of the Joint Proxy Statement/Circular and other related documents, and shall give reasonable consideration to any comments made by the other Party and its legal counsel, and agrees that all information relating solely to a Party that is included in the Joint Proxy Statement/Circular must be in a form and content satisfactory to such Party, acting reasonably.

(e)	Each Party shall provide all information concerning it and its affiliates that may reasonably be requested by the other Party in connection with the preparation of the Joint Proxy Statement/Circular, including, as applicable, the EMV Financial Statements, Xos Financial Statements and other related documents to the other Party in writing, and shall ensure that such information (including any information or documentation incorporated by reference therein) does not contain any Misrepresentation. Each Party shall otherwise reasonably assist and cooperate with the other Party in the preparation of the Joint Proxy Statement/Circular and the resolution of any comments thereto received from the SEC.

(f)	Each Party shall promptly notify the other Party if it becomes aware that the Joint Proxy Statement/Circular contains a Misrepresentation, or otherwise requires an amendment or supplement in order to comply with applicable law. The Parties shall co-operate in the preparation of, and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed), any such amendment or supplement, and shall promptly mail and, if required by applicable law, file or otherwise publicly disseminate any such amendment or supplement to the EMV Shareholders and Xos Stockholders, as the case may be, and, if required by the Court or applicable law, file the same with any applicable Securities Authorities or other Governmental Entity as required.

(g)	Each Party shall promptly advise the other of any communication (written or oral) received by such Party from any of the Securities Authorities (or their staff) or any other Governmental Entity in connection with the Joint Proxy Statement/Circular and provide the other Party with copies of any such written communication. Each Party shall give the other Party a reasonable opportunity to review and comment on any proposed written or oral responses to any comments received by such Party from any of the Securities Authorities (or their staff) or any other Governmental Entity prior to responding to such Securities Authorities (or their staff) or other Governmental Entity and any amendment to the Joint Proxy Statement/Circular in response thereto prior to filing such amendment.

2.06	Final Order

If the Interim Order is obtained and following the adoption of the EMV Arrangement Resolution at the EMV Meeting and the adoption of the Xos Stockholder Resolution at the Xos Meeting, EMV shall as soon as reasonably practicable, but in any event not later than three Business Days (unless otherwise agreed by EMV and Xos in writing) after the later of the EMV Arrangement Resolution and the Xos Stockholder Resolution to be adopted, take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Part 9, Division 5 of the BCBCA.

2.07	Court Proceedings

(a)	Subject to the terms of this Agreement, Xos shall use its commercially reasonable efforts to cooperate with and assist EMV in seeking the Interim Order and the Final Order.

(b)	In connection with all Court proceedings relating to obtaining the Interim Order and the Final Order, and in each case subject to applicable law, EMV shall:

(i)	diligently pursue, and cooperate with Xos in diligently pursuing, the Interim Order and the Final Order;

(ii)	provide legal counsel to Xos with a reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, and give reasonable consideration to all such comments;

(iii)	provide copies of any notice of response to petition, evidence or other documents served on EMV or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal from them, and any notice, written or oral, indicating the intention of any person to appeal, or oppose the granting of, the Interim Order or the Final Order;

(iv)	ensure that all material filed with the Court in connection with the Arrangement is consistent with this Agreement and the Plan of Arrangement;

(v)	not file any material with the Court in connection with the Arrangement or serve any such material, or agree to modify or amend any material so filed or served, except as contemplated by this Agreement or with Xos’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, provided Xos is not required to agree or consent to any increase in or variation in the form of the Consideration or other modification or amendment to such filed or served materials that expands or increases Xos’s obligations, or diminishes or limits Xos’s rights, set forth in any such filed or served materials or under this Agreement;

(vi)	oppose any proposal from any person that the Final Order contain any provision inconsistent with this Agreement; and

(vii)	not object to legal counsel to Xos making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided Xos advises EMV of the nature of any such submissions prior to the hearing and such submissions are reasonable and consistent with this Agreement and the Plan of Arrangement.

2.08	Arrangement and Effective Date

(a)	The Arrangement will become effective on the date agreed in writing by the Parties as the date upon which the Arrangement becomes effective or, in the absence of such agreement, on the date that is three Business Days following the satisfaction or, where not prohibited, the waiver by the applicable Party in whose favour the condition is, of the conditions set out in Article 7 (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, the waiver by the applicable Party in whose favour the condition is, of those conditions as of the Effective Date) (the “Effective Date”), and the Arrangement shall be effective at the Effective Time on the Effective Date and will have all of the effects provided by applicable law.

(b)	The closing of the Arrangement will take place via electronic document exchange or at such other location as may be agreed upon by the Parties.

2.09	Withholding Taxes

Each of EMV, Xos, and the Depositary, as applicable, shall be entitled to deduct, withhold and remit or pay from any Consideration Shares or other consideration otherwise payable or deliverable to any person hereunder or under the Plan of Arrangement and from all dividends or other distributions or other payments otherwise payable to any former securityholders of EMV, such amounts as EMV, Xos, or the Depositary, respectively, may be required by applicable law to deduct, withhold and pay or remit therefrom under any provision of applicable laws in respect of Taxes. To the extent that such amounts are so deducted, withheld and remitted or paid to the applicable Governmental Entity, such amounts shall be treated for all purposes under this Agreement as having been paid or delivered to the person to whom, or with respect to which, such amounts would otherwise have been paid, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent necessary, such deductions and withholdings shall be effected by selling any Consideration Shares or other non-cash consideration to which such holder or recipient may otherwise be entitled under the Plan of Arrangement, and Xos, EMV, any of their affiliates and the Depositary are hereby authorized to sell or otherwise dispose, or direct any other person to sell or otherwise dispose, of such portion of the non-cash consideration or non-cash amounts otherwise payable, issuable or deliverable under the Plan of Arrangement to such person as is necessary to provide sufficient funds to Xos, EMV, any of their affiliates and the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement and none of Xos, EMV, any of their affiliates or the Depositary shall be liable to any person for any deficiency in respect of any proceeds received, and Xos, EMV, any of their affiliates and the Depositary, as applicable, shall notify the relevant person of such sale or other disposition and any amount remaining following the sale, deduction and remittance (net of reasonable costs and expenses) shall be paid to the holder or recipient entitled thereto as soon as reasonably practicable.

2.10	Other Tax Matters

Notwithstanding anything to the contrary contained herein or in the Plan of Arrangement or the other documents relating to the Arrangement, it is understood and agreed that (a) neither EMV nor Xos provides any assurances to any security holder of EMV regarding the income tax consequences of the Arrangement or any of the other transactions contemplated hereby to any security holder of EMV; (b) Xos shall be permitted to cause Xos or a Xos affiliate to make the election described in Section 338(g) of the Code (and comparable elections under state and local Tax law); and (c) prior to mailing of the Joint Proxy Statement/Circular, Xos shall be entitled, in its discretion and on written notice to EMV, to amend the Plan of Arrangement to cause the transactions described herein to be treated as a taxable exchange of EMV Shares for the Consideration, which may include replacing Xos Shares with an equivalent value of cash not to exceed 1% of the value of the Consideration, or causing an indirect subsidiary of Xos to be the acquiror of EMV Shares.

2.11	Issuance of Consideration

Following receipt of the Final Order and prior to the Effective Time, Xos shall cause a treasury direction to be delivered to its transfer agent (with a copy to the Depositary) irrevocably directing and causing such transfer agent to issue and deposit in escrow with the Depositary prior to the Effective Time such number of Xos Shares as is required to satisfy the issuance of the number of Consideration Shares provided for in the Plan of Arrangement.

2.12	Listing of Consideration Shares

Xos shall cause to be listed on Nasdaq the Consideration Shares under the symbol “XOS” immediately prior to the Effective Time and in connection therewith shall cause to be satisfied any applicable initial and continuing listing requirement of Nasdaq in respect of the Xos Shares.

2.13	Nasdaq; Post-Closing SEC Reports

(a)	Prior to the Effective Time, EMV will cooperate with Xos and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under laws and rules and policies of Nasdaq to delist the EMV Shares from Nasdaq and deregister the EMV Shares under the U.S. Exchange Act promptly after the Effective Time. Xos will use reasonable best efforts to file with the SEC (a) a Form 25 on the Effective Date and (b) a Form 15 on the first Business Day after the later of (i) the date that is at least 10 days after the date the Form 25 is filed and (ii) the latest effective date of any post-effective amendment(s) to deregister all unsold securities under EMV’s U.S. Securities Act registration statements (such period between the Form 25 filing date and the Form 15 filing date, the “Delisting Period”). If Xos is reasonably likely to be required to file any reports in accordance with the U.S. Exchange Act during the Delisting Period, EMV will deliver to Xos at least five Business Days prior to the Effective Date a substantially final draft of any such reports reasonably likely to be required to be filed during the Delisting Period (“Post-Closing SEC Reports”). The Post-Closing SEC Reports provided by EMV in accordance with this Section 2.14(a) will (i) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and (ii) comply in all material respects with the provisions of applicable Securities Laws.

(b)	From the date of this Agreement to the Effective Time, Xos shall timely file with the SEC all applicable documents required to be filed by it under Securities Laws. Xos shall use commercially reasonable efforts to cause all documents filed by Xos with the SEC to comply in all material respects with the applicable requirements of the Securities Laws.

2.14	U.S. Securities Law Matters

The Arrangement will be carried out with the intention that all Consideration Shares issued under the Arrangement will be issued by Xos in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereunder. Each Party shall act in good faith and use commercially reasonable efforts to accomplish the intended treatment of the Arrangement set forth in this Section 2.14. In order to ensure the availability of the exemption under Section 3(a)(10) of the U.S. Securities Act and to facilitate Xos’s compliance with other United States federal and state securities laws, the Arrangement will be carried out on the following basis:

(a)	the Court will be asked to approve and conclude affirmatively the procedural and substantive fairness of the terms and conditions of the Arrangement;

(b)	pursuant to Section 2.02(j), prior to the issuance of the Interim Order, the Court will be advised as to the intention of the Parties to rely on the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereunder with respect to the issuance of Consideration Shares pursuant to the Arrangement, based on the Court’s approval of the Arrangement;

(c)	prior to the issuance of the Interim Order, EMV will file with the Court a draft copy of the proposed text of the Joint Proxy Statement/Circular together with any other documents required by applicable law in connection with the EMV Meeting;

(d)	the Court will be advised prior to the hearing that its approval of the Arrangement will be relied upon as a determination that the Court has satisfied itself as to the procedural and substantive fairness of the terms and conditions of the Arrangement to all persons who are entitled to receive Consideration Shares pursuant to the Arrangement;

(e)	each person entitled to receive Consideration Shares pursuant to the Arrangement will be given adequate and appropriate notice advising them of their right to attend the hearings of the Court to approve the procedural and substantive fairness of the terms and conditions of the Arrangement and providing them with sufficient information necessary for them to exercise that right;

(f)	all persons entitled to receive Consideration Shares pursuant to the Arrangement will be advised that the issuance of the Consideration Shares issued pursuant to the Arrangement have not been registered under the U.S. Securities Act and will be issued by Xos in reliance on the exemption from registration provided by Section 3(a)(10) of the U.S. Securities Act;

(g)	the Interim Order will specify that each person entitled to receive Consideration Shares pursuant to the Arrangement will have the right to appear before the Court at the hearing of the Court to give approval of the Arrangement so long as they enter a response to petition within a reasonable time;

(h)	the Final Order will expressly include:

(i)	a recital substantially to the following effect:

“It is the intention of the parties to rely on Section 3(a)(10) of the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), and that the declaration of the fairness of, and the approval of, the Arrangement contemplated in the Plan of Arrangement, a copy of which is attached to the final order, by the Court will serve as the basis for an exemption from the registration requirements of the U.S. Securities Act pursuant to section 3(a)(10) thereof, for the issuance and distribution of the shares of Xos in connection with the Arrangement”; and

(ii)	a statement substantially to the following effect:

“The Arrangement as provided for in the Plan of Arrangement, including the terms and conditions thereof and the issuances and exchanges of securities contemplated therein, is procedurally and substantively fair and reasonable to the EMV Shareholders and those affected by the Arrangement”;

(i)	the Court will hold a hearing before approving the procedural and substantive fairness of the terms and conditions of the Arrangement and issuing the Final Order; and

(j)	the issuance of any Consideration Shares to a person in any state, territory or possession of the United States shall comply with any issuer broker-dealer registration requirement applicable in that state, territory or possession, unless an exemption from such issuer broker-dealer registration requirement is available.

2.15	Calculation of Net Cash and Consideration

(a)	At least eight calendar days prior to the Anticipated Effective Date, EMV shall deliver to Xos a schedule (the “Net Cash and Consideration Schedule”) setting forth, in reasonable detail, EMV’s good faith, estimated calculation of the Net Cash and the Consideration (determined in a manner substantially consistent with the manner in which such items were determined in the form of the sample statement of Net Cash and Consideration set forth on Schedule 1.01 of the EMV Disclosure Letter) (the “Net Cash and Consideration Calculation”) as it will be as of the Anticipated Effective Time, prepared and certified (without personal liability) by EMV’s Chief Financial Officer. EMV shall make available to Xos, its accountants and counsel, the work papers and back-up materials used or useful in preparing the Net Cash and Consideration Schedule, as reasonably requested by Xos.

(b)	Within five calendar days after delivery of the Net Cash and Consideration Schedule (the “Response Date”), Xos will have the right to dispute any part of the Net Cash and Consideration Calculation by delivering a written notice to that effect to EMV (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail the nature of any proposed revisions to the Net Cash and Consideration Calculation.

(c)	If (i) on or prior to the Response Date, Xos notifies EMV in writing that it has no dispute in relation to the Net Cash and Consideration Calculation or (ii) Xos fails to deliver a Dispute Notice as provided in Section 2.15(b), then the Net Cash and Consideration Calculation as set forth in the Net Cash and Consideration Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent Net Cash and Consideration at the Anticipated Effective Date for purposes of this Agreement.

(d)	If Xos delivers a Dispute Notice on or prior to the Response Date, then Representatives of both Parties shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Net Cash and Consideration, which agreed-upon Net Cash and Consideration amounts shall be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash and Consideration at the Anticipated Effective Date for purposes of this Agreement.

(e)	If Representatives of Xos and EMV are unable to negotiate an agreed-upon determination of Net Cash and Consideration at the Anticipated Effective Time pursuant to Section 2.15(d) within three calendar days after delivery of the Dispute Notice (or such other period as Xos and EMV may mutually agree upon), then Xos and EMV shall promptly (and in any event within two calendar days of either Party notifying the other Party that it believes such selection is necessary) jointly select an independent auditor of recognized national standing (the “Accounting Firm”) to resolve any remaining disputes relating to the Net Cash and Consideration Calculation. EMV shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the Net Cash and Consideration Schedule, and Xos and EMV shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within 10 calendar days of accepting its selection. Xos and EMV shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of Xos and EMV. The determination of the Accounting Firm shall be limited to the dispute submitted to the Accounting Firm relating to the calculation of Net Cash and Consideration Calculation. The determination of the amounts of Net Cash and Consideration made by the Accounting Firm shall be deemed to be a final determination for the purposes of this Agreement and to represent Net Cash and Consideration at the Anticipated Effective Time for purposes of this Agreement, and the Parties shall delay the Effective Time until the resolution of the matters described in this Section 2.15(e). The fees and expenses of the Accounting Firm shall be allocated between Xos and EMV in the same proportion that the disputed amount of Net Cash that was unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total disputed amount of Net Cash (and for the avoidance of doubt the fees and expenses to be paid by EMV shall reduce Net Cash). If this Section 2.15(e) applies as to the determination of Net Cash and Consideration at the Anticipated Effective Time described in Section 2.15(a) upon resolution of the matter in accordance with this Section 2.15(e), the Parties shall not be required to determine Net Cash or Consideration again even though the Effective Time may occur later than the Anticipated Effective Date, except that the Party that was closer, in absolute dollar terms, to such determination of Net Cash upon resolution of the matter in accordance with this Section 2.15(e) may request a re-determination of Net Cash and Consideration if the Effective Date is more than 10 Business Days after the Anticipated Effective Date.

2.16	Adjustment of Consideration

(a)	Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the issued and outstanding EMV Shares shall have been changed into a different number of shares by reason of any split or consolidation of the issued and outstanding EMV Shares, then the Consideration to be paid per EMV Share shall be appropriately adjusted to provide to EMV Shareholders the same economic effect as contemplated by this Agreement and the Arrangement prior to such action and as so adjusted shall, from and after the date of such event, be the Consideration.

(b)	Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the issued and outstanding Xos Shares shall have been changed into a different number of shares by reason of any split or consolidation of the issued and outstanding Xos Shares, then the Consideration to be paid per EMV Share shall be appropriately adjusted to provide to EMV Shareholders the same economic effect as contemplated by this Agreement and the Arrangement prior to such action and as so adjusted shall, from and after the date of such event, be the Consideration.

(c)	If on or after the date hereof, EMV declares, sets aside or pays any dividend or other distribution to the EMV Shareholders of record as of a time prior to the Effective Time, then the Consideration shall be appropriately adjusted to provide to EMV Shareholders the same economic effect as contemplated by this Agreement and the Arrangement prior to such action and as so adjusted shall, from and after the date of such event, be the Consideration. For greater certainty, if EMV takes any of the actions referred to above, the aggregate Consideration shall be decreased by an equivalent amount.

(d)	If on or after the date hereof, Xos declares, sets aside or pays any dividend or other distribution to the Xos Stockholders of record as of a time prior to the Effective Time, then the Consideration shall be appropriately adjusted to provide to EMV Shareholders the same economic effect as contemplated by this Agreement and the Arrangement prior to such action and as so adjusted shall, from and after the date of such event, be the Consideration. For greater certainty, if Xos takes any of the actions referred to above, the aggregate Consideration shall be increased by an equivalent amount.

(e)	Following the final determination of the Net Cash as of the Anticipated Effective Time in accordance with Section 2.15 (either as a result of the mutual agreement of the parties or the determination of the Accounting Firm), Xos and EMV shall mutually agree on the form and substance of a press release setting forth the anticipated Consideration as of the Anticipated Effective Date, which the Parties shall cause to be publicly disclosed and file on Form 8-K as early as practicable prior to the EMV Meeting and the Xos Meeting (and in no event shall this delay or cause the postponement of such meeting under any applicable law).

2.17	Incentive Plan Matters

(a)	The Parties acknowledge that the EMV Options, EMV DSUs, EMV PSUs and EMV RSUs shall be treated in accordance with the provisions of the Plan of Arrangement.

(b)	The Parties acknowledge that no deduction will be claimed in any taxation year by EMV or any person not dealing at arm’s length (for purposes of the Tax Act) with EMV, in computing its income under the Tax Act, in respect of any payment made to or for the benefit of a holder of EMV Options in exchange for the surrender of EMV Options pursuant to the Plan of Arrangement who: (i) is a resident of Canada or who is (or was) employed in Canada (all within the meaning of the Tax Act) and (ii) would, if the election and other actions contemplated by this Section 2.17(b) were made or taken (as the case may be), be entitled to a deduction pursuant to paragraph 110(1)(d) of the Tax Act in respect of such payment, and EMV shall: (iii) where applicable, make and timely file an election pursuant to subsection 110(1.1) of the Tax Act in respect of each such payment made in exchange for the surrender of EMV Options, and (iv) provide evidence in writing of such election to each such holder of EMV Options.

2.18	EMV Warrants

Xos acknowledges that all EMV Warrants shall remain outstanding following the closing of the Arrangement and that such EMV Warrants shall remain exercisable pursuant to, and to the extent required by, the terms and conditions of the warrant certificates representing such EMV Warrants.

Article 3 –
REPRESENTATIONS AND WARRANTIES

3.01	Representations and Warranties of EMV

(a)	EMV represents and warrants to the other Party as set forth in Schedule B and acknowledges and agrees that the other Party is relying upon such representations and warranties in connection with the entering into of this Agreement. Notwithstanding anything in the EMV Disclosure Letter to the contrary, any disclosure in the EMV Disclosure Letter shall be a disclosure for purposes of all representations and warranties in Schedule B to the extent the relevance of such disclosure to any such representation or warranty is reasonably clear on the face of such disclosure.

(b)	The representations and warranties of EMV contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

3.02	Representations and Warranties of Xos

(a)	Xos represents and warrants to the other Party as set forth in Schedule D and acknowledges and agrees that the other Party is relying upon such representations and warranties in connection with the entering into of this Agreement. Notwithstanding anything in the Xos Disclosure Letter to the contrary, any disclosure in the Xos Disclosure Letter shall be a disclosure for purposes of all representations and warranties in Schedule D to the extent the relevance of such disclosure to any such representation or warranty is reasonably clear on the face of such disclosure.

(b)	The representations and warranties of Xos contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

Article 4–
COVENANTS

4.01	Conduct of Business of EMV

(1) Except as set forth in Section 4.01(1) of the EMV Disclosure Letter and Section 4.01(2), EMV covenants and agrees that during the period from the date of this Agreement until the earlier of the Effective Date and the time that this Agreement is terminated in accordance with its terms, except as expressly permitted or required by this Agreement or the Plan of Arrangement, as required by applicable law or a Governmental Entity, or unless Xos otherwise consents in writing, such consent not to be unreasonably withheld, conditioned or delayed:

(a)	it will, and will cause its Subsidiaries to, conduct business and maintain its operations in the Ordinary Course (including preparing quarterly and annual audited financial statements of EMV in the Ordinary Course) and in compliance, in all material respects, with all applicable laws and Material Contracts of EMV;

(b)	it will promptly provide Xos with information reasonably requested by Xos with respect to EMV’s cash balance;

(c)	it will promptly notify Xos of any material change in the business of EMV and its Subsidiaries, taken as a whole;

(d)	without limiting the generality of Section 4.01(1)(a), it will use commercially reasonable efforts to preserve intact the current business organization of EMV and its Subsidiaries, keep available the present EMV Employees and maintain good relations with, and the goodwill of, suppliers, customers, landlords, creditors, distributors and all other persons having business relationships with EMV and its Subsidiaries;

(e)	it will preserve and maintain intact its properties and assets in good working condition (normal wear and tear excepted);

(f)	without restricting in any way its ability to consummate the actions or transactions contemplated in this Agreement, it will use commercially reasonable efforts to maintain and preserve its unrestricted cash balance; and

(g)	it will not, and will not permit any of its Subsidiaries to, directly or indirectly:

(i)	amend the Constating Documents or the terms of any securities of the applicable entity;

(ii)	declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof);

(iii)	split, combine or reclassify any of its shares, except to the extent (and only to such extent) any such action is required to be taken in order for EMV to comply with its listing requirements on Nasdaq (in which case the Consideration will be adjusted in accordance with Section 2.16), or amend any term of any outstanding debt security;

(iv)	adopt or amend or make any contribution to or accelerate any award under any stock option plan, restricted share unit plan, deferred share unit plan, performance share unit plan or other bonus, profit sharing, option, pension, retirement, deferred compensation, insurance, incentive compensation, compensation or other similar plan, agreement, trust, fund or arrangement for the benefit of directors or officers or former directors or officers of EMV or its Subsidiaries, provided that nothing in the foregoing shall restrict EMV from granting annual incentive cash and equity awards as disclosed in Section 4.01(1) of the EMV Disclosure Letter;

(v)	redeem, repurchase, or otherwise acquire or offer to redeem, repurchase or otherwise acquire any of its shares, or reduce the stated capital of its shares;

(vi)	issue, deliver, sell, pledge or otherwise encumber, or authorize the issuance, delivery, sale, pledge or other encumbrance of any shares of its capital stock or other equity or voting interests, or any options, warrants or similar rights exercisable or exchangeable for or convertible into such capital stock or other equity or voting interests, or any stock appreciation rights, phantom stock awards or other rights that are linked to the price or the value of EMV Shares, except for the issuance of EMV Shares issuable upon the exercise or vesting of the EMV Equity Securities outstanding on the date of this Agreement in accordance with the terms thereof;

(vii)	acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, in one transaction or in a series of related transactions, any other person or any material equity interests therein, or any assets, securities, properties, interests or businesses having a cost which individually or in the aggregate do not exceed $50,000;

(viii)	reorganize, amalgamate or merge EMV or any of its Subsidiaries with any other person;

(ix)	sell, lease, transfer, grant licences to, encumber or otherwise dispose of any of its assets or any interest therein except for assets which are obsolete, for which the proceeds of disposition are equal to or in excess of the values for such assets included in Section 4.01 of the EMV Disclosure Letter and for which the proceeds of disposition individually or in the aggregate do not exceed $50,000;

(x)	enter into any transactions or arrangements with persons with whom it does not deal at arm’s length (within the meaning of the Tax Act) other than for consideration equal to fair market value;

(xi)	initiate, solicit, negotiate, accept, respond to or discuss, directly or indirectly, any proposal or offer from any person or group of persons, with respect to any debt or equity financing (“Financing”) in an aggregate amount of more than US$5 million, other than with Xos and its affiliates;

(xii)	enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee), or modify, amend or exercise any right to renew any lease or sublease of real property or acquire any interest in real property;

(xiii)	make any capital expenditure or capital commitment to do so which individually or in the aggregate exceeds $25,000;

(xiv)	prepay any indebtedness before it falls due or increase, create, incur, assume or otherwise become liable for any indebtedness for borrowed money or guarantees thereof;

(xv)	make any loan or advance to, or any capital contribution or investment in, or assume, guarantee or otherwise become liable with respect to the liabilities or obligations of, any person;

(xvi)	enter into any interest rate, currency, equity or commodity swaps, hedges, derivatives, forward sales contracts or similar financial instruments;

(xvii)	engage in any new business or enterprise, or any activity that is inconsistent with the existing business of EMV or its applicable Subsidiary in the manner such existing business has been carried on prior to the date of this Agreement, or materially change the business carried on by EMV and its Subsidiaries;

(xviii)	create any Subsidiary or enter into any Contracts or other arrangements regarding the control or management of the operations, or the appointment of governing bodies or enter into any joint ventures;

(xix)	(A) make, amend or rescind any Tax election, (B) amend any Tax Return or take any position on any Tax Return that results in an increased Tax liability, (C) settle or compromise any material liability for Taxes, (D) enter into any Tax allocation, Tax sharing, Tax indemnity or other agreement relating to any Taxes, or (E) surrender or forfeit any right to claim a Tax refund;

(xx)	take any action with respect to the computation of Taxes or the preparation of Tax Returns that is in any material respect inconsistent with past practice;

(xxi)	make any “investment” (as defined for purposes of section 212.3 of the Tax Act) in any corporation that is a “foreign affiliate” of EMV or any of its Subsidiaries (as defined for purposes of section 212.3 of the Tax Act) except to the extent such investment is required to fund ongoing obligations of ElectraMeccanica Automotive USA Inc., ElectraMeccanica USA LLC, SOLO EV LLC and InterMeccanica International Inc. in the Ordinary Course;

(xxii)	make any bonus or profit sharing distribution or similar payment of any kind, provided that nothing in the foregoing shall restrict EMV from granting annual incentive cash and equity awards as disclosed in Section 4.01(1) of the EMV Disclosure Letter;

(xxiii)	make any change in EMV’s or any of its Subsidiaries’ methods of accounting, except as required by concurrent changes in U.S. GAAP or Public Company Accounting Oversight Board rules or requirements;

(xxiv)	(A) grant or increase any severance, change of control or termination pay to (or amend any existing arrangement with) any EMV Employee (whether current or former) or director or officer of EMV or any of its Subsidiaries; (B) increase the benefits payable under any existing severance or termination pay policies with any EMV Employee (whether current or former) or director or officer of EMV or any of its Subsidiaries; (C) increase the benefits payable under any employment or other agreements with any EMV Employee (whether current or former) or director or officer of EMV or any of its Subsidiaries; (D) grant or enter into any deferred compensation or other similar agreement (or amend any such existing agreement) with any EMV Employee or director or officer of EMV or any of its Subsidiaries; (E) enter into any employment or other similar agreement (or amend any such existing agreement) with any person; (F) increase compensation, bonus levels or other benefits payable to any EMV Employee (whether current or former) or director or officer of EMV or any of its Subsidiaries; (G) take any action to accelerate the time of payment of any compensation or benefits, amend or waive any performance or vesting criteria or accelerate vesting under any compensation plan; or (H) terminate (other than for cause) or remove any EMV Employee (whether current or former) or director or officer of EMV or any of its Subsidiaries; provided that nothing in the foregoing shall restrict EMV from granting annual incentive cash and equity awards as disclosed in Section 4.01(1) of the EMV Disclosure Letter;

(xxv)	cancel, waive, release, assign, settle or compromise any claims or rights, except in the Ordinary Course, provided that (A) any such cancellation, waiver, release, assignment, settlement or compromise is not individually or in the aggregate in an amount of more than $50,000, and (B) does not include any non-competition, non-solicitation, non-disclosure, non-intereference, non-disparagement, or other restrictive covenant obligation of any EMV Employee (whether current or former) or director or officer of EMV or any of its Subsidiaries;

(xxvi)	compromise or settle any Proceeding (A) with a compromise or settlement value in excess of $25,000 (exclusive of amounts not covered by insurance) individually or in the aggregate, (B) that imposes injunctive or other non-monetary relief on EMV or any Subsidiary of EMV, (C) that is otherwise material to EMV or any Subsidiary of EMV or (D) which would reasonably be expected to impede, prevent or delay the consummation of the transactions contemplated by this Agreement;

(xxvii)	commence any action, claim or other Proceeding (other than to enforce the terms of this Agreement, to enforce other obligations of Xos or as a result of litigation commenced against EMV);

(xxviii)	amend or modify, or terminate, transfer or waive any right under, any Material Contract of EMV or enter into any Contract that would be a Material Contract of EMV if in effect on the date hereof;

(xxix)	make an application to amend, terminate, allow to expire or lapse or otherwise modify any of its material Authorizations or take any action or fail to take any action which action or failure to act would result in the loss, expiration or surrender of, or the loss of any material benefit under, or reasonably be expected to cause any Governmental Entity to institute proceedings for the suspension, revocation or limitation of rights under, any material Authorization necessary to conduct its businesses as now being conducted;

(xxx)	enter into any Contract containing any provision restricting or triggered by the transactions contemplated by this Agreement;

(xxxi)	except as contemplated in Section 4.08, amend, modify, terminate or allow to lapse any insurance policy of EMV or any of its Subsidiaries in effect on the date hereof, unless simultaneously with any such termination or lapse, a replacement policy underwritten by an insurance company of similar standing having comparable deductions and providing coverage equal to or greater than the coverage under the terminated or lapsed policy for substantially similar premiums or less is in full force and effect;

(xxxii)	engage in any reorganization, reclassification, or similar transaction or adopt a plan of liquidation or resolution providing for the liquidation, dissolution or winding up of EMV or any of its Subsidiaries;

(xxxiii)	take any action which would render, or which reasonably may be expected to render, any representation or warranty made by EMV in this Agreement untrue or inaccurate in any material respect (disregarding for this purpose all materiality or Material Adverse Change qualifications contained therein) at any time prior to the Effective Date if then made; or

(xxxiv)	authorize, agree, resolve or otherwise commit, whether or not in writing, to do any of the foregoing.

(2) Nothing in this Section 4.01 or otherwise in this Agreement shall restrict or limit in any way EMV’s right to discharge and pay out to its legal, financial and other advisors, prior to the Effective Time, such fees and expenses as have been reasonably incurred (as determined by EMV) by such advisors in connection with the consummation of the Arrangement.

(3) EMV shall, or shall cause its Subsidiaries to, use commercially reasonable efforts to remove from commerce in the United States their inventory of Solo G2 and G3 vehicles in accordance with all applicable law and duty drawback requirements and take such other actions as necessary to preserve duty drawback assets.

(4) As soon as reasonably practicable and prior to the Effective Date, EMV shall, and shall use commercially reasonable efforts to cause, its Representatives and its independent auditor (the “EMV Auditor”) to, (i) provide Xos with historical financial statements and information of EMV required to be filed to meet the requirements of Item 9.01(a) of Form 8-K required to be filed in connection with the consummation of the Arrangement, including an unqualified audit report and any required consents from the EMV Auditor and (ii) assist and cooperate with Xos, its Representatives and its independent auditor to prepare, review and deliver any pro forma financial statements required to meet the requirements of Item 9.01(b) of Form 8-K required to be filed in connection with the consummation of the Arrangement.

4.02	Conduct of Business of Xos

(1) Except as set forth in Section 4.02 of the Xos Disclosure Letter, Xos covenants and agrees that during the period from the date of this Agreement until the earlier of the Effective Date and the time that this Agreement is terminated in accordance with its terms, except as expressly permitted or required by this Agreement or the Plan of Arrangement, as required by applicable law or a Governmental Entity, or unless EMV otherwise consents in writing, such consent not to be unreasonably withheld, conditioned or delayed:

(a)	it will, and will cause its Subsidiaries to, conduct business and maintain its operations in the Ordinary Course and in compliance, in all material respects, with all applicable laws and Material Contracts of Xos;

(b)	it will promptly provide EMV with information reasonably requested by EMV with respect to Xos’s cash balance;

(c)	it will promptly notify EMV of any material change in the business of Xos and its Subsidiaries, taken as a whole;

(d)	without limiting the generality of Section 4.02(1)(a), it will use commercially reasonable efforts to preserve intact the current business organization of Xos and its Subsidiaries, and maintain good relations with, and the goodwill of, suppliers, customers, landlords, creditors, distributors, employees and all other persons having business relationships with Xos and its Subsidiaries;

(e)	it will maintain its properties and assets in good working condition (normal wear and tear excepted);

(f)	except for transactions involving Xos and one or more of its Subsidiaries or between Subsidiaries of Xos, it will not, and will not permit any of its Subsidiaries to, directly or indirectly:

(i)	amend the Constating Documents of the applicable entity;

(ii)	split, combine or reclassify any of its shares, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) or amend any term of any outstanding debt security;

(iii)	issue, deliver, sell, pledge or otherwise encumber, or authorize the issuance, delivery, sale, pledge or other encumbrance of any shares of its capital stock or other equity or voting interests, or any options, warrants or similar rights exercisable or exchangeable for or convertible into such capital stock or other equity or voting interests, or any stock appreciation rights, phantom stock awards or other rights that are linked to the price or the value of Xos Shares, except (A) for the issuance of the Xos Shares issuable upon the exercise or vesting of the Xos Convertible Securities outstanding on the date of this Agreement in accordance with the terms thereof; (B) the other issuances of securities permitted by this Agreement (including pursuant to any Xos Permitted Financings); and (C) for equity awards granted in the Ordinary Course;

(iv)	initiate, solicit, negotiate, accept, respond to or discuss, directly or indirectly, any proposal or offer from any person or group of persons, other than with EMV and its affiliates, with respect to any equity Financing not in place on the date hereof, except that Xos may carry out (A) one or more Financings in respect of which the aggregate equity portion is no more than US$10 million that is completed on or prior to March 31, 2024 (the “First Permitted Financing”); (B) one or more Financings in respect of which the aggregate equity portion is no more than US$20 million (inclusive of the First Permitted Financing) that is completed on or prior to June 30, 2024 (together with the First Permitted Financing, the “Xos Permitted Financings”); and (C) one or more Financings in addition to the Xos Permitted Financings, provided that the equity portion of such additional Financings will be included in the calculation of Xos Outstanding Shares to the extent completed on or prior to the Anticipated Effective Date;

(v)	prepay any indebtedness outside the Ordinary Course;

(vi)	engage in any new business, enterprise or other activity that is inconsistent with the existing business of Xos or its applicable Subsidiary in the manner such existing business generally has been carried on or planned or proposed to be carried on prior to the date of this Agreement;

(vii)	take any action with respect to the computation of Taxes or the preparation of Tax Returns that is in any material respect inconsistent with past practice;

(viii)	make any change in Xos’s or any of its Subsidiaries’ methods of accounting, except as required by U.S. GAAP or Public Company Accounting Oversight Board rules or requirements;

(ix)	cancel, waive, release, assign, settle or compromise any claims or rights, except in the Ordinary Course (provided that any such cancellation, waiver, release, assignment, settlement or compromise is not individually in an amount of more than $250,000);

(x)	compromise or settle any Proceeding with a compromise or settlement value in excess of $250,000 (exclusive of amounts not covered by insurance) or that is otherwise material to Xos or any Subsidiary of Xos;

(xi)	enter into any Contract containing any provision restricting the transactions contemplated by this Agreement;

(xii)	engage in any reorganization, reclassification, or similar transaction or adopt a plan of liquidation or resolution providing for the liquidation, dissolution or winding up of Xos;

(xiii)	take any action which would render, or which reasonably may be expected to render, any representation or warranty made by Xos in this Agreement untrue or inaccurate in any material respect (disregarding for this purpose all materiality or Material Adverse Change qualifications contained therein) at any time prior to the Effective Date if then made; or

(xiv)	authorize, agree, resolve or otherwise commit, whether or not in writing, to do any of the foregoing.

(2) In the event that Xos wishes to raise additional capital through an equity Financing for the purposes of pursuing immediate growth or capital investment opportunities (“Xos Growth Opportunity”) and such Xos Growth Opportunity is not permitted by Section 4.02(1)(f), Xos will:

(a)	notify EMV in writing prior to commencing any such equity Financing discussion or process (which notice shall contain reasonably detailed information about the proposed amount and terms of the equity Financing, and the Xos Growth Opportunity);

(b)	pursue such equity Financing only with EMV’s prior written approval (which may not be unreasonably withheld, conditioned or delayed); and

(c)	will provide EMV with regular updates with respect to the status of such equity Financing.

(3) Nothing in this Section 4.02 or otherwise in this Agreement shall restrict or limit in any way Xos’s right to initiate, solicit, negotiate, accept, respond to or discuss, directly or indirectly, any proposal or offer from any person or group of persons, with respect to any non-convertible debt Financing.

4.03	Mutual Covenants

(a)	Each Party covenants and agrees that, except as expressly contemplated in this Agreement, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms:

(i)	it shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder as set forth in Article 7 to the extent the same is within its control and to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable under all applicable laws to complete the transactions contemplated by this Agreement, including using commercially reasonable efforts to:

(A)	obtain all necessary waivers, consents and approvals required to be obtained by it from parties to its Material Contracts;

(B)	obtain all necessary and material Authorizations as are required to be obtained by it or any of its Subsidiaries under applicable laws;

(C)	fulfill all conditions and satisfy all provisions of this Agreement and the Arrangement, including delivery of the certificates of their respective officers contemplated by Sections 7.02(f) and 7.03(d);

(D)	co-operate with the other Party in connection with the performance by it and its Subsidiaries of their obligations hereunder;

(E)	carry out such actions as are necessary to ensure the availability of the exemption from registration under Section 3(a)(10) of the U.S. Securities Act; and

(F)	oppose, lift or rescind any injunction, restraining or other order, decree or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Arrangement and defend, or cause to be defended, any Proceedings to which it is a party or brought against it or its directors or officers challenging the Arrangement or this Agreement;

(ii)	it shall not take any action, or refrain from taking any commercially reasonable action, or permit any action to be taken or not taken, which is inconsistent with this Agreement or which would reasonably be expected to, individually or in the aggregate, prevent, materially delay or otherwise materially impede the consummation of the transactions contemplated by this Agreement;

(iii)	it shall forthwith carry out the terms of the Interim Order and Final Order to the extent applicable to it and take all necessary actions to give effect to the transactions contemplated by this Agreement, and comply promptly with all requirements imposed by applicable law on it or its Subsidiaries with respect to this Agreement or the Arrangement; and

(iv)	it will use commercially reasonable efforts to execute and do all acts, further deeds, things and assurances as may be required in the reasonable opinion of the other Party’s legal counsel to permit the consummation of the transactions contemplated by this Agreement.

(b)	Each Party (in this Section 4.03(b), the “informing Party”) shall promptly inform the other Party of:

(i)	any Material Adverse Change in respect of the informing Party or any change, effect, event, development, occurrence, circumstance or state of facts which would reasonably be expected to have a Material Adverse Change in respect of the informing Party;

(ii)	any notice or other communication from any person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such person is required in connection with this Agreement or the Arrangement;

(iii)	any notice or other communication from any Governmental Entity in connection with this Agreement (and the informing Party shall contemporaneously provide a copy of any such written notice or communication to the other Party); or

(iv)	any material Proceeding commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the informing Party, its Subsidiaries or its or their respective assets.

(c)	The Parties shall meet at a mutually agreeable time every other week prior to the Effective Date to review the cash forecasts of each Party.

4.04	Mutual Covenants Regarding the Arrangement

Subject to the terms and conditions of this Agreement, each Party shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to perform all obligations required to be performed by such Party and its Subsidiaries under this Agreement, cooperate in connection therewith, and use commercially reasonably efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable under applicable law to consummate the Arrangement and the other transactions contemplated by this Agreement as soon as practicable, including:

(a)	immediately after the execution of this Agreement, or such later time prior to the next opening of markets in New York as is agreed to by EMV and Xos, each issuing a news release announcing the entering into of this Agreement and the matters described in Sections 2.05(c)(ii) and 2.05(c)(iii) (as applicable), each of which news releases shall be satisfactory in form and substance to the other Party, each acting reasonably, and, thereafter, file such news release and a corresponding filings in accordance with applicable Securities Laws;

(b)	obtaining and maintaining all other third party or other consents, waivers, permits, exemptions, orders, approvals, agreements, amendments or confirmations that are (i) required to be obtained under the Material Contracts of the applicable Party in order to complete the Arrangement or (ii) required in order to maintain the Material Contracts of the applicable Party in full force and effect following completion of the Arrangement (the “Key Consents”); and

(c)	effecting the listing of the Consideration Shares on the Nasdaq on or prior to the Effective Time.

4.05	Access to Information; Confidentiality

(a)	Subject to applicable law, each Party shall, and shall cause its Subsidiaries to, provide the other Party and its Representatives:

(i)	upon reasonable notice, reasonable access during normal business hours to its (A) premises, (B) property and assets (including all books and records, whether retained internally or otherwise), (C) copies of Contracts, and (D) senior personnel, so long as the access does not unduly interfere with the Ordinary Course conduct of its business; and

(ii)	with such financial and operating data or other information with respect to the assets or business of such Party and its Subsidiaries as the other Party from time to time reasonably requests.

(b)	Investigations made by or on behalf of a Party, whether under this Section 4.05 or otherwise, will not waive, diminish the scope of, or otherwise affect any representation or warranty made by the other Party in this Agreement.

(c)	Each Party acknowledges that the Confidentiality Agreement continues to apply and that any information provided to a Party under this Section 4.05 that is non-public or proprietary in nature to the other Party shall be subject to the terms of the Confidentiality Agreement. If this Agreement is terminated in accordance with its terms, the obligations under the Confidentiality Agreement shall survive the termination of this Agreement.

(d)	Each of the EMV Disclosure Letter and the Xos Disclosure Letter and all information contained therein may not be disclosed unless (a) it is required to be disclosed pursuant to applicable law unless such law permits the Parties to refrain from disclosing the information for confidentiality or other purposes, or (b) a Party needs to disclose it in order to enforce its rights under this Agreement.

4.06	Personal Information

The Parties confirm that the Personal Information disclosed in connection with this Agreement (the “Disclosed Personal Information”) is necessary for the purposes of determining if the Parties shall proceed with the transactions contemplated by this Agreement. Each Party shall not use or disclose the Disclosed Personal Information of the other Party for any purposes other than for the purposes of determining if it shall proceed with the transactions contemplated by this Agreement, the performance of this Agreement, or the consummation of the transactions contemplated by this Agreement. Each Party shall protect the confidentiality and privacy of all Disclosed Personal Information of the other Party in a manner consistent with security safeguards appropriate to the sensitivity of the information and in accordance with applicable laws. Following the consummation of the transactions contemplated by this Agreement, each Party agrees that it: (i) shall not use or disclose the Disclosed Personal Information of the other Party for any purposes other than the carrying on of the business (with use or disclosure of such Disclosed Personal Information being restricted to those purposes for which the information was initially collected or for which additional consent was or is obtained) or as otherwise permitted or required by applicable laws; (ii) shall protect the confidentiality of all Disclosed Personal Information of the other Party in a manner consistent with security safeguards appropriate to the sensitivity of the information and in accordance with applicable laws; and (iii) shall give effect to any withdrawal of consent with respect to the Disclosed Personal Information of the other Party. If the transactions contemplated by this Agreement do not proceed, each Party shall return to the other Party or, at the other Party’s request, securely destroy the Disclosed Personal Information of the other Party within a reasonable period of time. Where Privacy Laws require impacted individuals to be notified of the transaction, the Parties shall, within a reasonable time after the transaction is completed, notify such individuals that the transaction has been completed and that their Personal Information has been disclosed.

4.07	Notice and Cure Provisions

(a)	Each Party shall promptly notify the other Parties of the occurrence, or failure to occur, of any event or state of facts that would, or would be reasonably likely to, result in the failure to comply with or satisfy any closing condition to be complied with or satisfied by such Party under this Agreement.

(b)	Notification provided under this Section 4.07 shall not affect the representations, warranties, covenants, agreements or obligations of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement.

(c)	EMV may not elect to exercise its right to terminate this Agreement pursuant to Section 8.01(c)(i) and Xos may not elect to exercise its right to terminate this Agreement pursuant to Section 8.01(d)(i) unless the Party seeking to terminate this Agreement (the “Terminating Party”) has delivered a written notice (“Termination Notice”) to the other Party (the “Breaching Party”) specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Terminating Party asserts as the basis for termination. After delivering a Termination Notice, provided the Breaching Party is proceeding diligently to cure such matter and such matter is capable of being cured prior to the Outside Date (with any intentional breach being deemed to be incurable), the Terminating Party may not exercise such termination right until the earlier of (i) the Outside Date, and (ii) the date that is 10 Business Days following receipt of such Termination Notice by the Breaching Party, if such matter has not been cured by such date. Unless the Parties agree otherwise, if the Party delivers a Termination Notice prior to:

(i)	the date of the EMV Meeting, EMV shall postpone or adjourn the EMV Meeting to the earlier of (A) five Business Days prior to the Outside Date and (B) the date that is 10 Business Days following receipt of such Termination Notice by the Breaching Party; and

(ii)	the date of the Xos Meeting, Xos shall postpone or adjourn the Xos Meeting to the earlier of (A) five Business Days prior to the Outside Date and (B) the date that is 10 Business Days following receipt of such Termination Notice by the Breaching Party.

4.08	Insurance and Indemnification

(a)	Prior to the Effective Date, EMV shall purchase customary “tail” policies of directors’ and officers’ liability insurance providing protection no less favourable in the aggregate to the protection provided by the policies maintained by EMV and its Subsidiaries which are in effect immediately prior to the Effective Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Date and EMV shall maintain such tail policies in effect without any reduction in scope or coverage for six years from the Effective Date; provided that the cost of such policies shall not exceed 300% of the current annual premium for EMV directors and officers insurance.

(b)	Xos agrees that all rights to indemnification existing in favour of the present and former directors and officers of EMV (such persons collectively being referred to as the “Indemnified Parties”) as provided by contracts or agreements to which EMV is a party and in effect as of the date of this Agreement, that are fully and completely disclosed in the EMV Disclosure Letter, and copies of which are provided to Xos prior to the date of this Agreement, and, as of the Effective Time, will survive and will continue in full force and effect and without modification, and Xos and any successor to Xos shall continue to honour such rights of indemnification and indemnify the Indemnified Parties pursuant thereto, with respect to actions or omissions of the Indemnified Parties occurring prior to the Effective Time, for six years following the Effective Date.

4.09	Governance and Management Matters

(1) Subject to Section 4.09(2), including any director independence and financial literacy requirements, Xos shall take, and EMV shall cooperate with Xos in the taking of, all necessary action to ensure that immediately following the Effective Time:

(a)	if at such time the Xos Board is comprised of eight or fewer directors, two of such directors shall be individuals who currently serve as directors of EMV who are identified by EMV to Xos in writing no later than five Business Days prior to the filing of the definitive proxy statement by Xos; and

(b)	if at such time the Xos Board is comprised of nine or 10 directors, three of such directors shall be individuals who currently serve as directors of EMV who are identified by EMV to Xos in writing no later than five Business Days prior to the filing of the definitive proxy statement by Xos.

(2) If the appointment of any individual to the Xos Board pursuant to Section 4.09(1) could reasonably be expected to result in Xos failing to comply with any applicable law (including any director independence or financial literacy requirements) and Xos has notified EMV of the same in writing, EMV shall be entitled to (within five Business Days of such written notification) designate a replacement individual in place of the originally designated individual to address the potential non-compliance.

4.10	Termination of 401(k) Plans

Effective as of the day immediately preceding the Effective Date, EMV shall terminate, or shall cause the termination of all EMV Employee Plans intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”); provided that, if EMV or any of its Subsidiaries participates in a 401(k) Plan maintained by a PEO (a “PEO 401(k) Plan”), EMV shall adopt resolutions to authorize (i) EMV’s or such Subsidiary’s, as applicable, withdrawal from participation in the PEO 401(k) Plan, (ii) EMV’s or such Subsidiaries’, as applicable, adoption of a single employer 401(k) plan (the “Spinoff 401(k) Plan”), (iii) the Spinoff 401(k) Plan’s acceptance of all assets and liabilities attributable to EMV’s or such Subsidiary’s, as applicable, participants from the PEO 401(k) Plan, and (iv) the termination of the Spinoff 401(k) Plan, all which shall be effective as of the day immediately preceding the Effective Date, unless Xos provides written notice to EMV no later than five Business Days prior to the Effective Date that the 401(k) Plans shall not be terminated. EMV shall provide Xos with evidence that such 401(k) Plans have been terminated (effective no later than the day immediately preceding the Effective Date) pursuant to resolutions of the applicable governing body that have been adopted no later than the day immediately preceding the Effective Date. The form and substance of such resolutions shall have been subject to reasonable review and comment by Xos at least three Business Days prior to the Effective Date. In the event that a 401(k) Plan’s administrator provides EMV with an estimate of any liquidation charges, surrender charges or other fees to be paid by EMV in connection with the termination of the 401(k) Plans, EMV shall provide a copy of such estimate in writing to Xos.

Article 5–
ADDITIONAL COVENANTS REGARDING EMV NON-SOLICITATION

5.01	EMV Non-Solicitation

(a)	Except as expressly otherwise provided in this Article 5, EMV shall not, directly or indirectly, through any Representative, or otherwise, and shall not permit any such person to:

(i)	solicit, initiate, encourage or otherwise facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of EMV or any of its Subsidiaries or entering into any form of agreement, arrangement or understanding) any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, an EMV Acquisition Proposal;

(ii)	enter into or otherwise engage or participate in any discussions or negotiations with any person (other than Xos) regarding any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, an EMV Acquisition Proposal;

(iii)	make an EMV Change in Recommendation;

(iv)	accept, approve, endorse or recommend, or publicly propose to accept, approve, endorse or recommend, or take no position or remain neutral with respect to, any EMV Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to an EMV Acquisition Proposal for a period of no more than five Business Days following the formal announcement of such EMV Acquisition Proposal will not be considered to be in violation of this Section 5.01, provided the EMV Board has rejected such EMV Acquisition Proposal and affirmed the EMV Board Recommendation before the end of such five Business Day period (or in the event that the EMV Meeting is scheduled to occur within such five Business Day period, prior to the third Business Day prior to the date of the EMV Meeting)); or

(v)	accept or enter into or publicly propose to accept or enter into any agreement in respect of an EMV Acquisition Proposal (other than a confidentiality agreement permitted by and in accordance with Section 5.03); or

(vi)	make any public announcement or take any other action inconsistent with the approval, recommendation or declaration of advisability of the EMV Board of the transactions contemplated hereby.

(b)	EMV shall cease, and shall cause its Subsidiaries and its Representatives to cease, any solicitation, encouragement, discussion, negotiations, or other activities commenced prior to the date of this Agreement with any person (other than Xos) with respect to any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, an EMV Acquisition Proposal, and in connection with such termination, EMV shall:

(i)	discontinue access to and disclosure of all information, including any data room and any confidential information, properties, facilities, books and records of EMV or any of its Subsidiaries including by way of such online data room or other electronic delivery method; and

(ii)	as soon as practicable and within three Business Days after the date of this Agreement, request and exercise all rights it has to require (A) the return or destruction of all copies of any confidential information regarding EMV or any of its Subsidiaries provided to any person (other than Xos), and (B) the destruction of all material including or incorporating or otherwise reflecting such confidential information regarding EMV or any of its Subsidiaries, using its commercially reasonable efforts to ensure that such requests are fully complied with in accordance with the terms of such rights or entitlements.

(c)	EMV represents and warrants that EMV has not waived any confidentiality, standstill or similar provision or restriction in any agreement to which EMV or any of its Subsidiaries is a party, except to permit submissions of expressions of interest prior the date of this Agreement, and covenants and agrees that:

(i)	EMV shall take all necessary action to enforce each confidentiality, standstill or similar provision or restriction in any agreement to which EMV or any of its Subsidiaries is a party; and

(ii)	neither EMV, nor any of its Subsidiaries nor any of their respective Representatives have released or will, without the prior written consent of Xos (which may be withheld or delayed in Xos’s sole and absolute discretion), release any person from, or waive, amend, suspend or otherwise modify such person’s obligations respecting EMV or any of its Subsidiaries, under any confidentiality, standstill or similar provision or restriction in any agreement to which EMV or any of its Subsidiaries is a party.

5.02	Notification of EMV Acquisition Proposals

If EMV or any of its Subsidiaries or any of their respective Representatives receives or otherwise becomes aware of any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to an EMV Acquisition Proposal, or any request for copies of, access to, or disclosure of, confidential information relating to EMV or any of its Subsidiaries, including but not limited to information, access, or disclosure relating to the properties, facilities, books or records of EMV or any of its Subsidiaries, EMV shall immediately notify Xos, at first orally, and then promptly and in any event within 24 hours in writing, of such EMV Acquisition Proposal, inquiry, proposal, offer or request, including a description of its material terms and conditions, the identity of all persons making such EMV Acquisition Proposal, inquiry, proposal, offer or request, and copies of all material or substantive documents, correspondence or other material received in respect of, from or on behalf of any such person. EMV will keep Xos fully informed on a current basis of the status of developments and (to the extent EMV is permitted by Section 5.03 to enter into discussions and negotiations) discussions and negotiations with respect to such EMV Acquisition Proposal, inquiry, proposal, offer or request, including any material changes, modifications or other amendments thereto.

5.03	Responding to an EMV Acquisition Proposal

Notwithstanding Section 5.01, provided EMV is in compliance with Sections 5.01 and 5.02, if at any time, prior to obtaining the approval by the EMV Shareholders of the EMV Arrangement Resolution, EMV receives from any person a bona fide written EMV Acquisition Proposal that did not result from a breach of Section 5.01, EMV may engage in or participate in discussions or negotiations with such person regarding such EMV Acquisition Proposal, and may provide copies of, access to or disclosure of confidential information, properties, facilities, books or records of EMV or its Subsidiaries, if and only if:

(a)	the EMV Board (i) first determines in good faith, after consultation with its financial advisors and its outside counsel, that such EMV Acquisition Proposal is or may reasonably be expected to result in an EMV Superior Proposal, and (ii) has received written advice from its outside counsel that the failure to engage in such discussions or negotiations would be inconsistent with its fiduciary duties;

(b)	such person was not restricted from making such EMV Acquisition Proposal pursuant to an existing standstill, confidentiality, non-disclosure, business purpose, use or similar restriction or agreement and no waiver of any such provision was granted to the person;

(c)	EMV has been, and continues to be, in compliance with its obligations under this Article 5;

(d)	prior to providing any such copies, access, or disclosure, EMV enters into a confidentiality and standstill agreement with such person in substantially the same form as the Confidentiality Agreement (and without limitation such agreement may not include any provision calling for an exclusive right to negotiate with EMV and may not restrict EMV or its Subsidiaries from complying with this Article 5 or interfere with EMV’s ability to consummate the transactions contemplated hereby); and

(e)	EMV promptly provides Xos with:

(i)	two Business Days’ prior written notice stating EMV’s intention to participate in such discussions or negotiations regarding such EMV Acquisition Proposal and to provide such copies, access or disclosure, together with a copy of written advice from EMV’s outside counsel that the failure to engage in such discussions or negotiations would be inconsistent with the EMV Board’s fiduciary duties; and

(ii)	prior to providing any such copies, access or disclosure, a true, complete and final unredacted executed copy of the confidentiality and standstill agreement referred to in Section 5.03(d),

provided that, EMV shall not, and shall not allow its Representatives to, disclose any non-public information with respect to EMV or any of its Subsidiaries to such person if such non-public information has not been previously provided to, or is not concurrently provided to, Xos.

5.04	Xos Right to Match

(a)	Provided that EMV is in compliance with Sections 5.01, 5.02 and 5.03, if EMV receives an EMV Acquisition Proposal that constitutes an EMV Superior Proposal prior to approval by EMV Shareholders of the EMV Arrangement Resolution, the EMV Board may, subject to compliance with Article 5 and Section 8.03, enter into a definitive agreement with respect to such EMV Acquisition Proposal, if and only if:

(i)	the person making the EMV Superior Proposal was not restricted from making such EMV Superior Proposal pursuant to an existing standstill, use of information, or similar restriction and no waiver of any such provision was granted to the person;

(ii)	EMV has been, and continues to be, in compliance with its obligations under this Article 5 in respect of such EMV Superior Proposal;

(iii)	EMV has delivered to Xos a written notice of the determination of the EMV Board that such EMV Acquisition Proposal constitutes an EMV Superior Proposal and of the intention of the EMV Board to enter into such definitive agreement, together with a written notice from the EMV Board regarding the value and financial terms that the EMV Board, in consultation with its financial advisors, has determined should be ascribed to any non-cash consideration offered under such EMV Acquisition Proposal and that the failure to enter into such definitive agreement would be inconsistent with the EMV Board’s fiduciary duties (the “EMV Superior Proposal Notice”);

(iv)	EMV has provided Xos a copy of the proposed definitive agreement for the EMV Superior Proposal and all supporting materials, including any financing documents supplied to EMV in connection therewith;

(v)	at least five Business Days (the “Xos Matching Period”) have elapsed from the date that is the later of the date on which Xos received the EMV Superior Proposal Notice and the date on which Xos received all of the materials set out in Section 5.04(a)(iv) from EMV;

(vi)	during any Xos Matching Period, Xos has had the opportunity (but not the obligation), in accordance with Section 5.04(b), to offer to amend this Agreement and the Arrangement in order for such EMV Acquisition Proposal to cease to be an EMV Superior Proposal;

(vii)	if Xos has offered to amend this Agreement and the Arrangement under Section 5.04(b) and, following the end of the Xos Matching Period, the EMV Board has determined in good faith, after consultation with EMV’s outside legal counsel and financial advisors, that such EMV Acquisition Proposal continues to constitute an EMV Superior Proposal compared to the terms of the Arrangement as proposed to be amended by Xos under Section 5.04(b);

(viii)	the EMV Board has determined in good faith, after consultation with EMV’s outside legal counsel, that it is necessary for the EMV Board to enter into a definitive agreement with respect to such EMV Superior Proposal in order to properly discharge its fiduciary duties; and

(ix)	prior to or concurrently with the entering into such definitive agreement EMV terminates this Agreement pursuant to Section 8.01(c)(ii) and pays the EMV Termination Amount pursuant to Section 8.03.

(b)	During the Xos Matching Period, or such longer period as EMV may approve in writing for such purpose: (i) the EMV Board shall review any offer made by Xos under Section 5.04(a)(vi) to amend the terms of this Agreement and the Arrangement in good faith in order to determine whether such proposal would, upon acceptance, result in the EMV Acquisition Proposal previously constituting an EMV Superior Proposal ceasing to be an EMV Superior Proposal; and (ii) EMV shall negotiate in good faith with Xos to make such amendments to the terms of this Agreement and the Arrangement as would enable Xos to proceed with the transactions contemplated by this Agreement on such amended terms. If the EMV Board determines that such EMV Acquisition Proposal would cease to be an EMV Superior Proposal as a result of the amendments proposed by Xos, EMV shall promptly so advise Xos and promptly thereafter accept the offer by Xos, and the Parties shall amend this Agreement to reflect such offer made by Xos, and shall take and cause to be taken all such actions as are necessary to give effect to the foregoing.

(c)	Each successive amendment to any EMV Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the EMV Shareholders or other material terms or conditions thereof, shall constitute a new EMV Acquisition Proposal for the purposes of this Section 5.04, and Xos shall be afforded a new five Business Day Xos Matching Period from the later of the date on which Xos received the EMV Superior Proposal Notice and the date on which Xos received all of the materials set out in Section 5.04(a)(iv) in respect of such new EMV Superior Proposal from EMV.

(d)	The EMV Board shall promptly reaffirm the EMV Board Recommendation by press release after any EMV Acquisition Proposal which is not determined to be an EMV Superior Proposal is publicly announced or the EMV Board determines that a proposed amendment to the terms of this Agreement as contemplated under Section 5.04(b) would result in an EMV Acquisition Proposal ceasing to be an EMV Superior Proposal. EMV shall provide Xos and its outside legal with a reasonable opportunity to review the form and content of any such press release and shall make all reasonable amendments to such press release as requested by Xos and its counsel. Nothing contained in this Agreement shall prohibit the EMV Board from responding, through a directors’ proxy statement or otherwise, as required by applicable law to an EMV Acquisition Proposal that it determined not to be an EMV Superior Proposal.

(e)	If EMV provides an EMV Superior Proposal Notice to Xos on a date that is less than five Business Days before the EMV Meeting, EMV shall either proceed with or postpone the EMV Meeting, as directed by Xos acting reasonably, to a date that is not more than five Business Days after the scheduled date of the EMV Meeting, and EMV shall not otherwise propose to adjourn or postpone the EMV Meeting.

5.05	Breach by Subsidiaries and Representatives

Without limiting the generality of the foregoing, EMV shall advise its Subsidiaries and its and their Representatives of the prohibitions set out in this Article 5 and any violation of the restrictions set forth in this Article 5 by EMV, its Subsidiaries or their respective Representatives is deemed to be a breach of this Article 5 by EMV.

Article 6 –
ADDITIONAL COVENANTS REGARdING Xos NON-SOLICITATION

6.01	Xos Non-Solicitation

(a)	Except as expressly provided for in this Section 6.01, Xos shall not, directly or indirectly, through any Representative, or otherwise, and shall not permit any such person to:

(i)	solicit, initiate, encourage or otherwise facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of Xos or any of its Subsidiaries or entering into any form of agreement, arrangement or understanding) any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, a Xos Acquisition Proposal;

(ii)	enter into or otherwise engage or participate in any discussions or negotiations with any person (other than EMV) regarding any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, a Xos Acquisition Proposal;

(iii)	make a Xos Change in Recommendation;

(iv)	accept, approve, endorse or recommend, or publicly propose to accept, approve, endorse or recommend, or take no position or remain neutral with respect to, any Xos Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to a Xos Acquisition Proposal for a period of no more than five Business Days following the formal announcement of such Xos Acquisition Proposal will not be considered to be in violation of this Section 6.01 provided the Xos Board has rejected such Xos Acquisition Proposal and affirmed the Xos Board Recommendation before the end of such five Business Day period (or in the event that the Xos Meeting is scheduled to occur within such five Business Day period, prior to the third Business Day prior to the date of the Xos Meeting)); or

(v)	enter into or publicly propose to enter into any agreement in respect of a Xos Acquisition Proposal (other than a confidentiality agreement permitted by and in accordance with Section 5.03).

(b)	Xos shall confirm, and shall cause its Subsidiaries and its Representatives to confirm, that it has ceased and terminated any solicitation, encouragement, discussion, negotiations, or other activities commenced prior to the date of this Agreement with any person (other than EMV) with respect to any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, a Xos Acquisition Proposal, and in connection with such termination:

(i)	has discontinued access to and disclosure of all information, including any data room and any confidential information, properties, facilities, books and records of Xos or any of its Subsidiaries including by way of online data room or other electronic delivery system; and

(ii)	shall, as soon as practicable and within three Business Days after the date of this Agreement, request and exercise all rights it has to require (A) the return or destruction of all copies of any confidential information regarding Xos or any of its Subsidiaries provided to any person (other than EMV), and (B) the destruction of all material including or incorporating or otherwise reflecting such confidential information regarding Xos or any of its Subsidiaries, using its commercially reasonable efforts to ensure that such requests are fully complied with in accordance with the terms of such rights or entitlements.

(c)	Xos represents and warrants that Xos has not waived any confidentiality, standstill or similar provision or restriction in any agreement to which Xos or any of its Subsidiaries is a party, except to permit submissions of expressions of interest prior the date of this Agreement, and covenants and agrees that:

(i)	Xos shall take all necessary action to enforce each confidentiality, standstill or similar provision or restriction in any agreement to which Xos or any of its Subsidiaries is a party; and

(ii)	neither Xos, nor any of its Subsidiaries nor any of their respective Representatives have released or will, without the prior written consent of EMV (which may be withheld or delayed in EMV’s sole and absolute discretion), release any person from, or waive, amend, suspend or otherwise modify such person’s obligations respecting Xos or any of its Subsidiaries, under any confidentiality, standstill or similar provision or restriction in any agreement to which Xos or any of its Subsidiaries is a party.

6.02	Notification of Xos Acquisition Proposals

If Xos or any of its Subsidiaries or any of their respective Representatives receives or otherwise becomes aware of any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to a Xos Acquisition Proposal, or any request for copies of, access to, or disclosure of, confidential information relating to Xos or any of its Subsidiaries, including but not limited to information, access, or disclosure relating to the properties, facilities, books or records of Xos or any of its Subsidiaries, Xos shall immediately notify EMV, at first orally, and then promptly and in any event within 48 hours in writing, of such Xos Acquisition Proposal, inquiry, proposal, offer or request, including a description of its material terms and conditions, the identity of all persons making such Xos Acquisition Proposal, inquiry, proposal, offer or request, and copies of all material or substantive documents, correspondence or other material received in respect of, from or on behalf of any such person. Xos will keep EMV fully informed on a current basis of the status of developments with respect to such Xos Acquisition Proposal, inquiry, proposal, offer or request, including any material changes, modifications or other amendments thereto.

6.03	Xos Board Recommendation

(a)	Xos shall not fail to make, or withdraw, amend, modify or qualify, in a manner adverse to EMV or fail to publicly reaffirm (without qualification) the Xos Board Recommendation within five Business Days (and in any case prior to the Xos Meeting) after having been requested in writing by EMV to do so (acting reasonably). Notwithstanding the foregoing, if the Xos Board, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that a Xos Acquisition Proposal made after the date hereof is a Xos Superior Proposal and that it could reasonably be expected to result in a violation of its fiduciary duties under applicable law to continue to recommend that Xos Stockholders vote in favour of the Xos Stockholders Resolution, then the Xos Board may submit the Xos Stockholder Resolution to the Xos Stockholders without recommendation, or may change the Xos Board Recommendation, in which event Xos may communicate the basis for its lack of recommendation or change in the Xos Board Recommendation to the Xos Stockholders in the Joint Proxy Statement/Circular, an amendment or supplement thereto or in such other manner as permitted, and to the extent required, by law. Any Xos Change in Recommendation made in accordance with this provision shall not constitute a breach of a covenant or representation or warranty for any purpose under this Agreement including.

(b)	Notwithstanding any Xos Change in Recommendation, unless this Agreement has been terminated in accordance with its terms, Xos shall cause the Xos Meeting to occur and the Xos Stockholder Resolution to be put to the Xos Stockholders for consideration in accordance with this Agreement.

6.04	Breach by Subsidiaries and Representatives

Without limiting the generality of the foregoing, Xos shall advise its Subsidiaries and its and their Representatives of the prohibitions set out in this Article 6 and any violation of the restrictions set forth in this Article 6 by Xos, its Subsidiaries or their respective Representatives is deemed to be a breach of this Article 6 by Xos.

Article 7 –
CONDITIONS

7.01	Mutual Conditions Precedent

The Parties are not required to complete the Arrangement, unless each of the following conditions is satisfied on or prior to the Effective Time, which conditions may only be waived, in whole or in part, by the mutual consent of the Parties:

(a)	EMV Shareholders shall have adopted the EMV Arrangement Resolution at the EMV Meeting in accordance with the Interim Order and applicable law;

(b)	the Xos Stockholders shall have approved the Xos Stockholder Resolution at the Xos Meeting in accordance with applicable law;

(c)	the Interim Order and the Final Order shall have each been obtained on terms consistent with this Agreement, and shall not have been set aside or modified in a manner unacceptable to either EMV or Xos, each acting reasonably, on appeal or otherwise;

(d)	the issuance of the Consideration Shares under the Arrangement shall (i) be exempt from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) thereof; provided, however, that EMV shall not be entitled to rely on the provisions of this Section 7.01(d)(i) in failing to complete the Arrangement if EMV fails to advise the Court prior to the hearing in respect of the Final Order that Xos will rely on the exemption in Section 3(a)(10) of the U.S. Securities Act based on the Court’s approval of the Arrangement; and (ii) be exempt from the prospectus requirements of applicable Securities Laws in Canada either by virtue of exemptive relief from the applicable Securities Authorities or by virtue of applicable exemptions under Securities Laws;

(e)	the Consideration Shares to be issued under the Arrangement shall be listed on the Nasdaq;

(f)	no Governmental Entity of competent jurisdiction located in a jurisdiction where either Party has material assets shall have enacted, issued, promulgated, enforced or entered any law or order which is then in effect and has the effect of making the transactions contemplated hereby, including the Arrangement, illegal or otherwise preventing or prohibiting consummation of the transactions contemplated hereby, including the Arrangement;

(g)	there shall be no Proceeding pending or threatened by any person in any jurisdiction that would be reasonably likely to prevent or materially delay the consummation of the Arrangement, or if the Arrangement is consummated, have a Material Adverse Change in respect of EMV or Xos; and

(h)	pursuant to Section 2.15, either (A) Xos and EMV shall have agreed in writing upon the Net Cash and Consideration Calculation or (B) the Accounting Firm shall have delivered its determination with respect to the Net Cash and Consideration Calculation.

7.02	Additional Conditions Precedent to the Obligations of Xos

The obligation of Xos to complete the transactions contemplated by this Agreement will be subject to the satisfaction, or waiver by Xos, on or before the Effective Time, of each of the following conditions, each of which is for the exclusive benefit of Xos and which may be waived by Xos at any time, in whole or in part, in its sole discretion and without prejudice to any other rights that Xos may have:

(a)	the representations and warranties of EMV set forth in (i) Sections (a) [Organization and Qualification], (b) [Corporate Authority], (c) [Enforceability and Binding Obligation] and (y)(ii) [No EMV Material Adverse Change] of Schedule C are true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Effective Date; (ii) Sections (f) [Capitalization] and (h) [Subsidiaries] of Schedule C are true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects (except for de minimis inaccuracies) as of the Effective Date; and (iii) Section 5.01(c) and all other sections of Schedule C are true and correct as of the date of this Agreement and shall be true and correct as of the Effective Date (except for representations and warranties in each of the foregoing (i), (ii) and (iii) made as of a specified date, which shall be true and correct in all respects as of such specified date) except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not result or would not reasonably be expected to result in a Material Adverse Change in respect of EMV;

(b)	EMV shall have performed and complied in all material respects with each of the covenants contained in this Agreement to be performed and complied with (without giving effect to any “in all material respects” qualifiers contained therein) by it on or prior to the Effective Time;

(c)	there shall not have occurred a Material Adverse Change in respect of EMV since the date of this Agreement that is continuing;

(d)	the number of EMV Shares in respect of which EMV Shareholders have validly exercised Dissent Rights (and not withdrawn such exercise) shall not exceed 7.5% of the EMV Shares issued and outstanding as of the date hereof;

(e)	EMV’s Key Consents shall have been obtained on terms that are acceptable to Xos, acting reasonably, and not withdrawn or modified; and

(f)	Xos shall have received a certificate of EMV signed by a senior officer of EMV and dated the Effective Date certifying (without personal liability) that the conditions set out in Sections 7.02(a), 7.02(b), 7.02(c), 7.02(d) and 7.02(e) (other than with respect to acceptability to Xos) have been satisfied.

7.03	Additional Conditions Precedent to the Obligations of EMV

The obligation of EMV to complete the transactions contemplated by this Agreement will be subject to the satisfaction, or waiver by EMV, on or before the Effective Date, of each of the following conditions, each of which is for the exclusive benefit of EMV and which may be waived by EMV at any time, in whole or in part, in its sole discretion and without prejudice to any other rights that EMV may have:

(a)	the representations and warranties of Xos set forth in (i) Sections (a) [Organization and Qualification], (b) [Corporate Authority], (c) [Enforceability and Binding Obligation] and (s)(ii) [No Xos Material Adverse Change] of Schedule D are true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Effective Date; (ii) Sections (f) [Capitalization] and (h) [Subsidiaries] of Schedule D are true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects (except for de minimis inaccuracies) as of the Effective Date; and (iii) Section 6.01(c) and all other sections of Schedule D are true and correct as of the date of this Agreement and shall be true and correct as of the Effective Date (except for representations and warranties in each of the foregoing (i), (ii) and (iii) made as of a specified date, which shall be true and correct in all respects as of such specified date) except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not result or would not reasonably be expected to result in a Material Adverse Change in respect of Xos;

(b)	Xos shall have performed and complied in all material respects with each of the covenants contained in this Agreement to be performed and complied with (without giving effect to any “in all material respects” qualifiers contained therein) by it on or prior to the Effective Time;

(c)	there shall not have occurred a Material Adverse Change in respect of Xos since the date of this Agreement that is continuing;

(d)	EMV shall have received a certificate of Xos signed by a senior officer of Xos and dated the Effective Date certifying (without personal liability) that the conditions set out in Sections 7.03(a), 7.03(b) and 7.03(c) (other than with respect to acceptability to EMV) have been satisfied.

7.04	Satisfaction of Conditions

The conditions precedent set out in Sections 7.01, 7.02 and 7.03 will be conclusively deemed to have been satisfied, waived or released at the Effective Time. All Xos Shares held in escrow by the Depositary pursuant to Section 2.11 hereof shall be released from escrow at the Effective Time without any further act or formality required on the part of any person.

Article 8 –
TERMINATION

8.01	Termination

This Agreement may be terminated prior to the Effective Time by:

(a)	the mutual written agreement of the Parties;

(b)	either EMV or Xos if:

(i)	the EMV Arrangement Resolution is not approved at the EMV Meeting in accordance with the Interim Order, except that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any Party whose failure to fulfil any of its obligations or breach of any of its representations and warranties under this Agreement has been a principal cause of, or resulted in, the failure of the EMV Arrangement Resolution to have been approved;

(ii)	the Xos Stockholder Resolution are not approved at the Xos Meeting in accordance with the Interim Order, except that the right to terminate this Agreement under this Section 8.01(b)(ii) shall not be available to any Party whose failure to fulfil any of its obligations or breach of any of its representations and warranties under this Agreement has been a principal cause of, or resulted in, the failure of the Xos Stockholder Resolution to have been approved;

(iii)	any law makes the completion of the Arrangement or the transactions contemplated by this Agreement illegal or otherwise prohibited, and such law has become final and non-appealable, except that the right to terminate this Agreement under this Section 8.01(b)(iii) shall not be available to any Party whose failure to fulfil any of its obligations or breach of any of its representations and warranties under this Agreement has been a principal cause of, or resulted in, the enactment, making or enforcement of such law; or

(iv)	the Effective Time does not occur on or prior to the Outside Date, except that the right to terminate this Agreement under this Section 8.01(b)(iv) shall not be available to any Party whose failure to fulfil any of its obligations or breach of any of its representations and warranties under this Agreement has been a principal cause of, or resulted in, the failure of the Effective Time to occur by such date;

(c)	EMV if:

(i)	a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Xos under this Agreement occurs that would cause the conditions in Sections 7.03(a) or 7.03(b) not to be satisfied, and such breach or failure is incapable of being cured or is not cured on or prior to the Outside Date in accordance with the terms of Section 4.07(c) (and any intentional breach shall be deemed to be incurable); provided however that EMV is not then in breach of this Agreement so as to cause any condition in Sections 7.01 or 7.02 not to be satisfied;

(ii)	prior to the approval by the EMV Shareholders of the EMV Arrangement Resolution, the EMV Board authorizes EMV to enter into a definitive agreement providing for the implementation of an EMV Superior Proposal, provided EMV is then in compliance with Article 5 and that prior to or concurrent with such termination EMV pays the EMV Termination Amount in accordance with Section 8.03;

(iii)	Xos fails to perform, in any material respect, any covenant or agreement on the part of Xos under Article 6;

(iv)	there shall have occurred a Material Adverse Change in respect of Xos after the date of this Agreement; or

(v)	there shall have occurred a Xos Change in Recommendation.

(d)	Xos if:

(i)	a breach of any representation or warranty or failure to perform any covenant or agreement on the part of EMV under this Agreement occurs that would cause the conditions in Sections 7.02(a) or 7.02(b) not to be satisfied, and such breach or failure is incapable of being cured or is not cured on or prior to the Outside Date in accordance with the terms of Section 4.07(c) (and any intentional breach shall be deemed to be incurable); provided however that Xos is not then in breach of this Agreement so as to cause any condition in Sections 7.01 or 7.03 not to be satisfied;

(ii)	EMV fails to perform, in any material respect, any covenant or agreement on the part of EMV under Article 5;

(iii)	there shall have occurred a Material Adverse Change in respect of EMV after the date of this Agreement; or

(iv)	there shall have occurred an EMV Change in Recommendation.

8.02	Effect of Termination

If this Agreement is terminated pursuant to Section 8.01, this Agreement shall become void and of no further force or effect without liability of any Party (or any shareholder, consultant or Representative of such Party) to any other Party to this Agreement, except that the provisions of this Section 8.02, Section 2.09, Section 8.03, Section 8.04, Section 9.01 and Article 9 shall survive any termination of this Agreement, and provided further that no Party shall be relieved of any liability arising on or prior to the date of such termination.

8.03	EMV Obligation to Pay EMV Termination Amount

(a)	Despite any other provision in this Agreement relating to the payment of fees and expenses, if an EMV Termination Amount Event occurs, in consideration for the disposition of Xos’s rights under this Agreement, EMV shall pay Xos the EMV Termination Amount in accordance with Section 8.03(c).

(b)	For the purposes of this Agreement, “EMV Termination Amount Event” means the termination of this Agreement under any of the following circumstances:

(i)	by Xos, pursuant to Section 8.01(d)(ii) [Breach of EMV Non-Solicitation Covenants] or Section 8.01(d)(iv) [EMV Change in Recommendation];

(ii)	by EMV, pursuant to Section 8.01(c)(ii) [EMV Superior Proposal];

(iii)	by EMV or Xos pursuant to Section 8.01(b)(i) [Failure to obtain approval of EMV Arrangement Resolution], Section 8.01(b)(iv) [Effective Time not prior to Outside Date] or Section 8.01(d)(i) (due to a wilful breach or fraud) [EMV Breach], if:

(A)	prior to such termination, an EMV Acquisition Proposal is made or publicly announced by any person, or any person shall have publicly announced an intention to make an EMV Acquisition Proposal; and

(B)	within 12 months following the date of such termination, (1) an EMV Acquisition Proposal (whether or not such EMV Acquisition Proposal is the same EMV Acquisition Proposal referred to in clause (A) above) is consummated, or (2) EMV enters into a definitive agreement providing for the implementation of an EMV Acquisition Proposal (whether or not such EMV Acquisition Proposal is the same EMV Acquisition Proposal referred to in clause (A) above) and such EMV Acquisition Proposal is later consummated (whether or not within 12 months after such termination), provided that, for purposes of this Section 8.03(b)(iii), all references in the definition of “EMV Acquisition Proposal” under Section 1.01 to “20%” shall be deemed to be references to “50%”; or

(iv)	by EMV or Xos pursuant to Section 8.01(b)(i) [Failure to obtain approval of EMV Arrangement Resolution] if prior to the EMV Meeting there has occurred an EMV Change in Recommendation.

(c)	If an EMV Termination Amount Event occurs, EMV shall pay to Xos the EMV Termination Amount by wire transfer of immediately available funds to an account designated by Xos in consideration for the disposition of Xos’s rights under this Agreement. EMV shall pay the EMV Termination Amount:

(i)	in the case of a termination of this Agreement described in Section 8.03(b)(i) or Section 8.03(b)(iv), within three Business Days of the occurrence of such EMV Termination Amount Event;

(ii)	in the case of a termination of this Agreement described in Section 8.03(b)(ii), prior to or concurrent with the occurrence of such EMV Termination Amount Event; and

(iii)	in the case of a termination of this Agreement described in Section 8.03(b)(iii), on or prior to the consummation of the transaction implementing the applicable EMV Acquisition Proposal.

(d)	The Parties acknowledge that: (i) the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement; (ii) the EMV Termination Amount represents liquidated damages which are a genuine pre-estimate of the damages, including opportunity costs, which Xos will suffer or incur as a result of the event giving rise to such damages and resultant termination of this Agreement; and (iii) the EMV Termination Amount represents consideration for Xos’s disposition of its rights under this Agreement, and is not a penalty. EMV irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. For greater certainty, the payment of an amount pursuant to this Section 8.03 in the manner provided in this Agreement is the sole and exclusive remedy of Xos in respect of the event giving rise to such payment (and under no circumstances is the EMV Termination Amount payable more than once), provided, however, that nothing contained in this Section 8.03, and no payment of any such amount, shall relieve or have the effect of relieving EMV in any way from liability for damages incurred or suffered by Xos as a result of fraud or an intentional or wilful breach of this Agreement and nothing contained in this Section 8.03 shall preclude Xos from seeking injunctive relief in accordance with Section 9.05.

8.04	Xos Obligation to Pay Xos Termination Amount

(a)	Despite any other provision in this Agreement relating to the payment of fees and expenses, if a Xos Termination Amount Event occurs, in consideration for the disposition of EMV’s rights under this Agreement, Xos shall pay EMV the Xos Termination Amount in accordance with Section 8.04(c).

(b)	For the purposes of this Agreement, “Xos Termination Amount Event” means the termination of this Agreement under any of the following circumstances:

(i)	by EMV, pursuant to Section 8.01(c)(iii) [Breach of Xos Non-Solicitation Covenants] or Section 8.01(c)(v) [Xos Change in Recommendation];

(ii)	by EMV or Xos pursuant to Section 8.01(b)(ii) [Failure to obtain approval of Xos Stockholder Resolution], Section 8.01(b)(iv) [Effective Time not prior to Outside Date] or Section 8.01(c)(i) (due to a wilful breach or fraud) [Xos Breach], if:

(A)	prior to such termination, a Xos Acquisition Proposal is made or publicly announced by any person, or any person shall have publicly announced an intention to make a Xos Acquisition Proposal; and

(B)	within 12 months following the date of such termination, (1) a Xos Acquisition Proposal (whether or not such Xos Acquisition Proposal is the same Xos Acquisition Proposal referred to in clause (A) above) is consummated, or (2) Xos enters into a definitive agreement providing for the implementation of a Xos Acquisition Proposal (whether or not such Xos Acquisition Proposal is the same Xos Acquisition Proposal referred to in clause (A) above) and such Xos Acquisition Proposal is later consummated (whether or not within 12 months after such termination), provided that, for purposes of this Section 8.04(b)(ii), all references in the definition of “Xos Acquisition Proposal” under Section 1.01 to “20%” shall be deemed to be references to “50%”; or

(iii)	by EMV or Xos pursuant to Section 8.01(b)(ii) [Failure to obtain approval of Xos Stockholder Resolution] if prior to the Xos Meeting there has occurred a Xos Change in Recommendation.

(c)	If a Xos Termination Amount Event occurs, Xos shall pay to EMV the Xos Termination Amount by wire transfer of immediately available funds to an account designated by EMV in consideration for the disposition of EMV’s rights under this Agreement. Xos shall pay the EMV Termination Amount:

(i)	in the case of a termination of this Agreement described in Section 8.04(b)(i) or Section 8.04(b)(iii), within three Business Days of the occurrence of such Xos Termination Amount Event; and

(ii)	in the case of a termination of this Agreement described in Section 8.04(b)(ii), on or prior to the consummation of the transaction implementing the applicable Xos Acquisition Proposal.

(d)	The Parties acknowledge that: (i) the agreements contained in this Section 8.04 are an integral part of the transactions contemplated by this Agreement; (ii) the Xos Termination Amount represents liquidated damages which are a genuine pre-estimate of the damages, including opportunity costs, which EMV will suffer or incur as a result of the event giving rise to such damages and resultant termination of this Agreement; and (iii) the Xos Termination Amount represents consideration for EMV’s disposition of its rights under this Agreement, and is not a penalty. Xos irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. For greater certainty, the payment of an amount pursuant to this Section 8.04 in the manner provided in this Agreement is the sole and exclusive remedy of EMV in respect of the event giving rise to such payment (and under no circumstances is the Xos Termination Amount payable more than once), provided, however, that nothing contained in this Section 8.04, and no payment of any such amount, shall relieve or have the effect of relieving Xos in any way from liability for damages incurred or suffered by EMV as a result of fraud or an intentional or wilful breach of this Agreement and nothing contained in this Section 8.04 shall preclude Xos from seeking injunctive relief in accordance with Section 9.05.

Article 9 –
GENERAL PROVISIONS

9.01	Expenses

Except as otherwise specified in this Agreement, each Party will pay its respective legal and accounting costs, fees and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant to this Agreement and any other costs, fees and expenses whatsoever and howsoever incurred, and will indemnify and save harmless the other Parties from and against any claim for any broker’s, finder’s or placement fee or commission alleged to have been incurred as a result of any action by it in connection with the transactions contemplated by this Agreement.

9.02	Amendments

Subject to the provisions of the Interim Order, this Agreement and the Plan of Arrangement may, at any time and from time to time, but not later than the Effective Time, be amended by mutual written agreement of the parties hereto, without further notice to or authorization on the part of the EMV Shareholders or Xos Stockholders, and any such amendment may, without limitation:

(a)	change the time for performance of any of the obligations or acts of the Parties;

(b)	modify any representation or warranty contained in this Agreement or in any document delivered pursuant to this Agreement;

(c)	modify any of the covenants contained in this Agreement and waive or modify performance of any of the obligations of the Parties; or

(d)	modify any mutual conditions contained in this Agreement.

9.03	Notices

(a)	Any notice, or other communication given regarding the matters contemplated by this Agreement must be in writing, sent by personal delivery, courier or electronic mail and addressed:

(i)	to EMV at:

8057 North Fraser Way
Burnaby, British Columbia
Canada V5J 5M8

Attention:	Michael Bridge, General Counsel
Email:	[***]

with copies to:

McCarthy Tétrault LLP
2400 – 743 Thurlow Street
Vancouver, British Columbia
Canada V6E 0C5

Attention:	David Frost; Gerald Gaunt
Email:	[***]

Snell & Wilmer L.L.P.
One East Washington Street
Suite 2700
Phoenix, AZ 85004-2556

Attention:	Daniel M. Mahoney, P.C.
Email:	[***]

(ii)	to Xos at:

3550 Tyburn St.

Los Angeles, CA 90065

Attention:	Christen Romero, General Counsel
Email:	[***]

with copies to:

Osler, Hoskin & Harcourt LLP
100 King Street West

1 First Canadian Place

Suite 6200, P.O. Box 50

Toronto ON M5X 1B8

Attention:	Alex Gorka
Email:	[***]

and to:

Cooley LLP
3 Embarcadero

20th Floor

San Francisco, CA 94111-4004

Attention:	David Peinsipp; Logan Tiari
Email:	[***]

(b)	Any notice or other communication is deemed to be given and received (i) if sent by personal delivery or same day courier, on the date of delivery if it is a Business Day and the delivery was made prior to 5:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, (ii) if sent by overnight courier, on the next Business Day, (iii) if sent by electronic mail, on the Business Day on the date of transmission if it is a Business Day and the transmission was sent prior to 5:00 p.m. (local time in place of receipt) and otherwise on the next Business Day. A Party may change its address for service from time to time by providing a notice in accordance with the foregoing. Any subsequent notice or other communication must be sent to the Party at its changed address. Any element of a Party’s address that is not specifically changed in a notice will be assumed not to be changed. Sending a copy of a notice or other communication to a Party’s legal counsel as contemplated above is for information purposes only and does not constitute delivery of the notice or other communication to that Party. The failure to send a copy of a notice or other communication to legal counsel does not invalidate delivery of that notice or other communication to a Party.

9.04	Time of the Essence

Time is of the essence in this Agreement.

9.05	Injunctive Relief

The Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to injunctive and other equitable relief to prevent breaches of this Agreement, and to enforce compliance with the terms of this Agreement without any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which the Parties may be entitled at law or in equity. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each of the Parties.

9.06	Third Party Beneficiaries

Except as provided in Section 4.08, which, without limiting its terms, is intended as a stipulation for the benefit of the Indemnified Parties, EMV and Xos intend that this Agreement will not benefit or create any right or cause of action in favour of any person, other than the Parties and that no person, other than the Parties, shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum.

9.07	Waiver

No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision of this Agreement (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

9.08	Entire Agreement

This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between the Parties with respect to the transactions contemplated by this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. The Parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement.

9.09	Successors and Assigns

This Agreement shall enure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and permitted assigns of the Parties. Neither this Agreement nor any of the rights or obligations under this Agreement are assignable or transferable by any Party without the prior written consent of the other Party, except that Xos may assign all or any portion of its rights and obligations under this Agreement to any of its wholly-owned affiliates, to the extent reasonably necessary to permit such wholly-owned affiliate(s) to acquire, instead of Xos, all or part of the EMV Shares to be acquired pursuant to the terms of this Agreement, the whole as provided for under the Plan of Arrangement, provided, however, that no such assignments shall relieve Xos of its obligations hereunder.

9.10	Severability

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

9.11	Governing law

This Agreement will be governed by and interpreted and enforced in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein. Each of the Parties to this Agreement irrevocably attorns to the non-exclusive jurisdiction of the courts of the Province of British Columbia in respect of all matters arising under and in relation to this Agreement or the Arrangement and waives, to the fullest extent possible, the defence of an inconvenient forum or any similar defence to the maintenance of proceedings in such courts.

9.12	Rules of Construction

The Parties to this Agreement waive the application of any law or rule of construction providing that ambiguities in any agreement or other document shall be construed against the party drafting such agreement or other document.

9.13	No Liability

No director or officer of Xos or any of its Subsidiaries, or any Xos Employee, shall have any personal liability whatsoever to EMV under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of Xos or any of its Subsidiaries. No director or officer of EMV or any of its Subsidiaries, or any EMV Employee, shall have any personal liability whatsoever to Xos under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of EMV or any of its Subsidiaries.

9.14	Counterparts

This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed electronic copy of this Agreement, and such executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

[Remainder of page intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF the Parties have executed this Arrangement Agreement.

ELECTRAMECCANICA VEHICLES CORP.

By:	/s/ Susan E. Docherty
	Name:	Susan E. Docherty
	Title:	Chief Executive Officer

XOS, INC.

By:	/s/ Dakota Semler
	Name:	Dakota Semler
	Title:	Chief Executive Officer

Signature Page to Arrangement Agreement

Schedule A –
EMV Arrangement Resolution

BE IT RESOLVED, AS A SPECIAL RESOLUTION THAT:

1.	The arrangement (the “Arrangement”) under Division 5 of Part 9 of the Business Corporations Act (British Columbia) (the “BCBCA”) involving ElectraMeccanica Vehicles Corp. (“EMV”), pursuant to the arrangement agreement between EMV and Xos, Inc. (“Xos”) dated January 11, 2024, as amended or supplemented from time to time (the “Arrangement Agreement”), as more particularly described and set forth in the proxy statement (the “Proxy Statement”) of EMV dated [●], 2024, and all other transactions contemplated by the Arrangement Agreement, is hereby authorized, approved and adopted.

2.	The plan of arrangement involving EMV, as it has been or may be amended or supplemented in accordance with the Arrangement Agreement or at the direction of the Supreme Court of British Columbia (the “Court”) with the consent of EMV and Xos, the full text of which is set out in Schedule [●] to the Proxy Statement (the “Plan of Arrangement”), is hereby authorized, approved and adopted.

3.	The Arrangement Agreement and all the transactions contemplated therein, the actions of the directors of EMV in approving the Arrangement and any amendments thereto and the actions of the officers of EMV in executing and delivering the Arrangement Agreement and any amendments thereto are hereby confirmed, ratified, authorized and approved.

4.	Notwithstanding that this resolution has been passed (and the Arrangement adopted) or that the Arrangement has been approved by the Supreme Court of British Columbia, the directors of EMV are hereby authorized and empowered, without further notice to, or approval of, any securityholders of EMV:

(a)	to amend the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement or the Plan of Arrangement; or

(b)	subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement.

5.	Any one or more directors or officers of EMV is hereby authorized, for and on behalf and in the name of EMV, to execute and deliver, whether under corporate seal of EMV or not, all such agreements, applications, forms, waivers, notices, certificates, confirmations and other documents and instruments and to do or cause to be done all such other acts and things as in the opinion of such director or officer may be necessary, desirable or useful for the purpose of giving effect to these resolutions, the Arrangement Agreement and the completion of the Plan of Arrangement in accordance with the terms of the Arrangement Agreement, including:

(a)	all actions required to be taken by or on behalf of EMV, and all necessary filings and obtaining the necessary approvals, consents and acceptances of appropriate regulatory authorities; and

(b)	the signing of the certificates, consents and other documents or declarations required under the Arrangement Agreement or otherwise to be entered into by EMV, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

Schedule B –
Plan of Arrangement

PLAN OF ARRANGEMENT UNDER THE PROVISIONS OF DIVISION 5 OF PART 9 OF THE BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

Article 1
INTERPRETATION

1.01	Definitions.

In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

(a)	“Anticipated Effective Date” means the date, as agreed by Xos and EMV in writing at least 15 calendar days prior to the EMV Meeting, anticipated to be the Effective Date;

(b)	“Anticipated Effective Time” means 12:01 a.m. Pacific Time on the Anticipated Effective Date;

(c)	“Arrangement” means an arrangement under Division 5 of Part 9 of the BCBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations to this Plan of Arrangement made in accordance with the terms of the Arrangement Agreement and this Plan of Arrangement or made at the direction of the Court in the Interim Order or Final Order with the consent of EMV and Xos, each acting reasonably;

(d)	“Arrangement Agreement” means the arrangement agreement dated January 11, 2024 to which this Plan of Arrangement is attached as Schedule B, and all schedules annexed thereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the provisions thereof;

(e)	“BCBCA” means the Business Corporations Act (British Columbia);

(f)	“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in Los Angeles, California or Vancouver, British Columbia;

(g)	“Code” means the United States Internal Revenue Code of 1986, as amended;

(h)	“Consideration” means the number of Xos Shares to be issued to each EMV Shareholder pursuant to this Plan of Arrangement in exchange for the transfer to Xos of one EMV Share, such number being equal to the product obtained by multiplying:

(i)	the quotient obtained by dividing (A) one by (B) the number of EMV Outstanding Shares; by

(ii)	the product obtained by multiplying (A) the Net Cash Percentage by (B) 0.21; by

(iii)	the quotient obtained by dividing (A) the number of Xos Outstanding Shares by (B) the difference between (1) one and (2) the product obtained by multiplying the Net Cash Percentage by 0.21,

such number being subject to adjustment in the manner and in the circumstances contemplated in Section 2.16 of the Arrangement Agreement;

(i)	“Consideration Shares” means the Xos Shares to be issued as the Consideration pursuant to this Plan of Arrangement;

(j)	“Court” means the Supreme Court of British Columbia or other court of competent jurisdiction, as applicable;

(k)	“Depositary” means Computershare Trust Company of Canada or any other depositary or trust company, bank or financial institution agreed to between Xos and EMV, each acting reasonably, for the purpose of, among other things, exchanging certificates representing EMV Shares for the Consideration Shares in connection with the Arrangement;

(l)	“Dissent Procedures” has the meaning set out in Section 4.01;

(m)	“Dissent Rights” has the meaning set out in Section 4.01;

(n)	“Dissenting Shareholder” means a holder of EMV Shares who dissents in respect of the Arrangement in strict compliance with the Dissent Procedures;

(o)	“Effective Date” means the date upon which the Arrangement becomes effective, as set out in Section 2.08 of the Arrangement Agreement;

(p)	“Effective Time” means 12:01 a.m. (Vancouver time) on the Effective Date or such other time as EMV and Xos agree in writing before the Effective Date;

(q)	“EMV” means ElectraMeccanica Vehicles Corp., a corporation existing under the laws of the Province of British Columbia;

(r)	“EMV Arrangement Resolution” means the special resolution of the EMV Shareholders approving the Arrangement and the transactions contemplated by the Arrangement Agreement to be considered at the EMV Meeting, substantially in the form of Schedule A to the Arrangement Agreement;

(s)	“EMV DSUs” means the outstanding deferred share units issued pursuant to the EMV Incentive Plan;

(t)	“EMV In-the-Money Amount” means the numerical value that is equal to (i) the EMV Share Closing VWAP, minus (ii) the exercise price for an EMV In-the-Money Option;

(u)	“EMV In-the-Money Option” means an EMV Option in respect of which the EMV In-the-Money Amount is a positive amount;

(v)	“EMV Incentive Plan” means the 2020 Stock Incentive Plan of EMV effective May 29, 2020, as amended;

(w)	“EMV Meeting” means the special meeting of EMV Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider, among other things, the EMV Arrangement Resolution;

(x)	“EMV Option Plan” means the 2015 Stock Option Plan of EMV dated June 11, 2015, as amended;

(y)	“EMV Options” means the outstanding stock options to purchase EMV Shares issued pursuant to the EMV Incentive Plan and the EMV Option Plan;

(z)	“EMV Out-of-the-Money Option” means each EMV Option other than an EMV In-the-Money Option;

(aa)	“EMV Outstanding Shares” means the total number of common shares in the capital of EMV outstanding immediately prior to the Anticipated Effective Time expressed on an as-converted-to-common-share basis assuming the conversion or exercise of all EMV In-the-Money Options, EMV RSUs, EMV PSUs and EMV DSUs, all as contemplated in this Plan of Arrangement;

(bb)	“EMV PSUs” means the outstanding performance share units issued pursuant to the EMV Incentive Plan;

(cc)	“EMV RSUs” means the outstanding restricted share units issued pursuant to the EMV Incentive Plan;

(dd)	“EMV Securityholders” means, collectively, the EMV Shareholders, the holders of EMV Options, the holders of EMV RSUs, the holders of EMV PSUs and the holders of EMV DSUs;

(ee)	“EMV Share Closing VWAP” means the volume weighted average price of an EMV Share on Nasdaq, rounded to four decimal places, and determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours, for the five consecutive trading days ending on the third complete trading day prior to (and excluding) the Effective Date, as reported by Bloomberg;

(ff)	“EMV Shareholders” means the holders of the EMV Shares;

(gg)	“EMV Shares” means the common shares in the capital of EMV;

(hh)	“Final Order” means the final order of the Court approving the Arrangement, after being informed of the intention to rely upon the exemption from registration pursuant to Section 3(a)(10) of the U.S. Securities Act with respect to the Consideration Shares to be issued pursuant to the Arrangement, in a form acceptable to EMV and Xos, each acting reasonably, as such order may be amended by the Court (with the consent of both EMV and Xos, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both EMV and Xos, each acting reasonably) on appeal;

(ii)	“Governmental Entity” means (i) any international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, ministry, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the above, (iii) any quasi-governmental or private body or person exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing or (iv) any stock exchange;

(jj)	“Interim Order” means the interim order of the Court pursuant to Section 291 of the BCBCA, after being informed of the intention to rely upon the exemption from registration pursuant to Section 3(a)(10) of the U.S. Securities Act with respect to the Consideration Shares to be issued pursuant to the Arrangement, in a form acceptable to EMV and Xos, each acting reasonably, providing for, among other things, the calling and holding of the EMV Meeting, as such order may be amended by the Court with the consent of EMV and Xos, each acting reasonably;

(kk)	“Letter of Transmittal” means the letter of transmittal delivered by EMV to the EMV Shareholders for use in connection with the Arrangement;

(ll)	“Nasdaq” means The Nasdaq Stock Market LLC;

(mm)	“Net Cash” means the dollar value of the unrestricted free cash and marketable securities of EMV and its Subsidiaries as of the Anticipated Effective Time, after deducting all accrued but unpaid (in each case as of the Anticipated Effective Time) short and long-term liabilities, including:

(i)	benefits, retention or other bonuses or payments to EMV officers and employees (including any deferred or contingent termination pay or severance payments that would be payable after the Anticipated Effective Time, except to the extent waived in connection with the Arrangement), and the amount of any employer-side payroll taxes owed in connection with the foregoing;

(ii)	costs for procuring “tail” policies of directors’ and officers’ liability insurance; and

(iii)	financial, legal, accounting and other advisory service costs of EMV,

but for certainty without deducting any post-Anticipated Effective Time real estate lease liabilities, contingent liabilities and other unaccrued liabilities;

(nn)	“Net Cash Percentage” means:

(i)	in the event that Net Cash is equal to or greater than US$46,500,000 and equal to or less than US$50,500,000, 100%;

(ii)	in the event that Net Cash is greater than US$50,500,000, a percentage equal to the quotient of (i) Net Cash divided by (ii) US$50,500,000; and

(iii)	in the event that Net Cash is less than US$46,500,000, a percentage equal to the quotient of (i) Net Cash divided by (ii) US$46,500,000;

(oo)	“person” includes any individual, partnership, association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative, government (including Governmental Entity), syndicate or other entity, whether or not having legal status;

(pp)	“Plan of Arrangement” means this plan of arrangement, subject to any amendments or variations hereto made in accordance with Article 6 hereto or the Arrangement Agreement or made at the direction of the Court in the Final Order with the prior written consent of EMV and Xos, each acting reasonably;

(qq)	“Securities Laws” means the Securities Act (British Columbia) together with all other applicable Canadian provincial and territorial securities laws, rules and regulations and published policies thereunder, the U.S. Exchange Act, the U.S. Securities Act and all other applicable U.S. federal and state securities laws and rules and regulations promulgated thereunder, together with the applicable rules of the Nasdaq;

(rr)	“Subsidiary” has the meaning specified in National Instrument 45-106 – Prospectus Exemptions as in effect on the date of this Plan of Arrangement;

(ss)	“Tax Act” means the Income Tax Act (Canada);

(tt)	“Taxes” means all federal, state, provincial, territorial, county, municipal, local or foreign taxes, duties, fees, excises, premiums, assessments, imposts, levies, fees, contributions, tariffs or other charges, withholdings, liabilities or assessments of any kind whatsoever imposed, assessed or collected by any Governmental Entity, whether computed on a separate, consolidated, unitary, combined or other basis and whether or not the same is a primary liability, including but not limited to (i) those levied on, or measured by, or described with respect to, income, net income, gross income gross receipts, royalty, profits, gains, inventory, windfalls, capital, capital gains, capital stock, production, recapture, transfer or conveyance, land transfer, license, gift, occupation, wealth, alternative minimum, add-on minimums, environment or natural resources, net worth, unclaimed property, indebtedness, surplus, sales, sales and use, goods and services, harmonized sales, use, value-added, excise, special assessment, stamp, recording or documentation, withholding (including backup withholding or otherwise), business, transactions, privileges, franchising, premium, real or personal property, intangible property, ad valorem, windfall profits, countervail, health, rent or lease payments, employer health, payroll, workers’ compensation, employment or unemployment, severance, social services, social security, education, utility, surtaxes, customs, import or export, and including all license and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions and including any estimations of any of the foregoing; (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity on or in respect of amounts of the type described in clause (i) above or this clause (ii); (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise arises due to or in connection with a relationship for Tax purposes with any person; and (iv) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation, including but not limited to any obligation to pay for or to indemnify any other person, and including as a result of being a transferee or successor in interest to any party;

(uu)	“U.S. Exchange Act” means the United States Securities Exchange Act of 1934;

(vv)	“U.S. Securities Act” means the United States Securities Act of 1933;

(ww)	“Xos” means Xos, Inc., a company organized under the laws of the State of Delaware, whose registered office is at 3550 Tyburn St., Los Angeles, CA 90065;

(xx)	“Xos Excess Shares” has the meaning set out in Section 3.02;

(yy)	“Xos Options” means the outstanding stock options to purchase Xos Shares;

(zz)	“Xos Outstanding Shares” means the total number of shares of common stock in the capital of Xos outstanding immediately prior to the Anticipated Effective Time expressed on an as-converted-to-common-stock basis assuming the conversion or exercise of all Xos Options and Xos RSUs outstanding immediately prior to the Anticipated Effective Time and including any securities issued by Xos pursuant to any financing contemplated by Section 4.02(1)(f)(iv)(C) of the Arrangement Agreement and completed prior to the Anticipated Effective Time, but excluding any shares of common stock in the capital of Xos issued (or issuable on the conversion or exercise of any securities convertible into Xos Shares issued) pursuant to the completion of any of the Xos Permitted Financings;

(aaa)	“Xos Permitted Financings” has the meaning specified in Section 4.02(1)(f)(iv) of the Arrangement Agreement;

(bbb)	“Xos Public Record” means, since January 1, 2023, all documents and instruments filed or furnished by Xos pursuant to Securities Laws;

(ccc)	“Xos RSUs” means the outstanding restricted stock units of Xos, other than the restricted stock units described as “Earn-out RSUs” in the Xos Public Record;

(ddd)	“Xos Share Trust” has the meaning set out in Section 3.02; and

(eee)	“Xos Shares” means the shares of common stock in the capital of Xos.

1.02	Interpretation

The following rules of interpretation shall apply in this Plan of Arrangement unless something in the subject matter or context is inconsistent therewith:

(a)	the singular includes the plural and vice versa;

(b)	the word “or” shall not be exclusive unless the context requires;

(c)	where a word or phrase is defined, its other grammatical forms have a corresponding meaning;

(d)	the headings in this Plan of Arrangement form no part of this Plan of Arrangement and are deemed to have been inserted for convenience only and shall not affect the construction or interpretation of any of its provisions;

(e)	all references in this Plan of Arrangement shall be read with such changes in number and gender that the context may require;

(f)	references to “Articles,” “Sections” and “Recitals” refer to articles, sections and recitals of this Plan of Arrangement;

(g)	the use of the words “including” or “includes” followed by a specific example or examples shall not be construed as limiting the meaning of the general wording preceding it;

(h)	the rule of construction that, in the event of ambiguity, the contract shall be interpreted against the party responsible for the drafting or preparation of this Plan of Arrangement, shall not apply;

(i)	the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Plan of Arrangement as a whole and not to any particular Section or other subdivision;

(j)	any reference to a statute is a reference to the applicable statute and to any rules and regulations made pursuant thereto and includes all amendments made thereto and in force, from time to time, and any statute, rule or regulation that has the effect of supplementing or superseding such statute, rule or regulation;

(k)	unless something in the subject matter or context is inconsistent therewith or unless otherwise provided, any reference to a specific agreement, contract or document in this Plan of Arrangement is to that agreement, contract or document, including all schedules, appendices and exhibits thereto, in its current form or as it may from time to time be amended, supplemented, varied, novated, extended, altered, replaced or changed;

(l)	in this Plan of Arrangement, an agreement, representation or warranty for two or more persons is for the benefit of them jointly and each of them individually and an agreement, representation or warranty by two or more persons binds them jointly and each of them individually. A reference to a group of persons or things is a reference to them jointly or individually; and

(m)	the words “written” or “in writing” include printing or any electronic means of communication capable of being visibly reproduced at the point of reception including fax or email.

1.03	Computation of Time

In this Plan of Arrangement, unless something in the subject matter or context is inconsistent therewith, a “day” shall refer to a calendar day and in calculating all time periods the first day of a period is not included and the last day is included and in the event that any date on which any action is required to be taken hereunder is not a Business Day, such action will be required to be taken on the next succeeding day that is a Business Day.

Article 2
ARRANGEMENT AGREEMENT AND BINDING EFFECT

2.01	Arrangement Agreement.

This Plan of Arrangement is made pursuant to the Arrangement Agreement.

2.02	Binding Effect.

This Plan of Arrangement will become effective and be binding at and after the Effective Time on EMV, EMV Securityholders (including Dissenting Shareholders), Xos, the registrar and transfer agent of EMV and the Depositary, without any further act or formality required on the part of any person except as expressly provided herein.

Article 3
ARRANGEMENT

3.01	Arrangement.

The following transactions shall occur and shall be deemed to occur and be completed in the following order on the Effective Date without any further act or formality, in each case effective as at five minute intervals starting at the Effective Time (unless stated otherwise):

(a)	notwithstanding the terms of the EMV Incentive Plan, at the Effective Time:

(i)	(A) each EMV DSU that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall unconditionally and immediately vest and shall be settled by EMV in exchange for one EMV Share, subject to applicable withholdings; (B) each holder of an EMV DSU shall be entered in the register of EMV Shareholders maintained by or on behalf of EMV as the holder of the EMV Share issued therefor and such EMV Share shall be deemed to be issued to such holder of the EMV DSU as a fully paid share in the capital of EMV, provided that no certificate or book-entry statement shall be issued with respect to such EMV Share; (C) each EMV DSU shall be immediately cancelled and the holder of such EMV DSU shall cease to be the holder thereof and to have any right as a holder of an EMV DSU; and (D) the name of each holder of each EMV DSU shall be removed from the register of EMV DSUs maintained by or on behalf of EMV and all agreements relating to EMV DSUs shall be terminated and shall be of no further force and effect;

(ii)	(A) each EMV PSU that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall unconditionally and immediately vest and shall be settled by EMV in exchange for one EMV Share, subject to applicable withholdings; (B) each holder of an EMV PSU shall be entered in the register of EMV Shareholders maintained by or on behalf of EMV as the holder of the EMV Share issued therefor and such EMV Share shall be deemed to be issued to such holder of the EMV PSU as a fully paid share in the capital of EMV, provided that no certificate or book-entry statement shall be issued with respect to such EMV Share; (C) each EMV PSU shall be immediately cancelled and the holder of such EMV PSU shall cease to be the holder thereof and to have any right as a holder of an EMV PSU; and (D) the name of each holder of each EMV PSU shall be removed from the register of EMV PSUs maintained by or on behalf of EMV and all agreements relating to EMV PSUs shall be terminated and shall be of no further force and effect;

(iii)	(A) each EMV RSU that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall unconditionally and immediately vest and shall be settled by EMV in exchange for one EMV Share, subject to applicable withholdings; (B) each holder of an EMV RSU shall be entered in the register of EMV Shareholders maintained by or on behalf of EMV as the holder of the EMV Share issued therefor and such EMV Share shall be deemed to be issued to such holder of the EMV RSU as a fully paid share in the capital of EMV, provided that no certificate or book-entry statement shall be issued with respect to such EMV Share; (C) each EMV RSU shall be immediately cancelled and the holder of such EMV RSU shall cease to be the holder thereof and to have any right as a holder of an EMV RSU; and (D) the name of each holder of each EMV RSU shall be removed from the register of EMV RSUs maintained by or on behalf of EMV and all agreements relating to EMV RSUs shall be terminated and shall be of no further force and effect;

(iv)	(A) each EMV In-the-Money Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall unconditionally and immediately vest and become exercisable, and each holder of an EMV In-the-Money Option shall be deemed to have elected to assign and transfer each such EMV In-the-Money Option, without any further action by or on behalf of the holder of such EMV Option, to EMV for cancellation in exchange for such number of EMV Shares as is equal to the quotient obtained by dividing (1) the aggregate of the EMV In-the-Money Amount for all EMV In-the-Money Options held by such holder by (2) the EMV Share Closing VWAP, which quotient shall be rounded down to the nearest whole number, subject to applicable withholdings; (B) each holder of an EMV In-the-Money Option that receives one or more EMV Shares pursuant to this Section 3.01(a)(iv) shall be entered in the register of EMV Shareholders maintained by or on behalf of EMV as the holder of the EMV Share issued therefor and such EMV Share shall be deemed to be issued to such holder of the EMV In-the-Money Options as a fully paid share in the capital of EMV, provided that no certificate or book-entry statement shall be issued with respect to such EMV Share; (C) each EMV In-the-Money Option shall be immediately cancelled and the holder of such EMV In-the-Money Option shall cease to be the holder thereof and to have any right as a holder of an EMV In-the-Money Option; and (D) the name of each holder of each EMV In-the-Money Option shall be removed from the register of EMV Options maintained by or on behalf of EMV and all agreements relating to EMV In-the-Money Options shall be terminated and shall be of no further force and effect; and

(v)	(A) each EMV Out-of-the-Money Option issued and outstanding immediately prior to the Effective Time whether vested or unvested shall, without any further action by or on behalf of any holder of such EMV Out-of-the-Money Option, immediately be cancelled without any payment therefor; (B) any holder of such EMV Out-of-the-Money Option shall cease to be the holder thereof and to have any right as a holder of an EMV Out-of-the-Money Option; and (C) the name of each holder of each EMV Out-of-the-Money Option shall be removed from the register of EMV Options maintained by or on behalf of EMV and all agreements relating to EMV Out-of-the-Money Options shall be terminated and shall be of no further force and effect;

(b)	each EMV Share held by a Dissenting Shareholder in respect of which the EMV Shareholder has validly exercised his, her or its Dissent Rights shall be deemed to be transferred and assigned by such Dissenting Shareholder to Xos (free and clear of all liens, charges and encumbrances of any nature whatsoever) in accordance with Section 4.01 and in consideration for a debt claim against Xos for the amount determined under Article 4 and (i) the holder thereof shall cease to be the holder of such EMV Share and to have any rights as a holder of EMV Shares other than the right to be paid fair value as set out in Article 4 and the name of such registered holder shall be removed from the register of EMV Shareholders as of the Effective Time; (ii) the registered holder thereof shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer and assign such EMV Share; (iii) Xos shall be deemed to be the transferee of such EMV Shares (free and clear of all liens, charges and encumbrances of any nature whatsoever); and (iv) Xos shall be entered in the register of EMV Shareholders maintained by or on behalf of EMV as the holders of any such EMV Shares; and

(c)	each EMV Share (including EMV Shares issued pursuant to Sections 3.01(a)(i), 3.01(a)(ii), 3.01(a)(iii) and 3.01(a)(iv), but excluding any EMV Share transferred from a Dissenting Shareholder pursuant to Section 3.01(b)) shall be transferred by the EMV Shareholder, free and clear of all liens, charges and encumbrances of any nature whatsoever, to Xos and in consideration for such transfer, such EMV Shareholder shall be issued the Consideration and: (i) such EMV Shareholder shall cease to be the holder of the transferred EMV Share and to have any right as a holder thereof, other than the right to be issued the Consideration by Xos in accordance with this Plan of Arrangement; (ii) such EMV Shareholder’s name shall be removed from the register of EMV Shareholders maintained by or on behalf of EMV; (iii) Xos shall be the transferee of such EMV Share, free and clear of all liens, charges and encumbrances of any nature whatsoever; and (iv) Xos shall be entered in the register of EMV Shareholders maintained by or on behalf of the EMV as the holder of such EMV Share.

3.02	No Fractional Shares.

(a)	In no event shall any EMV Shareholder be entitled to a fractional Xos Share. Where the aggregate number of Xos Shares to be issued to an EMV Shareholder as consideration under the Arrangement would result in a fraction of a Xos Share being issuable, the number of Xos Shares to be received by such EMV Shareholder shall be rounded down to the nearest whole Xos Share. In lieu of any such fractional Xos Share, each EMV Shareholder otherwise entitled to a fractional interest in a Xos Share will be entitled to receive a cash payment equal to an amount representing such EMV Shareholder’s proportionate interest in the net proceeds from the sale by the Depositary on behalf of all such EMV Shareholders of the Xos Excess Shares.

(b)	As promptly as practicable following the Effective Time, the Depositary shall determine the excess of (i) the number of Xos Shares issued and delivered to the Depositary pursuant to Article 5 representing the Consideration Shares over (ii) the aggregate number of whole Consideration Shares to be issued to EMV Shareholders pursuant to Section 3.01(c) (such excess the “Xos Excess Shares”). Following the Effective Time, the Depositary shall, on behalf of the former EMV Shareholders, sell the Xos Excess Shares at the then prevailing prices on the Nasdaq. The sale of the Xos Excess Shares by the Depositary shall be executed on the Nasdaq through one or more member firms of the Nasdaq and shall be executed in round lots to the extent applicable. The Depositary shall use its commercially reasonable efforts to complete the sale of the Xos Excess Shares as promptly following the Effective Time as is practicable, consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to former EMV Shareholders, the Depositary shall hold such proceeds in trust for such former EMV Shareholders (the “Xos Share Trust”). The amount of all commissions, transfer taxes and other out-of-pocket transaction costs, including expenses and compensation of the Depositary incurred in connection with such sale of Xos Excess Shares shall be paid by Xos. The Depositary shall determine the portion of the Xos Share Trust to which each former EMV Shareholder is entitled, if any, by multiplying the amount of the aggregate net proceeds composing the Xos Share Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such former EMV Shareholder is entitled (after taking into account all EMV Shares held as of immediately prior to the transfer in Section 3.01(c) by such former EMV Shareholder) and the denominator of which is the aggregate amount of fractional Xos Shares to which all former EMV Shareholders are entitled.

(c)	As soon as practicable after the determination of the amount of cash, if any, to be paid to former EMV Shareholders with respect to any fractional Xos Shares, the Depositary shall make available such amounts to such former EMV Shareholders.

3.03	U.S. Tax Matters

For United States federal income tax purposes, the provisions of Section 3.01(c) are intended to constitute a taxable transaction under Section 1001 of the Code, and each EMV Shareholder shall report the transactions consistently with such intention.

3.04	U.S. Securities Laws.

Notwithstanding any provision herein to the contrary, EMV and Xos agree that this Plan of Arrangement will be carried out with the intention, and they will use their commercially reasonable efforts to ensure, that all Xos Shares to be issued in connection with the Arrangement shall be issued and exchanged in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereof.

Article 4
RIGHTS OF DISSENT

4.01	Rights of Dissent.

(a)	In connection with the Arrangement, registered holders of EMV Shares may exercise rights of dissent (“Dissent Rights”) with respect to such shares pursuant to and in the manner set forth in sections 237 to 247 of the BCBCA, as modified by the Interim Order and this Section 4.01 (the “Dissent Procedures”); provided that, notwithstanding paragraph 242(1)(a) of the BCBCA, the written objection to the EMV Arrangement Resolution referred to in paragraph 242(1)(a) of the BCBCA must be received by EMV not later than 5:00 p.m. (Vancouver time) on the day that is two Business Days before the date of the EMV Meeting or any date to which the EMV Meeting may be postponed or adjourned and provided further that Dissenting Shareholders who:

(i)	are ultimately entitled to be paid fair value for their EMV Shares (A) shall be deemed to have transferred such EMV Shares to Xos as provided for in Section 3.01(b) without any further act or formality and free and clear of all liens, claims and encumbrances; (B) will be entitled to be paid the fair value of such EMV Shares by Xos, which fair value, notwithstanding anything to the contrary contained in the BCBCA, shall be determined as of the close of business on the day before the EMV Arrangement Resolution was adopted at the EMV Meeting; (C) will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such holders not exercised their Dissent Rights in respect of such EMV Shares; and (D) 100% of any such payment of fair value will be satisfied in Xos Shares with the value of such Xos Shares being based on the volume weighted average price of the Xos Shares on Nasdaq for the five trading days preceding the day the EMV Arrangement Resolution is passed; or

(ii)	are ultimately not entitled, for any reason, to be paid fair value for their EMV Shares shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting holder of EMV Shares and shall receive consideration for their EMV Shares as provided for in Section 3.01(c), but in no case shall EMV, Xos or any other person be required to recognize such persons as holders of EMV Shares after the Effective Time, and the names of such persons shall be removed from the registers of holders of EMV Shares at the Effective Time as provided for in Section 3.01.

(b)	In addition to any other restrictions set forth in the BCBCA and the Interim Order, none of the following shall be entitled to Dissent Rights:

(i)	EMV Shareholders who vote in favour of the EMV Arrangement Resolution; and

(ii)	any holder of any EMV DSUs, EMV PSUs, EMV RSUs and EMV Options.

Article 5
DELIVERY OF XOS SHARES

5.01	Delivery of Xos Shares.

(a)	Upon return to the Depositary of a properly completed Letter of Transmittal by a registered former EMV Shareholder together with any certificate, that immediately before the Effective Time represented one or more outstanding EMV Shares that were exchanged for Xos Shares in accordance with Section 3.01(c) hereof and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder following the Effective Time, (i) certificates or book-entry statements representing Xos Shares that such holder is entitled to receive in accordance with Section 3.01(c) hereof and (ii) the cash amount, if any, that such holder is entitled to receive in accordance with Section 3.02(b) hereof.

(b)	After the Effective Time and until surrendered for cancellation as contemplated by Section 3.01(c) hereof, each certificate, if any, that immediately prior to the Effective Time represented one or more EMV Shares shall be deemed at all times to represent only the right to receive in exchange therefor (i) Xos Shares that the holder of such certificate is entitled to receive in accordance with Section 3.01(c) hereof and (ii) the cash amount, if any, that such holder is entitled to receive in accordance with Section 3.02(b) hereof.

5.02	Distributions with Respect to Unsurrendered Certificates.

No dividends or other distributions declared or made after the Effective Time with respect to Xos Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate that immediately prior to the Effective Time represented outstanding EMV Shares that were exchanged pursuant to Section 3.01 unless and until the holder of record of such certificate has surrendered such certificate in accordance with Section 5.01. Subject to applicable law, at the time of surrender of any such certificate (or in the case of clause (b) below, at the appropriate payment date), there shall be paid to the holder of record of the certificates formerly representing whole EMV Shares, without interest, (a) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Xos Share and (b) on the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Xos Share.

5.03	Lost Certificates.

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding EMV Shares that were exchanged pursuant to Section 3.01(c) has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Depositary shall issue in exchange for such lost, stolen or destroyed certificate, one or more certificates representing one or more Xos Shares (and any dividends or distributions with respect thereto) deliverable in accordance with such holder’s Letter of Transmittal. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the person to whom certificates or book-entry statements representing Xos Shares are to be issued shall, as a condition precedent to the issuance thereof, give a bond satisfactory to Xos and its transfer agent and the Depositary in such sum as Xos may direct or otherwise indemnify Xos, its transfer agent and the Depositary in a manner satisfactory to Xos, its transfer agent and the Depositary against any claim that may be made against Xos, its transfer agent and/or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed.

5.04	Extinction of Rights.

Any certificate or book-entry statement that immediately prior to the Effective Time represented outstanding EMV Shares that were exchanged pursuant to Section 3.01(c) and not deposited with all other instruments required by Section 5.01 on or prior to the sixth anniversary of the Effective Date shall cease to represent a claim or interest of any kind or nature as a shareholder of Xos or as a former shareholder of EMV. On such date, Xos Shares to which the former registered holder of the certificate referred to in the preceding sentence was ultimately entitled shall be deemed to have been surrendered to Xos together with all entitlements to dividends, distributions and interest thereon held for such former registered holder. None of Xos, EMV or the Depositary shall be liable to any person in respect of any Xos Shares (or dividends, distributions and interest in respect thereof) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

5.05	Withholding Rights.

Each of Xos, EMV and the Depositary, as applicable, shall be entitled to deduct, withhold and remit or pay from (A) any Xos Shares or other consideration otherwise issuable or payable pursuant to this Plan of Arrangement to any holder of EMV Shares and any other person under this Plan of Arrangement, or (B) any dividend or consideration otherwise payable to any holder or recipient of EMV Shares or Xos Shares, such amounts as Xos, EMV or the Depositary, respectively, may be required by law to deduct, withhold and remit or pay with respect to such issuance or payment, as the case may be, under the Tax Act, the Code (and the Treasury Regulations promulgated thereunder), or any provision of provincial, state, local or foreign tax law, in each case as amended. To the extent that amounts are so withheld and remitted or paid to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes hereof as having been paid to the payee or recipient in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent necessary, such deductions and withholdings shall be effected by selling any Xos Shares or other non-cash consideration to which such holder or recipient may otherwise be entitled under this Plan of Arrangement, and Xos, EMV, any of their affiliates and the Depositary are hereby authorized to sell or otherwise dispose, or direct any other person to sell or otherwise dispose, of such portion of the non-cash consideration or non-cash amounts otherwise payable, issuable or deliverable hereunder to such person as is necessary to provide sufficient funds to Xos, EMV, any of their affiliates and the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement and none of Xos, EMV, any of their affiliates or the Depositary shall be liable to any person for any deficiency in respect of any proceeds received, and Xos, EMV, any of their affiliates and the Depositary, as applicable, shall notify the relevant person of such sale or other disposition and any amount remaining following the sale, deduction and remittance (net of reasonable costs and expenses) shall be paid to the holder or recipient entitled thereto as soon as reasonably practicable.

Article 6
AMENDMENTS

6.01	Amendments

(a)	EMV and Xos shall be entitled to amend, modify or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date, provided that each such amendment, modification or supplement is (i) agreed to in writing by EMV and Xos, (ii) filed with the Court and, if made following the EMV Meeting, approved by the Court (to the extent required by the Court) and (iii) communicated to EMV Shareholders if and as required by the Court.

(b)	Any amendment, modification or supplement to this Plan of Arrangement may be proposed by EMV or Xos at any time prior to the EMV Meeting (provided that EMV or Xos, as applicable, shall have previously consented in writing thereto) with or without any other prior notice or communication, and if so proposed and accepted by the persons voting at the EMV Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c)	Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the EMV Meeting shall be effective only if (i) it is consented to in writing by each of EMV and Xos, and (ii) if required by the Court, it is consented to by EMV Shareholders voting in the manner directed by the Court.

(d)	Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date by EMV and Xos without approval of or communication to the Court or EMV Shareholders, provided that it concerns a matter which, in the reasonable opinions of EMV and Xos, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of EMV Securityholders.

Article 7
FURTHER ASSURANCES

Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done or executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein.

Schedule C–
Representations and Warranties of EMV

(a)	Organization and Qualification. EMV is a corporation duly incorporated and existing under the laws of the Province of British Columbia and is up-to-date in respect of all material corporate filings and is in good standing under the Business Corporations Act (British Columbia). EMV has the corporate power and authority to own and operate its assets and conduct its business as now owned and conducted. EMV is duly qualified, licensed or registered to carry on business and is in good standing in each jurisdiction in which the character of its assets and properties owned, leased, licensed or otherwise held, or the nature of its activities, makes such qualification necessary, and has all Authorizations required to own, lease and operate its assets and to carry on its business as now conducted, except where the failure to be so qualified will not, individually or in the aggregate, have a Material Adverse Change in respect of EMV.

(b)	Corporate Authority. EMV has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby subject to approval of the EMV Arrangement Resolution by 66 2⁄3% of the votes cast on such resolution by EMV Shareholders present in person or represented by proxy at the EMV Meeting, voting together as a single class (the “EMV Requisite Vote”). The execution and delivery and performance by EMV of this Agreement and the consummation of the transactions contemplated hereby, including the Arrangement, have been duly authorized by all necessary corporate action on the part of EMV and no other corporate proceedings on the part of EMV are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby, including the Arrangement, other than (i) approval by the EMV Board of the Joint Proxy Statement/Circular and (ii) approval by the EMV Shareholders of the EMV Arrangement Resolution in the manner required by the Interim Order, EMV’s Constating Documents and applicable law.

(c)	Enforcement and Binding Obligation. This Agreement has been duly executed and delivered by EMV, and, assuming the due authorization, execution and delivery by Xos, constitutes a legal, valid and binding agreement of EMV enforceable against it in accordance with its terms subject only to any limitation under bankruptcy, insolvency or other law affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(d)	Government Authorization. The execution, delivery and performance by EMV of this Agreement and the consummation by EMV of the transactions contemplated hereby, including the Arrangement, do not require any Authorization or other action by or in respect of, or filing, recording, registering or publication with, or notification to, any Governmental Entity other than (i) the Interim Order and any approvals required by the Interim Order and (ii) the Final Order.

(e)	No Conflict. Subject to obtaining EMV’s Key Consents and except as set forth in the EMV Disclosure Letter, the execution, delivery and performance by EMV of this Agreement and the consummation of the transactions contemplated hereby or by any document referred to or contemplated in connection with this Agreement, including the Arrangement, does not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition): (i) contravene, conflict with, or result in any violation or breach of EMV’s Constating Documents; (ii) contravene, conflict with or result in a violation or breach of any law applicable to EMV; (iii) allow any person to exercise any rights, require any consent, or other action by any person, or constitute a default or breach under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which EMV is entitled (including by triggering any rights of first refusal or first offer, change in control provision or other restriction or limitation) under any Contract or Authorization to which EMV or any of its Subsidiaries is a party or by which EMV or any of its Subsidiaries is bound, which would have a Material Adverse Change in respect of EMV or its Subsidiaries; or (iv) result in the creation or imposition of any Encumbrance upon any of EMV’s assets or the assets of any of its Subsidiaries which would have a Material Adverse Change in respect of EMV or its Subsidiaries. The EMV Disclosure Letter sets out all of EMV’s Key Consents.

(f)	Capitalization.

(i)	The authorized capital of EMV consists of an unlimited number of EMV Shares and an unlimited number of preferred shares. As of the close of business on January 9, 2024, there were 119,292,132 issued and outstanding EMV Shares, all of which have been duly authorized and are validly issued, fully paid and non-assessable, and no issued and outstanding preferred shares. In addition, as of the close of business on January 9, 2024, there were 13,170,197 EMV Options, 2,175,000 EMV RSUs, no EMV PSUs, 959,917 EMV DSUs and 874,788 EMV Warrants issued and outstanding. All EMV Equity Securities have been duly authorized and validly issued and, upon issuance in accordance with the respective terms of such EMV Equity Securities, the EMV Shares underlying such EMV Equity Securities will be validly issued, fully paid and non-assessable and are not and will not be subject to or issued in violation of any pre-emptive rights or any law. All of the issued and outstanding EMV Shares and EMV Equity Securities have been offered, issued, sold and transferred in compliance with applicable law, including applicable Securities Laws.

(ii)	The EMV Disclosure Letter sets forth, in respect of each EMV Option outstanding as of the date of this Agreement: (A) the number of EMV Shares issuable upon exercise thereof; (B) the purchase price payable upon exercise thereof; (C) the date of grant; (D) the name of the registered holder; and (E) the extent to which such EMV Option is vested and exercisable.

(iii)	The EMV Disclosure Letter sets forth, in respect of the EMV RSUs outstanding as of the date of this Agreement: (A) the amount of EMV Shares or cash, as applicable, issuable upon vesting; (B) the date of grant; (C) the name of the registered holder; and (D) the general vesting schedule of EMV RSUs.

(iv)	The EMV Disclosure Letter sets forth, in respect of the EMV PSUs outstanding as of the date of this Agreement: (A) the amount of EMV Shares or cash, as applicable, issuable upon vesting; (B) the date of grant; (C) the name of the registered holder; and (D) the general vesting schedule of EMV PSUs.

(v)	The EMV Disclosure Letter sets forth, in respect of the EMV DSUs outstanding as of the date of this Agreement: (A) the amount of EMV Shares or cash, as applicable, issuable upon vesting; (B) the date of grant; (C) the name of the registered holder; and (D) the general vesting schedule of EMV DSUs.

(vi)	The EMV Disclosure Letter sets forth, in respect of the EMV Warrants outstanding as of the date of this Agreement: (A) the name of the registered holder, (B) the number of EMV Shares issuable upon exercise thereof; (C) the purchase price payable upon exercise thereof; (D) the date of expiry; and (E) the address of the registered holder as shown on the register of holders of EMV Warrants maintained by or on behalf of EMV as the holders of any such EMV Warrants, to the extent that EMV is in possession of this information.

(vii)	Except for the outstanding EMV Equity Securities, there are no issued, outstanding or authorized options, warrants, calls, conversion, pre-emptive, redemption, repurchase, stock appreciation or other rights, or any other agreements, arrangements, instruments or commitments of any kind that obligate EMV or any of its Subsidiaries to, directly or indirectly, issue or sell any securities of EMV or any of its Subsidiaries, or give any person a right to subscribe for or acquire, any securities of EMV or any of its Subsidiaries, or the value of which is based on the value of the securities of EMV or any of its Subsidiaries.

(g)	Corporate Records.

(i)	The minute books of EMV have been maintained in accordance in all material respects with applicable laws and contain true, correct and complete copies of its articles and by-laws, the minutes of every meeting of the EMV Board and every committee thereof and of its shareholders and every written resolution of its directors and shareholders. All meetings of directors and shareholders of EMV and its Subsidiaries have been duly called and held and all resolutions have been duly passed in accordance in all material respects with applicable laws (except as would not reasonably be expected to have a Material Adverse Change) at such meetings or by written resolution. The share certificate book, register of shareholders, register of transfers and register of directors and officers of EMV are complete and accurate in all respects.

(ii)	Except as set out in the EMV Disclosure Letter, there are no shareholders agreements governing the affairs of EMV or the relationship, rights and duties of its shareholders, nor are there any voting trusts, pooling arrangements or other similar agreements with respect to the ownership or voting of any shares of EMV.

(h)	Subsidiaries. The EMV Disclosure Letter sets out all of the Subsidiaries of EMV. All securities of such Subsidiaries are held, directly or indirectly, by EMV and are held free and clear of all Encumbrances, except as disclosed in the EMV Disclosure Letter. All equity securities held by EMV, directly or indirectly, in the capital of its Subsidiaries have been duly authorized and are validly issued and are outstanding as fully paid and non-assessable and no person (other than pursuant to the Arrangement) has any right, agreement or option, present or future, contingent or absolute, or any right capable of becoming a right, agreement or option, for the purchase from EMV of any interest in any of such securities or for the issue or allotment of any unissued securities in the capital of the Subsidiaries of EMV or any other security convertible into or exchangeable for any such equity securities. Each of the Subsidiaries of EMV (i) has been duly formed in its respective jurisdiction of formation and is up-to-date in respect of all material corporate filings and is in good standing under the laws of such jurisdiction and (ii) is duly qualified, licensed or registered to carry on business and is in good standing in each jurisdiction in which the character of its assets and properties owned, leased, licensed or otherwise held, or the nature of its activities, makes such qualification necessary and has all requisite corporate power, authority and capacity and all Authorizations required to carry on its business as now conducted and to own, lease and operate its properties and assets, except as would not reasonably be expected to have a Material Adverse Change on EMV.

(i)	Securities Law Matters.

(i)	EMV is a “reporting issuer” under Securities Laws in British Columbia and is not a “reporting issuer” in any other province or territory of Canada. The EMV Shares are listed for trading on the Nasdaq under the symbol “SOLO”. EMV is not in default of Securities Laws or the rules or regulations of the Nasdaq. EMV has not taken any action to cease to be a reporting issuer in any province or territory nor has EMV received notification from any Securities Authority seeking to revoke the reporting issuer status of EMV. No delisting, suspension of trading or cease trade or other order or restriction with respect to any securities of EMV is pending, in effect, has been threatened, or to the knowledge of EMV, is expected to be implemented or undertaken, and to the knowledge of EMV, EMV is not subject to any formal or informal review, enquiry, investigation or other proceeding relating to any such order or restriction.

(ii)	Since it has been required to do so in accordance with the U.S. Exchange Act, (A) EMV has established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the U.S. Exchange Act) sufficient to provide reasonable assurance regarding the reliability of EMV’s financial reporting and the preparation of its financial statements for external purposes in accordance with U.S. GAAP and (B) EMV has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the U.S. Exchange Act) reasonably designed to ensure that all material information concerning EMV and its Subsidiaries and other material information required to be disclosed by EMV in the reports that it files or furnishes under the U.S. Exchange Act is made known on a timely basis to the individuals responsible for the preparation of EMV’s SEC filings and other public disclosure documents.

(j)	EMV Public Record. Since January 1, 2023, EMV has timely filed or delivered all documents and instruments required to be filed or furnished by it under Securities Laws (including “documents affecting the rights of securityholders” and “material contracts” required to be filed by Part 12 of National Instrument 51-102 – Continuous Disclosure Obligations) (the “EMV Public Record”). Each of the documents and instruments constituting the EMV Public Record were prepared in all material respects in accordance with the requirements of Securities Laws and did not, as of the date filed (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such filing), contain any Misrepresentation. EMV has not filed or furnished any confidential material change report (which at the date of this Agreement remains confidential) or any other confidential filings with any Securities Authority. There are no outstanding or unresolved comments in comment letters from any Securities Authority with respect to any document or instrument in the EMV Public Record.

(k)	Financial Statements.

(i)	Except as disclosed in the EMV Disclosure Letter, the EMV Financial Statements: (A) were prepared in accordance with U.S. GAAP consistently applied (except (1) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of EMV’s independent auditors, or (2) in the case of unaudited interim statements, are subject to normal period-end adjustments and may omit notes which are not required by applicable law in the unaudited statements) and applicable law; (B) fairly present, in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise), consolidated financial position, results of operations or financial performance and cash flows of EMV and its Subsidiaries as of their respective dates and the consolidated financial position, results of operations or financial performance and cash flows of EMV and its Subsidiaries for the respective periods covered by such financial statements; and (C) reflect reserves required by U.S. GAAP in respect of all material contingent liabilities, if any, of EMV and its Subsidiaries on a consolidated basis.

(ii)	There are no off-balance sheet transactions, arrangements, obligations (including contingent obligations) or other relationships of EMV or any of its Subsidiaries with unconsolidated entities or other persons.

(iii)	The financial books, records and accounts of EMV and each of its Subsidiaries: (A) have been maintained, in all material respects, in accordance with U.S. GAAP, (B) are stated in reasonable detail, (C) accurately and fairly reflect all the material transactions, acquisitions and dispositions of EMV and its Subsidiaries, and (D) accurately and fairly reflect the basis for the EMV Financial Statements.

(iv)	Except as disclosed in the EMV Disclosure Letter, since January 1, 2021, neither EMV nor any of its Subsidiaries nor, to the knowledge of any director, any officer, employee, auditor, accountant or representative of EMV or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of EMV or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion, or claim that EMV or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(l)	Undisclosed Liabilities. Neither EMV nor any of its Subsidiaries has any material liabilities or obligations of any nature, whether or not accrued, contingent, absolute, determined, determinable or otherwise, required to be disclosed in the liabilities column of a balance sheet prepared in accordance with U.S. GAAP, except for (A) liabilities and obligations that are specifically presented on the audited consolidated balance sheet of EMV as of December 31, 2022 (the “EMV Balance Sheet”) or disclosed in the notes thereto; (B) those incurred in the Ordinary Course since the date of the EMV Balance Sheet and consistent with past practice; and (C) those incurred in connection with the execution of this Agreement.

(m)	Bankruptcy, Insolvency and Reorganization.

(i)	EMV is not an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada), nor has EMV made an assignment in favour of its creditors nor a proposal in bankruptcy to its creditors or any class thereof nor had any petition for a receiving order presented in respect of it.

(ii)	No EMV Subsidiary is insolvent pursuant to their respective jurisdictions of formation, nor has any EMV Subsidiary made an assignment in favour of their creditors nor a proposal in bankruptcy to their creditors or any class thereof nor had any petition for a receiving order presented in respect of them.

(iii)	Neither EMV nor its Subsidiaries have initiated proceedings with respect to a compromise or arrangement with their creditors or for their winding up, liquidation or dissolution. No receiver has been appointed in respect of EMV or its Subsidiaries, or any of their respective property or assets and no execution or distress has been levied upon any of their property or assets. No act or proceeding has been taken or authorized by or against EMV or any of its Subsidiaries with respect to any amalgamation, merger, consolidation, arrangement or reorganization of, or relating to, EMV nor, to the knowledge of EMV, have any such proceedings been authorized by any other person.

(n)	Real Property and Personal Property.

(i)	Neither EMV nor its Subsidiaries own, use or occupy any real property or hold an ownership interest in any real property, or have owned or held such ownership interest in the past five years, save and except as set out in the EMV Disclosure Letter (the “EMV Owned Real Property”).

(ii)	Neither EMV nor its Subsidiaries use, occupy or lease any real property, hold a leasehold interest in any real property, or have a licence to use or occupy any real property save and except as listed in the EMV Disclosure Letter (the “EMV Leased Real Property”).

(iii)	EMV and its Subsidiaries are solely legally and beneficially entitled to, and have good, valid and marketable title to, or a valid and enforceable interest and tenure (whether a leasehold, licenced or otherwise) in, the EMV Owned Real Property and EMV Leased Real Property, as applicable, including in and to the fixtures thereto (collectively, the “EMV Real Property”).

(iv)	Neither EMV nor its Subsidiaries has sub-leased, licensed or otherwise granted to, or agreed to sub-lease, licence or grant to, any person the right to use or occupy any EMV Leased Real Property.

(v)	EMV and its Subsidiaries, as applicable, enjoy exclusive, peaceful, and quiet possession of the EMV Leased Real Property in accordance with the terms of the lease thereof. With respect to each such lease: (A) it is valid and binding on and enforceable against EMV or its Subsidiary that is a party to such lease, as applicable, and, to the knowledge of EMV, the counterparties thereto, in each case in accordance with its terms subject only to any limitation under bankruptcy, insolvency or other law affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction; (B) it is in full force and effect; (C) EMV or the applicable Subsidiary of EMV has paid all rents and additional rents and other sums, expenses and charges due and payable by it thereunder; (D) EMV or the applicable Subsidiary has performed all material obligations imposed on it under such lease and there exists no default or breach under such lease by EMV or the applicable Subsidiary or, to the knowledge of EMV, by any other party thereto; (E) no event has occurred which, whether now or after the giving of notice, with lapse of time or both, would constitute or reasonably be expected to become a default or breach by EMV or the applicable Subsidiary, as the case may be; (F) to the knowledge of EMV, there are no outstanding claims of breach or indemnification or notice of default or termination thereunder; and (G) EMV or the applicable Subsidiary has not exercised any early termination option under such lease.

(vi)	The EMV Real Property is in a state of maintenance and repair in all material respects adequate and suitable for the purposes for which it is presently being used and, to the knowledge of EMV, there are no material repair or restoration works likely to be required in connection with such EMV Real Property.

(vii)	EMV and its Subsidiaries own, lease or licence all personal property (including all assets, equipment, plant, inventory, machinery, vehicles, office and other equipment) as is necessary for them to conduct their business as presently conducted (collectively, the “EMV Personal Property”), and EMV and its Subsidiaries have good and valid title to, or a valid and enforceable interest (whether a leasehold interest or otherwise) in, all of such EMV Personal Property.

(viii)	The EMV Disclosure Letter lists each item of EMV Personal Property owned by EMV and its Subsidiaries which had a book value of more than $150,000 as of the date of the most recent EMV Financial Statement or is otherwise material to the business of EMV and its Subsidiaries, taken as a whole.

(ix)	No EMV Personal Property owned by EMV or its Subsidiaries is in the possession of a third party or is on consignment.

(x)	Each item of EMV Personal Property owned by EMV or its Subsidiaries is in good operating condition and repair, ordinary wear and tear excepted, and is suitable and adequate for the purpose for which it is being used.

(xi)	There are no Proceedings pending or, to the knowledge of EMV, threatened, against or affecting any of the EMV Real Property or EMV Personal Property and neither EMV nor its Subsidiaries are aware of any matter which could lead to any such Proceeding being issued or made.

(xii)	There are no pending, or to the knowledge of EMV, threatened, condemnation or expropriation proceedings with respect to any of the EMV Real Property.

(xiii)	Except as set out in the EMV Disclosure Letter, no person has any right of first refusal, option, contractual obligation, undertaking or commitment or any other legal or equitable right, interest, estate or privilege capable of becoming such, to purchase any of the EMV Real Property (or any portion thereof or interest therein) or any of the material assets owned or leased or otherwise held by EMV or its Subsidiaries, or any part thereof or interest therein, except in connection with the Arrangement.

(xiv)	No material breaches of any covenant or other obligation by any party affecting title to any EMV Real Property are outstanding or would entitle any third party to exercise a right of entry to, or take possession of, any EMV Real Property.

(xv)	There are no disputes regarding boundaries, easements, covenants or other matters relating to any of the EMV Real Property.

(xvi)	The current uses of the EMV Real Property are lawful and valid under all applicable law and any permission authorizing such uses are unconditional and permanent or, if subject to conditions, all conditions have been satisfied and, in respect of ongoing conditions, are being complied with.

(xvii)	There are no claims, liabilities or levies under any planning acts or statutory agreements affecting the EMV Real Property. All required consents and approvals (whether from any local authority, Governmental Entity or any landlord or licensor) have been obtained in respect of the development of, the current use of and any dealing with the EMV Real Property and any alteration, extension or other improvement thereof.

(xviii)	Neither EMV nor its Subsidiaries has any actual or contingent liability in respect of any land and buildings which were previously owned, occupied or used by either EMV or its Subsidiaries, but no longer are.

(o)	Personal Property Leases. The EMV Disclosure Letter lists all the EMV Personal Property Leases and identifies those which cannot be terminated by EMV or its Subsidiary that is a party thereto without liability at any time upon less than 90 days’ notice or which involve payment by EMV or its Subsidiary that is a party thereto in the future of more than $150,000. Each such EMV Personal Property Lease is in full force and effect and has not been amended, and EMV is entitled to the full benefit and advantage of each EMV Personal Property Lease in accordance with its terms. To the knowledge of EMV, each such EMV Personal Property Lease is in good standing and there has not been any material default by EMV, as applicable, or, to the knowledge of EMV, any other party under any EMV Personal Property Lease nor any dispute between EMV and any other party under any such EMV Personal Property Lease.

(p)	Compliance with Laws.

(i)	Except as disclosed in the EMV Disclosure Letter, EMV and each of its Subsidiaries is, and has been, in compliance in all material respects with applicable law, other than acts of non-compliance or violations which would not, individually or in the aggregate, have a Material Adverse Change in respect of EMV.

(ii)	Neither EMV nor any of its Subsidiaries have received any written notice of any Proceeding relating to any violation of any applicable laws, except where such violation has not been and would not be material to the business of EMV and its Subsidiaries, taken as a whole.

(iii)	EMV and its Subsidiaries maintain a program of policies, procedures and internal controls reasonably designed and implemented to provide reasonable assurance that violation of applicable laws by any of EMV’s or its Subsidiaries’ Representatives, or other persons acting on behalf of EMV or any of its Subsidiaries, will be prevented, detected and deterred.

(q)	Complete and Accurate Responses. All information provided to Xos (or its agents or advisors) by EMV (or its agents or advisors) in connection with Xos’s due diligence in relation to this Agreement is complete and accurate in all material respects and is not misleading in any material respect, whether by way of omission or otherwise.

(r)	Opinion of Financial Advisor. The EMV Board has received the EMV Fairness Opinion and confirmation from the EMV Financial Advisor that the Consideration to be received by EMV Shareholders is fair, from a financial point of view, to the EMV Shareholders.

(s)	Finder’s Fees; Commission. Except as disclosed in the EMV Disclosure Letter, no investment banker, broker, finder, financial advisor or other intermediary has been retained by or is authorized to act on behalf of EMV or any of its Subsidiaries, or any of their respective officers, directors or employees, or is entitled to any fee, commission or other payment from EMV or any of its Subsidiaries, or any of their respective Representatives, in connection with this Agreement or the transactions contemplated by this Agreement.

(t)	EMV Board. The EMV Board, after consultation with its financial and legal advisors, has: (i) determined that the Consideration to be received by the EMV Shareholders pursuant to the Arrangement is fair to such holders and that the Arrangement is in the best interests of EMV and the EMV Shareholders; (ii) resolved to unanimously recommend that the EMV Shareholders vote in favour of the EMV Arrangement Resolution; and (iii) authorized the entering into of this Agreement and the performance by EMV of its obligations under this Agreement, and no action has been taken to amend, or supersede such determinations, resolutions or authorizations. Each of the EMV Locked-Up Parties has advised EMV that it will vote or cause to be voted all EMV Shares beneficially held by it in favour of the EMV Arrangement Resolution and each has entered into an EMV Voting Support Agreement with Xos.

(u)	Litigation. Except as disclosed in the EMV Disclosure Letter, there is no Proceeding against or involving EMV or any of its Subsidiaries or any of their respective properties or assets or any person for whose acts EMV or any of its Subsidiaries may be vicariously liable pending or, to the knowledge of EMV, threatened and, to the knowledge of EMV, no event has occurred, or state of facts exists, which would reasonably be expected to give rise to any such Proceeding, in each case which, if adversely determined, would reasonably be expected to have a Material Adverse Change in respect of EMV.

(v)	Employment Matters.

(i)	EMV and its Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, employment and labour standards, wages and hours, immigration, privacy, workers compensation and occupational health and safety and has not received any notice (written or oral) of infraction of any such applicable employment-related laws or of any claim or any investigation thereof.

(ii)	All EMV Employees are legally entitled to work for EMV or the Subsidiary by which they are employed in the jurisdiction in which they work, and all foreign workers employed by EMV or a Subsidiary of EMV have valid work permits permitting them to perform the work they are carrying out for EMV or such Subsidiary. EMV and each of its Subsidiaries has complied with all applicable immigration laws in connection with any EMV Employees who are not permanent residents or citizens in the jurisdiction in which they work, and there are no audits, orders, investigations, charges or claims pending or, to the knowledge of EMV, threatened or reasonably anticipated, against EMV or any of its Subsidiaries in connection with any immigration laws.

(iii)	The EMV Disclosure Letter lists all the EMV Employees as of the date of this Agreement and the position (including whether the EMV Employee is employed by EMV or one of its Subsidiaries and, if the latter, which Subsidiary), status (as full or part time), commencement date of employment with EMV or the applicable Subsidiary thereof, principal location of employment, base salary or hourly wage rate, work permit status (if any) and expiry date, and leave status of each EMV Employee (including reason for leave, last date of active service, and their expected date of return to work). Except as disclosed in the EMV Disclosure Letter, no EMV Employee is receiving benefits under workers’ compensation legislation, on disability leave, statutory leave under any applicable laws, or on temporary layoff.

(iv)	The EMV Disclosure Letter lists details of any person who is not an EMV Employee and who provides services to EMV or any of its Subsidiaries under an agreement that is not a contract of employment with EMV or the relevant Subsidiary (including where the individual acts as a consultant or is on secondment from another employer) and the particulars of the terms on which the individual provides services, including the commencement date of each contract with EMV or its Subsidiary, the length of notice necessary to terminate each contract (or if a fixed term, the expiry date of the fixed term), the location in which they provide services.

(v)	In respect of each EMV Employee, EMV and its Subsidiaries have:

(A)	performed all obligations and duties they are required to perform (and settled all outstanding claims), whether or not legally binding; and

(B)	maintained adequate, suitable and up-to-date records.

(vi)	There are no sums owing to any current or former EMV Employee other than reimbursement of expenses, wages for the current payroll period and accrued vacation.

(vii)	There are no loans to any current or former director of EMV or its Subsidiaries or EMV Employee (or to any nominees or associates of such directors or EMV Employees) made or arranged by EMV, any of its Subsidiaries or any employee benefit trust (or similar arrangement) established by EMV or its Subsidiaries.

(viii)	Except as disclosed in the EMV Disclosure Letter, (A) none of EMV nor any of its Subsidiaries is a party to or bound by any Contract with any director, officer or employee of EMV or any of its Subsidiaries that includes any clauses in relation to job severance, job security or similar provisions (other than such as results by law from the employment of an employee without an agreement as to notice or severance), and (B) neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event(s)) will (i) entitle any current or former employee or other individual service provider of EMV or its Subsidiaries to any payment of separation, severance, termination or similar-type benefits; (ii) obligate EMV or its Subsidiaries to make any compensatory payment or distribution to such person (other than payment of Ordinary Course wages to current employees or Ordinary Course compensation to current independent contractors, in each case, for services performed for EMV or its Subsidiaries in the Ordinary Course of business); (iii) increase any amount or value of compensation or benefit payable to such person; (iv) forgive any indebtedness of such person, in whole or in part; (v) fund any compensation or benefits; or (vi) accelerate any payment or benefit to, or result in any vesting with respect to, the amount of compensation or benefits paid to any such person.

(ix)	Neither EMV nor any of its Subsidiaries is a party, either directly or by operation of law, to any collective agreement. No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any EMV Employees by way of certification, interim certification, voluntary recognition, related employer or successor employer rights, or, to the knowledge of EMV, has applied or threatened to apply to be certified as the bargaining agent of any of the EMV Employees. To the knowledge of EMV, (A) there have been no actual or threatened and there are no pending union organizing activities involving EMV Employees and (B) neither EMV nor any of its Subsidiaries has any labour problems that might adversely affect the business of EMV and its Subsidiaries or lead to an interruption of operations.

(x)	Neither EMV nor any of its Subsidiaries has received any material inspection reports under applicable occupational health and safety legislation relating to EMV or any of its Subsidiaries in the past three years. There are no outstanding inspection occupational health and safety orders (“Orders”) nor, to the knowledge of EMV, any pending or threatened charges made under applicable occupational health and safety legislation relating to EMV or any of its Subsidiaries. There have been no fatal or critical accidents within the last three years which could reasonably be expected to lead to charges involving EMV or any of its Subsidiaries under applicable occupational health and safety legislation.

(xi)	Except as disclosed in the EMV Disclosure Letter, (A) no offer of employment or engagement has been made by EMV or any of its Subsidiaries that has not yet been accepted, or that has been accepted but where the employment or engagement has not yet started and (B) no EMV Options, EMV RSUs, EMV PSUs, EMV DSUs or other awards under the EMV Incentive Plan, the EMV Option Plan or otherwise have been promised to any individual that have not yet been issued or granted.

(xii)	Neither EMV nor any of its Subsidiaries has incurred any actual or contingent liability in connection with any termination of employment of any EMV Employee (including redundancy payments) or for failure to comply with any order for the reinstatement or re-engagement of any EMV Employee.

(xiii)	Except as disclosed in the EMV Disclosure Letter, neither EMV nor any of its Subsidiaries has:

(A)	in the last 12 months, altered any of the terms of employment or engagement of any EMV Employee; or

(B)	offered, promised or agreed to any future variation in the terms of employment or engagement of any EMV Employee.

(xiv)	The EMV Disclosure Letter sets forth a complete and correct list of all EMV Employee Plans and PEO Plans by jurisdiction. Neither EMV nor any of its Subsidiaries has any commitment to establish or enter into any new EMV Employee Plan or any new PEO Plan, to modify any EMV Employee Plan (or any PEO Plan) or the terms of any EMV Employee Plan (or any PEO Plan) or to introduce any new cash incentive scheme or arrangement. Each EMV Employee Plan may be amended or terminated, and each PEO Plan may be withdrawn from, by EMV or its Subsidiaries, in each case in accordance with its terms, in whole or in part, without liability (other than de minimis administrative expenses typically incurred in connection with such amendment or termination), subject only to approvals and payments required by applicable law.

(xv)	True, complete and correct copies of the following documents, with respect to each EMV Employee Plan, where applicable, have previously been delivered to Xos: (A) all documents embodying or governing such EMV Employee Plan (including administrative service Contracts and group insurance Contracts), or for unwritten EMV Employee Plans a written description of the material terms of such EMV Employee Plan, and any funding medium for the EMV Employee Plan; (B) the most recent IRS determination or opinion letter; (C) the most recently filed Form 5500; (D) the most recent actuarial valuation report; (E) the most recent summary plan description (or other descriptions provided to employees) and all modifications thereto; (F) the last three years of non-discrimination testing results; and (G) all non-routine correspondence to and from any governmental agency. With respect to the PEO Plans, EMV has made available to Xos the summaries of such PEO Plans that were provided by the PEO to EMV and, if provided by the PEO to EMV, the latest nondiscrimination testing results with respect to any PEO Plan that is a “qualified plan” under Section 401(a) of the Code.

(xvi)	Each EMV Employee Plan, and to the knowledge of EMV, each PEO Plan, that is intended to qualify under Section 401(a) of the Code has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such EMV Employee Plan (or such PEO Plan) for any period for which such EMV Employee Plan (or PEO Plan) would not otherwise be covered by an IRS determination and, to the knowledge of EMV, no event or omission has occurred that would cause any EMV Employee Plan (or any PEO Plan) to lose such qualification or require corrective action to the IRS or Employee Plan Compliance Resolution System to maintain such qualification.

(xvii)	Each EMV Employee Plan and to the knowledge of EMV, each PEO Plan, is and has been established, operated, and administered in all material respects in accordance with applicable laws and regulations and with its terms, including without limitation ERISA and the Code. To the knowledge of EMV, EMV and its Subsidiaries have performed all material obligations required to be performed by them under, are not in default or violation of, and, as of the date hereof, EMV has no knowledge of any default or violation by any other party to, any EMV Employee Plan or any PEO Plan. No EMV Employee Plan is, and to the knowledge of EMV, no PEO Plan is, or within the past six years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program, or been the subject of any self-correction under any such program. No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of EMV, threatened or reasonably anticipated with respect to any EMV Employee Plan (or to the knowledge of EMV, with respect to any PEO Plan) or, to the knowledge of EMV, any fiduciary or service provider thereof or the assets of any EMV Employee Plan (or any PEO Plan), and, to the knowledge of EMV, there is no reasonable basis for any such litigation or proceeding. All payments or contributions required to have been timely made with respect to all EMV Employee Plans either have been timely made or have been accrued in accordance with the terms of the applicable EMV Employee Plan and applicable law (and with respect to any PEO Plan, all payments or contributions required to have been timely made with respect to any PEO Plan by EMV have been timely made in accordance with the terms of the applicable PEO Plan). With respect to each EMV Employee Plan, and to the knowledge of EMV, each PEO Plan, as applicable, (A) no non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code and Section 406 of ERISA) has occurred or, to the knowledge of EMV, is reasonably expected to occur, in each case, that could reasonably be expected to result in a material Tax or liability to EMV; (B) no breach of fiduciary duty has occurred in connection with which EMV, or, to the knowledge of EMV, a third party plan fiduciary, could reasonably be expected to incur any liability; and (C) no event has occurred and, to the knowledge of EMV, no condition exists that could reasonably be expected to result in the imposition of an excise tax upon EMV or any ERISA Affiliate under Chapter 43 of the Code. To the knowledge of EMV, each PEO Plan that is a health and welfare plan is in compliance in all respects with (x) the applicable requirements of Section 4980B of the Code and any similar state law, and (y) the applicable requirements of the Patient Protection and Affordable Care Act of 2010, as amended.

(xviii)	None of the EMV Employee Plans, and to the knowledge of EMV, none of the PEO Plans, is, or ever has been, and neither EMV nor any ERISA Affiliate has or has ever had any liability in respect of, (i) a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA or any applicable law, (ii) a single employer pension plan within the meaning of Section 4001(a)(15) of ERISA for which EMV or any ERISA Affiliate could incur liability under Section 4063 or 4064 of ERISA, (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), (iv) a plan that is subject to Title IV of ERISA or Section 412 of the Code, (v) a “funded welfare plan” within the meaning of Section 419 of the Code or (vi) a “registered pension plan” (as defined in the Tax Act) or is required to be registered under applicable provincial or federal pension standards legislation.

(xix)	No EMV Employee Plan, and to the knowledge of EMV, no PEO Plan, provides health insurance, life insurance, death benefits or other welfare benefits to current or former employees of EMV beyond their retirement or other termination of service (including to the spouses, beneficiaries, dependents or survivors of such individuals), other than as required under applicable laws including during any statutory or contractual severance or notice period.

(xx)	Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated by this Agreement (whether alone or together with any other event(s)) will result in the payment under any EMV Employee Plan or otherwise of any “excess parachute payment” within the meaning of Section 280G of the Code and the regulations thereunder. No EMV Employee Plan provides for any tax “gross-up” or similar “make-whole” payments for “excess parachute payments” within the meaning of Section 280G of the Code.

(xxi)	Each EMV Employee Plan that constitutes in any part a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated and maintained, in all material respects, in operational and documentary compliance with the requirements of Section 409A of the Code and the applicable guidance issued thereunder. The per share exercise price of each EMV Option is no less than the fair market value of an EMV Share on the date of grant of such EMV Option as determined in a manner consistent with Section 409A of the Code. No payment to be made under any EMV Employee Plan is or will be, subject to the penalties of Section 409A(a)(1) of the Code. No EMV Employee Plan provides for any gross-up, indemnification or similar payment to any person on account of any Taxes under Section 4999 or 409A of the Code.

(w)	Taxes.

(i)	EMV and each of its Subsidiaries has: (A) duly and timely filed, or caused to be filed, with the required Governmental Entity all Tax Returns required to be filed by it pursuant to applicable law prior to the date hereof, and all such Tax Returns are true and correct in all material respects; (B) paid on a timely basis all Taxes and all assessments and reassessments of Taxes required to have been paid to any Governmental Entity pursuant to applicable law due on or before the date hereof, other than Taxes not yet due and payable and Taxes which are being or have been contested in good faith and in respect of which adequate reserves have been provided in the EMV Financial Statements; and (C) duly and timely withheld and collected, or caused to be withheld and collected, all Taxes and other amounts required by law to be withheld and collected by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account of any person, including any employees, officers or directors and any non-resident person) and duly and timely paid or remitted, or caused to be paid or remitted, to the appropriate Governmental Entity such Taxes and other amounts required by law to be paid or remitted by it, except to the extent that such failure has or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Change in respect of EMV or Xos.

(ii)	All Taxes due and owing by EMV and each of its Subsidiaries, in each instance whether or not shown as due on any Tax Return, have been timely paid. No written claim has ever been made by any Governmental Entity where EMV or its Subsidiaries do not file Tax Returns that such person is subject to taxation in, or required to file Tax Returns in, such jurisdiction.

(iii)	All Taxes payable by EMV or any of its Subsidiaries that are not yet due have been adequately reserved for in the EMV Financial Statements.

(iv)	There are no Encumbrances for Taxes upon (A) any assets of EMV or any of its Subsidiaries or (B) any equity securities of EMV or its Subsidiaries.

(v)	There are no outstanding elections, agreements, arrangements or waivers in respect of which EMV or any of its Subsidiaries are a party extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of any Taxes of, or the filing of any Tax Return or any payment of any Taxes by, EMV or any of its Subsidiaries.

(vi)	Each of EMV and its Subsidiaries is in material compliance with all Tax Laws applicable to such person. Neither EMV nor its Subsidiaries has received written notice of any Tax-related Proceeding which has not been fully resolved.

(vii)	Neither EMV nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Date as a result of any: (A) change in method of accounting or use of an improper method of accounting, in each instance relating to transactions entered into or undertaken by EMV or its Subsidiaries or accounting methods employed by EMV or its Subsidiaries, in each instance prior to the Effective Time, (B) settlement arrangements, closing arrangement, or agreement regarding the resolution of any Tax matter with any Governmental Entity, which arrangement or agreement was executed on or prior to the Effective Date by EMV or any of its Subsidiaries, (C) intercompany transaction involving EMV or its Subsidiaries that occurred or was reported on or prior to the Effective Date, (D) installment sale or open transaction disposition or arrangement made by EMV or its Subsidiaries on or prior to the Effective Date, (E) prepaid amount received by EMV or its Subsidiaries on or prior to the Effective Date, or (F) election made by EMV or its Subsidiaries pursuant to any Tax Law.

(viii)	EMV and each of its Subsidiaries is duly registered under subdivision (d) of Division V of Part IX of the Excise Tax Act (Canada) with respect to the goods and services tax and harmonized sales tax and under any applicable provincial sales tax legislation.

(ix)	None of sections 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Tax Act, or any equivalent provision of the Tax Law of any province of Canada, have applied or will apply to EMV or any of its Subsidiaries at any time up to and including the Effective Date.

(x)	Neither EMV nor any of its Subsidiaries has acquired property in circumstances which could subject it to a liability under section 160 of the Tax Act.

(xi)	EMV and each Subsidiary have complied in all material respects with the transfer pricing provisions of each applicable law relating to Taxes, including the contemporaneous documentation and disclosure requirements thereunder.

(xii)	Neither EMV nor any of its Subsidiaries has participated in any transactions which are subject to the reporting requirements under section 237.3 or section 237.5 of the Tax Act, or the notification requirements under section 237.4 of the Tax Act, and neither EMV nor any of its Subsidiaries has an obligation to file an information return pursuant to any of the sections specified above in the Tax Act, or any analogous provision in the Tax Law of any province.

(xiii)	Neither EMV nor any of its Subsidiaries has received any refund or credit for any Tax, nor received any governmental grant, subsidy or similar amount, in each case to which it is not fully entitled.

(xiv)	Neither EMV nor any of its Subsidiaries has constituted a “distributing corporation” or “controlled corporation” in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(xv)	Neither EMV nor any of its Subsidiaries is subject to any material Tax in any jurisdiction other than the jurisdiction in which it is organized, by virtue of having a permanent establishment, fixed place of business or, to the knowledge of EMV, otherwise.

(x)	Transactions with Affiliates. Other than those agreements listed in the EMV Disclosure Letter and other than employment agreements entered into in the Ordinary Course, no officer, director, employee or affiliate of EMV nor any immediate family member of any of the foregoing persons is a party to or beneficiary of any Contract or transaction with EMV or its Subsidiaries or has any interest in any property used or owned by EMV or its Subsidiaries.

(y)	Insurance.

(i)	EMV maintains on behalf of itself and its Subsidiaries fire (with extended risk and casualty coverage), general liability, use and occupancy and other forms of insurance with reputable and sound insurers covering its property and assets in the province of British Columbia and the state of Arizona and protecting the business in such amounts and against such losses and claims as are generally maintained for comparable businesses and properties. The EMV Disclosure Letter sets forth and describes all insurance policies currently maintained by EMV and its Subsidiaries. Each such insurance policy is valid and subsisting and in good standing, all premiums due thereunder have been paid, no notice of cancellation, nonrenewal or termination has been received by EMV or any of its Subsidiaries with respect to any such policy, there is no existing default thereunder or event that, with or without the passage of time or the giving of notice or both, would constitute noncompliance with, or a default under, any such policy or entitle any insurer to terminate or cancel any such policy, and EMV or one of its Subsidiaries is entitled to all rights and benefits thereunder.

(ii)	There are no pending claims under any of such insurance policies and no recent inspection reports, if any, received from insurance underwriters as to the condition or insurance value of the insured property and assets. Neither EMV nor any of its Subsidiaries has failed to give any notice or present any claim under any of such insurance policies in due and timely fashion. To the knowledge of EMV, there are no circumstances which might entitle EMV or its Subsidiaries to make a claim under any of such insurance policies or which might be required under any of such insurance policies to be notified to the insurers.

(z)	Ordinary Course.

Since January 1, 2021 and except as disclosed in the EMV Public Record or the EMV Disclosure Letter:

(i)	other than the transactions contemplated in this Agreement, EMV and each of its Subsidiaries have conducted their respective business only in the Ordinary Course;

(ii)	there has not been any event, circumstance or occurrence which has had, or is reasonably likely to give rise to, individually or in the aggregate, a Material Adverse Change in respect of EMV;

(iii)	there has not been any material increase in the salary, bonus, or other remuneration payable to any employee or director of EMV or any of its Subsidiaries;

(iv)	there has not been any redemption, repurchase or other acquisition of EMV Shares by EMV, or any declaration, setting aside or payment of any dividend or other distribution (whether in cash or otherwise) with respect to the EMV Shares; and

(v)	there has not been any entering into or an amendment of any Material Contract of EMV, other than in the Ordinary Course.

(aa)	EMV Material Contracts.

(i)	The EMV Disclosure Letter contains material details of each Material Contract of EMV.

(ii)	Each Material Contract of EMV is legal, valid, binding and in full force and effect and is enforceable by EMV or a Subsidiary of EMV, as applicable, and, to the knowledge of EMV, each counterparty thereto, in accordance with its terms (subject to bankruptcy, insolvency and other laws affecting creditors’ rights generally, and to general principles of equity) and is the product of fair and arms’ length negotiations between each of the parties to such Material Contract of EMV.

(iii)	EMV and each of its Subsidiaries have performed in all material respects all respective obligations required to be performed by them to date under the Material Contracts of EMV and neither EMV nor any of its Subsidiaries nor, to the knowledge of EMV, any other party to any Material Contract, is in breach or default under any such Material Contract, nor does EMV have knowledge of any condition that with the passage of time or the giving of notice or both would result in such a breach or default.

(iv)	None of EMV or any of its Subsidiaries knows of, or has received any notice (whether written or oral) of, any breach or default under nor, to the knowledge of EMV, does there exist any condition which with the passage of time or the giving of notice or both would result in a breach or default of any Material Contract by any other party to a Material Contract of EMV.

(v)	Neither EMV nor its Subsidiaries has received any notice (whether written or oral) that any party to a Material Contract of EMV intends to cancel, terminate or otherwise modify or not renew its relationship with EMV or any of its Subsidiaries, and, to the knowledge of EMV, no such action has been threatened.

(vi)	Provided EMV’s Key Consents are obtained, no party to a Material Contract of EMV, other than a Contract listed in the EMV Disclosure Letter, is entitled to terminate or amend such Material Contract in connection with or as a result of, or is otherwise entitled to a payment in connection with, the Arrangement or the transactions contemplated by this Agreement.

(bb)	Environmental Matters.

(i)	EMV and its Subsidiaries are and, except for matters that have been fully resolved, have been, in compliance, in all material respects, with all laws orders, directives, determinations, requirements and decisions rendered by any Governmental Entity relating to the protection of the environment, investigation and remediation of soils, groundwater, sediment, water, or air, occupational health and safety or the processing, use, treatment, storage, disposal, discharge, transport, handling, release, spill, emission or presence in the environment of any pollutant, contaminant, chemical, industrial, toxic or hazardous waste (“Hazardous Substances”), or any element, compound, material or substance in respect of which there are prescribed standards (the “Environmental Laws”), and neither EMV nor its Subsidiaries have received any enforcement, prohibition, stop, remediation, improvement or any other notice from, or been subject to any civil sanction imposed by, any enforcement authority with regard to any breach of Environmental Laws or in connection with any Hazardous Substances. There has been no material release of any Hazardous Substances by EMV or its Subsidiaries at, in, on or under any EMV Real Property or in connection with EMV’s and its Subsidiaries’ operations off-site of the EMV Real Property.

(ii)	All permits required in connection with Environmental Laws in connection with the EMV Real Property have been obtained and are in full force and effect and there are no facts or circumstances that may lead to the revocation, suspension, variation or non-renewal of any such permits and there are no conditions of such permits which require or are likely to require any material expenditure.

(iii)	There are no Hazardous Substances at, on or under, nor have any Hazardous Substances been emitted, escaped or migrated from, any of the EMV Real Properties.

(iv)	Neither EMV nor its Subsidiaries has given any warranties or indemnities or entered into any other agreement in respect of any liabilities, duties or obligations that arise under Environmental Laws.

(cc)	Money Laundering; Anti-Terrorism; Anti-Corruption.

(i)	None of EMV, its Subsidiaries nor, to the knowledge of EMV, any Representative thereof, has made any unlawful contribution or other payment to any official of, or candidate for, any federal, state, provincial or foreign office, failed to disclose fully any contribution, or otherwise not been in compliance with applicable laws in all applicable jurisdictions related to anti-corruption or anti-bribery, including the United States Foreign Corrupt Practices Act, or is in violation of any other similar law, or made any payment to any foreign, U.S. or Canadian governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or permitted by applicable laws.

(ii)	Each of EMV and its Subsidiaries currently is and, since January 1, 2020, has been, in compliance with applicable laws in all applicable jurisdictions related to (A) economic sanctions administered, enacted or enforced by any Governmental Entity, (B) export controls, (C) anti-money laundering, including the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956, 1957, and any other equivalent or comparable laws of other countries, (D) anti-boycott regulations, as administered by the U.S. Department of Commerce, and (E) the importation of goods.

(iii)	Neither EMV nor any of its Subsidiaries nor, to the knowledge of EMV, any of its Representatives has received written notice of, or is or has been the subject of, any Proceedings regarding any offense or alleged offense under any of the laws set forth in Sections (cc)(i) or (ii) (including by virtue of having made any disclosure relating to any offense or alleged offense) and, to the knowledge of EMV, there are no circumstances likely to give rise to any such Proceeding.

(dd)	Intellectual Property.

(i)	The EMV Disclosure Letter sets forth a complete and correct list of all: (A) applied for or registered EMV Owned IP, including all registrations and all pending applications for all patents, provisional and patent applications, trademarks, trade names, corporate names, domain names, social media accounts, and copyrights (the “EMV Registered Owned IP”); (B) material unregistered EMV Owned IP, including all material common law, unregistered trademarks; and (C) all Material Contracts regarding any Intellectual Property or Intellectual Property Rights of any person that are licensed for use by EMV or any Subsidiary of EMV in its business and operations, as presently conducted.

(ii)	The EMV Registered Owned IP are subsisting and unexpired, and have not been abandoned or cancelled. Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Change on EMV, EMV and each of its Subsidiaries owns or possesses sufficient and legally enforceable licenses or other rights to all Intellectual Property and Intellectual Property Rights necessary for the conduct of its business as currently conducted, free and clear of Encumbrances.

(iii)	To the knowledge of EMV, all of the EMV Registered Owned IP are valid and, other than any EMV Registered Owned IP comprising applications, enforceable.

(iv)	To the knowledge of EMV, the conduct of the business of EMV, as currently carried on and proposed to be carried on, and the EMV Owned IP, or the use and commercial exploitation thereof, does not infringe, misappropriate, or otherwise violate any Intellectual Property Rights of any person. Neither EMV nor any of its Subsidiaries has received written or oral notice asserting that EMV or any of its Subsidiaries has infringed, violated or misappropriated on any Intellectual Property or Intellectual Property Rights of any person. To the knowledge of EMV, no person is infringing, misappropriating, or otherwise violating the EMV Owned IP.

(v)	EMV has taken all commercially reasonable steps to protect the EMV Owned IP comprising confidential information in each case in accordance with industry practice for companies of a similar size and nature. To the knowledge of EMV, none of the EMV Owned IP was developed using funding from, or the facilities or resources of, the government, universities, or other academic institutions.

(vi)	EMV is not a party to or bound by any Material Contract or other obligation that limits or impairs its ability to use, sell, transfer, assign or convey, or that otherwise affects (A) any of the EMV Owned IP or (B) any of the Intellectual Property or Intellectual Property Rights licensed to or used by EMV, the loss of which would have a Material Adverse Change on EMV. Neither EMV nor any of its Subsidiaries has granted to any person any right, license or permission to use all or any portion of, or otherwise encumbered any of its rights in, or to, any of the EMV Owned IP. Neither EMV nor any of its Subsidiaries is obligated to pay any royalties, fees or other compensation to any person in respect of its use or license of any material Intellectual Property or Intellectual Property Rights in the operation of its business, other than license, maintenance or other fees for software paid in the Ordinary Course.

(vii)	The transactions contemplated by this Agreement and the EMV Arrangement Resolution will not affect EMV’s or any of its Subsidiaries’ rights in any EMV Owned IP, trigger any additional obligations on EMV or any of its Subsidiaries, or otherwise adversely affect EMV’s or any of its Subsidiaries’ rights to commercialize the EMV Owned IP.

(viii)	To the knowledge of EMV, no material confidential information of EMV or any of its Subsidiaries has been disclosed to any third party other than pursuant to a confidentiality agreement pursuant to which such third party agrees to protect such confidential information or otherwise in accordance with EMV’s reasonable business practices.

(ix)	Each Trade Secret of EMV or its Subsidiaries is appropriately documented and the documentation in possession of EMV or its Subsidiaries related to such Trade Secrets is current, accurate and sufficient in detail and content to identify and explain the Trade Secrets and allow their full and proper use by EMV without reliance on the knowledge or memory of any individual. EMV has taken reasonable precautions to protect the secrecy, confidentiality and value of its and its Subsidiaries’ Trade Secrets. Any disclosures of Trade Secrets have been made under a written agreement which includes contractual provisions to protect unauthorized disclosure and use of the Trade Secret. No Trade Secret of EMV or its Subsidiaries is currently subject to any adverse claim or has been challenged or to the knowledge of EMV, threatened in any way. No Trade Secrets of EMV or its Subsidiaries are co-owned or jointly-owned with any person. To the knowledge of EMV, no confidential or proprietary information owned by any person (other than EMV, its directors, officers or employees) has been incorporated into any Trade Secret of EMV or its Subsidiaries. No Trade Secret of EMV or its Subsidiaries is the subject of any escrow or similar arrangement which may provide the release of such Trade Secrets to persons other than EMV under any conditions.

(x)	EMV has taken commercially reasonable measures to ensure that confidential information of EMV and its Subsidiaries and EMV Data are protected against unauthorized access, use, modification, disclosure or other misuse, in a manner which is proportional to the risks associated with such information and, to the knowledge of EMV, no material unauthorized access to or unauthorized use, modification, disclosure or other material misuse of such confidential information or EMV Data has occurred within the past three years.

(xi)	All persons, including current and former founders, executives, employees and contractors of EMV, who contributed to any Intellectual Property or Intellectual Property Rights on behalf of EMV or any of its Subsidiaries, including any EMV Owned IP, during the course of their employment or engagement or other association with EMV or any of its Subsidiaries have executed enforceable assignment agreements that assign to EMV or its Subsidiaries all of such founders’, executives’, employees’ or contractors’ rights in such Intellectual Property and Intellectual Property Rights to the extent that such Intellectual Property and Intellectual Property Rights do not otherwise automatically vest initially in EMV or its Subsidiaries as a work-made-for-hire or otherwise by operation of applicable employment law. All such persons have waived all moral rights in and to the EMV Owned IP.

(ee)	Software.

(i)	The EMV Disclosure Letter sets forth a full, complete and true list of the material Software used in EMV’s or its Subsidiaries’ business, including and identifying all Software components owned by EMV or its Subsidiaries (“EMV Software”) and all Software licensed or made available, including as a service (e.g. software-as-a-service), from third parties, including without limitation identifying all material open source software (“EMV Third Party Software”) excluding any off-the-shelf Software that is generally commercially available to the retail public.

(ii)	The Software used in EMV’s (and any of its Subsidiaries’) businesses is in good working order and condition, and in respect of such Software developed by EMV or its Subsidiaries, conform to the applicable specifications and documentation, and performs the functions and operations intended by EMV or the applicable third party.

(iii)	Except for the EMV Third Party Software listed in the EMV Disclosure Letter and other Software not material to EMV’s business:

(A)	EMV (or any of its Subsidiaries) is the sole and exclusive owner of, or has valid and enforceable rights to use, sell, license, and assign all EMV Software free and clear of any liens, encumbrances, claims, or restrictions of any kind; and

(B)	the EMV Software neither contains nor embodies nor uses nor requires any third party software, including development tools and utilities.

(iv)	Copies of all material license and maintenance agreements for the EMV Third Party Software have been made available by EMV to Xos.

(v)	No person has been provided a copy of the EMV Software by EMV except pursuant to a license that is sufficiently protective of EMV’s rights to such EMV Software.

(vi)	Other than components made available to EMV under open source code licenses, all copies of the source code and related documentation for all EMV Software are securely located at EMV’s premises at the applicable address specified in the EMV Disclosure Letter. No source code or related documentation forming part of the EMV Software is subject to escrow.

(vii)	The source code or related documentation of any EMV Software has not been disclosed to any third party or publicly (other than open source software used by EMV in compliance with the applicable open source license). None of the EMV Software is subject to a ‘copyleft’ open source code license or to any license requiring the present or future public disclosure of its source code. None of the EMV Software used in EMV’s business is subject to a ‘copyleft’ open source code license or to any license that as used by EMV or its Subsidiaries requires (A) the present or future public disclosure of its source code or (B) the license or other provision of any EMV Software used in EMV’s (and any of its Subsidiaries’) business on a royalty-free basis, or (C) allow any person to decompile, disassemble or otherwise reverse engineer any EMV Software, and EMV and its Subsidiaries are in compliance with any restrictions and requirements for any copyleft open source code licenses. As of the date hereof, there has been no theft, reverse engineering, decompiling, disassembling, or other unauthorized disclosure of or access to any source code for any Software used in EMV’s (and any of its Subsidiaries’) business. As of the date hereof, there has been no theft, reverse engineering, decompiling, disassembling, or other unauthorized disclosure of or access to any source code for any Software used in EMV’s (and any of its Subsidiaries’) business.

(viii)	Except as listed in the EMV Disclosure Letter, there are no material problems or material defects in the Software used in EMV’s (and any of its Subsidiaries’) business including bugs, logic errors or failures of the Software used in EMV’s (and any of its Subsidiaries’) business to operate as described in the related documentation, and, except for such disclosed material problems or material defects, the Software used in EMV’s (and any of its Subsidiaries’) business operates substantially in accordance with its documentation and specifications and has no other material problems or defects.

(ix)	The finished and commercially ready Software used in EMV’s (or any of its Subsidiaries) businesses and developed by EMV or any of its Subsidiaries does not contain any undocumented code, disabling mechanism or protection feature intentionally designed to prevent its use, including any clock, timer, counter, computer virus, worm, software lock, drop dead device, Trojan-horse routine, trap door, time bomb or any other codes or instructions that may be used to access, modify, replicate, distort, delete, damage or disable or otherwise impair Software or data, other software, operating systems, computers, networks or equipment with which the finished and commercially ready Software interacts.

(ff)	Information Technology Systems. The IT Systems of EMV and its Subsidiaries are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the business of EMV and its Subsidiaries. In the three years prior to the date of this Agreement, there has been no unauthorized access, use, intrusion, or failure, breakdown or continued substandard performance of any IT System that has caused (i) a material disruption or interruption in or to the operation of any business of EMV or any of its Subsidiaries or (ii) material loss, destruction, damage, or harm of or to EMV (or any of its Subsidiaries) or its operations, personnel, property, or other assets. EMV has taken steps consistent with applicable industry best practices, to protect the integrity and security of the IT Systems of EMV and the data and other information stored thereon. EMV has taken commercially reasonable steps to provide for the remote-site back-up of data and information critical to the conduct of its business in an attempt to avoid material disruption to, or material interruption in, the conduct of such business. EMV has taken appropriate measures in accordance with industry practices to ensure disaster recovery and business continuity plans in the event of disaster or emergency.

(gg)	Finance and Guarantees.

(i)	The EMV Disclosure Letter contains full particulars of all money borrowed by EMV and each of its Subsidiaries in an amount greater than $150,000, and all financial facilities currently outstanding or available to EMV or any of its Subsidiaries in an amount greater than $150,000, including copies of all related documentation.

(ii)	To the knowledge of EMV, there are no circumstances or matters which could affect the continuance of any of the financial facilities that are currently available to EMV or any of its Subsidiaries or which may result in an amendment of their terms.

(iii)	No Encumbrance over any of the assets of EMV or its Subsidiaries is now enforceable and there are no circumstances likely to give rise to such enforcement.

(iv)	No Encumbrance, guarantee, indemnity or other similar security arrangement in an amount in excess of $150,000 has been entered into, given or agreed to be given by:

(A)	EMV, any of its Subsidiaries or any third party for any indebtedness or other obligations of EMV or any of its Subsidiaries; or

(B)	EMV or any of its Subsidiaries for any indebtedness or other obligations of any third party.

(hh)	Privacy Laws.

(i)	The EMV Disclosure Letter identifies each EMV Privacy Policy currently in effect. EMV and each of its Subsidiaries is and, in the three years prior to the date of this Agreement, has been, in compliance with each applicable EMV Privacy Policy.

(ii)	EMV and each of its Subsidiaries is and, in the three years prior to the date of this Agreement, has been, in compliance with all applicable Privacy Laws and Contracts regarding the collection, retention, use, processing, disclosure, transfer and protection of Personal Information.

(iii)	None of EMV nor any of its Subsidiaries has received any request, correspondence, notice or other communication pursuant to applicable privacy laws, or been subject to any enforcement action (including any fines or other sanctions) relating to a breach or alleged breach of their obligations under applicable Privacy Laws, and none of EMV or any of its Subsidiaries has received any claim, complaint, correspondence or other communication from an individual or any other person making a claim under applicable Privacy Laws or alleging any breach of any applicable Privacy Laws and there is no fact or circumstances that may lead to any such notice, request, correspondence, communication, claim, complaint or enforcement action.

(iv)	EMV and each of its Subsidiaries has all necessary notices, consents and authorizations required by Privacy Laws or Contracts to Process any Personal Information in its possession or under its control to the extent required in connection with the operation of the business as conducted prior to closing.

(v)	EMV and each of its Subsidiaries has taken commercially reasonable measures, through appropriate technical, administrative, physical, operational and orgnaizational measures, to ensure that Personal Information Processed by EMV or its Subsidiaries is protected against unauthorized access, use, modification, disclosure or other misuse, in a manner which is proportional to the risks associated with such information and in accordance with applicable Privacy Laws and Contracts. Such measures are appropriately designed to protect and maintain the confidential nature of any Personal Information Processed by EMV and each of its Subsidiaries against any Breach of Security Safeguards. EMV and each of its Subsidiaries has processes in place to ensure Personal Information is not retained for longer than necessary in compliance with Privacy Laws and Contracts.

(vi)	To the knowledge of EMV, in the three years prior to the date of this Agreement, EMV and each of its Subsidiaries has not (A) had any Breaches of Security Safeguards; (B) been required to notify any person or Governmental Entity of any Breach of Security Safeguards; or (C) been adversely affected by a denial of-service or other attack designed to interrupt operations or interrupt access to information technology systems, including ransomware attacks.

(vii)	EMV and each of its Subsidiaries have obtained written agreements from all subcontractors and third-party vendors with or to whom EMV and the Subsidiaries have transferred or disclosed Personal Information that (1) satisfy the requirements of Privacy Laws, and (2) bind the subcontractors and third-party vendors to substantially the same restrictions and conditions that apply to EMV and the Subsidiary with respect to the Processing of such Personal Information. EMV is not aware of any non-compliance with applicable Privacy Laws by third parties that Process Personal Information, install computer programs or alter transmission data on behalf of EMV or the Subsidiaries in connection with the business, nor is EMV aware of any non-compliance by such third parties with their contractual obligations to EMV or the Subsidiaries in connection with the business.

(viii)	The execution, delivery and performance of this Agreement and the consummation of the contemplated transactions, including any use, transfer or disclosure of Personal Information resulting from such transactions, will not violate any applicable Privacy Law or the EMV Privacy Policies.

(ii)	Canada’s Anti-Spam Legislation.

(i)	EMV is currently in compliance with and has always complied with all applicable CASL provisions since the effective date of such provisions. EMV has processes designed to ensure it obtains lawful authority for the sending of any commercial electronic messages, installing computer programs or altering transmission data in compliance with CASL, and EMV has retained accurate and complete information and records upon which to ground such lawful authority.

(ii)	EMV has implemented policies and procedures that comply with CASL, and EMV has operated in accordance with such policies and procedures at all relevant times where required by CASL.

(iii)	To the knowledge of EMV, no person (including any Governmental Entity) has commenced any complaint, claim, proceeding, litigation, investigation, inquiry, or enforcement action relating to EMV’s CASL compliance, or threatened any such complaint, claim, proceeding, litigation, investigation, inquiry, or enforcement action. EMV has not entered into any undertakings with any Governmental Entity pursuant to CASL.

(jj)	Permits and Authorizations.

(i)	EMV and each of its Subsidiaries holds all (i) Authorizations and (ii) licences, consents, permits and authorities, other than the Authorizations, necessary to carry on its business in the places and in the manner in which it is carried on at the date of this Agreement (the “EMV Permits”), except as would reasonably likely to give rise to, individually or in the aggregate, a Material Adverse Change in respect of EMV.

(ii)	Each of the EMV Permits and Authorizations is valid and subsisting, and neither EMV nor any of its Subsidiaries is in breach of the terms or conditions of the EMV Permits and Authorizations (or any of them), except as would reasonably likely to give rise to, individually or in the aggregate, a Material Adverse Change in respect of EMV.

(iii)	To the knowledge of EMV, there is no reason why any of the EMV Permits or Authorizations may be revoked, suspended or cancelled (in whole or in part), or may not be renewed on the same terms.

(kk)	Canadian Merger Control. EMV, together with its affiliates (as such term is defined under section 2 of the Competition Act and not as defined under this Agreement), neither has assets in Canada with an aggregate value in excess of C$200 million nor aggregate gross revenues from sales in, from or into Canada in excess of C$200 million, all as determined in accordance with and for the purposes of subsection 109(1) of the Competition Act.

(ll)	Insider Trading Arrangements. The EMV Disclosure Letter sets forth a list of any contract, instruction or plan established pursuant to Rule 10b5-1 under the U.S. Exchange Act relating to EMV securities held by EMV Locked-Up Parties in place as of the date hereof, including the numbers of EMV Shares subject thereto and the purchase prices specified thereunder.

Schedule D–

Representations and Warranties of Xos

(a)	Organization and Qualification. Xos is a corporation duly incorporated and existing under the laws of the State of Delaware and is up-to-date in respect of all material corporate filings and is in good standing under the laws of the State of Delaware. Xos has the corporate power and authority to own and operate its assets and conduct its business as now owned and conducted. Xos is duly qualified, licensed or registered to carry on business and is in good standing in each jurisdiction in which the character of its assets and properties owned, leased, licensed or otherwise held, or the nature of its activities, makes such qualification necessary, and has all Authorizations required to own, lease and operate its assets and to carry on its business as now conducted, except where the failure to be so qualified will not, individually or in the aggregate, have a Material Adverse Change in respect of Xos.

(b)	Corporate Authority. Xos has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby subject to approval of the Xos Stockholder Resolution in accordance with Xos’s Constating Documents and the applicable Nasdaq rules (the “Xos Requisite Vote”). The execution and delivery and performance by Xos of this Agreement and the consummation of the transactions contemplated hereby, including the Arrangement, have been duly authorized by all necessary corporate action on the part of Xos and no other corporate proceedings on the part of Xos are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby, including the Arrangement, other than (i) approval by the Xos Board of the Joint Proxy Statement/Circular and (ii) approval by the Xos Stockholders of the Xos Stockholder Resolution in the manner required by Xos’s Constating Documents and applicable law.

(c)	Enforcement and Binding Obligation. This Agreement has been duly executed and delivered by Xos, and, assuming the due authorization, execution and delivery by EMV, constitutes a legal, valid and binding agreement of Xos enforceable against it in accordance with its terms subject only to any limitation under bankruptcy, insolvency or other law affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(d)	Government Authorization. The execution, delivery and performance by Xos of this Agreement and the consummation by Xos of the transactions contemplated hereby, including the Arrangement, do not require any Authorization or other action by or in respect of, or filing, recording, registering or publication with, or notification to, any Governmental Entity other than (i) the Interim Order and any approvals required by the Interim Order, (ii) the Final Order and (iii) such filings and approvals required by Securities Laws.

(e)	No Conflict. Subject to obtaining Xos’s Key Consents, the execution, delivery and performance by Xos of this Agreement and the consummation of the transactions contemplated hereby or by any document referred to or contemplated in connection with this Agreement, including the Arrangement, does not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition): (i) contravene, conflict with, or result in any violation or breach of Xos’s Constating Documents; (ii) contravene, conflict with or result in a violation or breach of any law applicable to Xos; (iii) allow any person to exercise any rights, require any consent, or other action by any person, or constitute a default or breach under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Xos is entitled (including by triggering any rights of first refusal or first offer, change in control provision or other restriction or limitation) under any Contract or Authorization to which Xos or any of its Subsidiaries is a party or by which Xos or any of its Subsidiaries is bound, which would have a Material Adverse Change in respect of Xos or its Subsidiaries; or (iv) result in the creation or imposition of any Encumbrance upon any of Xos’s assets or the assets of any of its Subsidiaries which would have a Material Adverse Change in respect of Xos or its Subsidiaries.

(f)	Capitalization.

(i)	The authorized capital of Xos consists of (i) 1,000,000,000 Xos Shares each with a par value of $0.0001 and (ii) 10,000,000 shares of preferred stock each with a par value of $0.0001 (“Xos Preferred Shares”). As of the close of business on January 9, 2024, there were 5,941,233 issued and outstanding Xos Shares, all of which have been duly authorized and are validly issued, fully paid and non-assessable, and no Xos Preferred Shares issued and outstanding. In addition, as of the close of business on January 9, 2024, there were (i) 22,512 Xos Options, 603,619 Xos RSUs and 18,833,298 Xos Warrants issued and outstanding, and (ii) a principal amount of $20,000,000 under the Xos Convertible Note issued and outstanding (collectively, “Xos Convertible Securities”). All Xos Convertible Securities have been duly authorized and validly issued and, upon issuance in accordance with the respective terms of such Xos Convertible Securities, the Xos Shares underlying such Xos Convertible Securities will be validly issued, fully paid and non-assessable and are not and will not be subject to or issued in violation of any pre-emptive rights or any law. All of the issued and outstanding Xos Shares, Xos Preferred Shares and Xos Convertible Securities have been offered, issued, sold and transferred in compliance with applicable law, including applicable Securities Laws.

(ii)	The Xos Disclosure Letter sets forth, in respect of each Xos Option outstanding as of the date of this Agreement: (A) the number of Xos Shares issuable upon exercise thereof; (B) the purchase price payable upon exercise thereof; and (C) the extent to which such Xos Option is vested and exercisable.

(iii)	The Xos Disclosure Letter sets forth, in respect of the Xos RSUs outstanding as of the date of this Agreement: (A) the amount of Xos Shares or cash, as applicable, issuable upon vesting; and (B) the vesting schedule of Xos RSUs.

(iv)	The Xos Disclosure Letter sets forth, in respect of the Xos Warrants outstanding as of the date of this Agreement: (A) the number of Xos Shares issuable upon exercise thereof; (B) the purchase price payable upon exercise thereof; and (C) the date of expiry.

(v)	Except for the Xos Shares, the Xos Preferred Shares and the Xos Convertible Securities disclosed herein and the Xos Disclosure Letter, there are no other issued, outstanding or authorized shares, options, warrants, calls, conversion, pre-emptive, redemption, repurchase, stock appreciation or other rights, or any other agreements, arrangements, instruments or commitments of any kind that obligate Xos or any of its Subsidiaries to, directly or indirectly, issue or sell any securities of Xos or any of its Subsidiaries, or give any person a right to subscribe for or acquire, any securities of Xos or any of its Subsidiaries, or the value of which is based on the value of the securities of Xos or any of its Subsidiaries.

(g)	Corporate Records.

(i)	The minute books of Xos have been maintained in accordance in all material respects with applicable laws and contain true, correct and complete copies of its articles and by-laws, the minutes of every meeting of the Xos Board and every committee thereof and of its shareholders and every written resolution of its directors and shareholders. All meetings of directors and shareholders of Xos and its Subsidiaries have been duly called and held and all resolutions have been duly passed in accordance in all material respects with applicable laws (except as would not reasonably be expected to have a Material Adverse Change) at such meetings or by written resolution. The share certificate book, register of shareholders, register of transfers and register of directors and officers of Xos are complete and accurate in all respects.

(ii)	Except as set out in the Xos Disclosure Letter, there are no shareholders agreements governing the affairs of Xos or the relationship, rights and duties of its shareholders, nor are there any voting trusts, pooling arrangements or other similar agreements with respect to the ownership or voting of any shares of Xos.

(h)	Subsidiaries. The Xos Disclosure Letter sets out all of the Subsidiaries of Xos. All securities of such Subsidiaries are held, directly or indirectly, by Xos and are held free and clear of all Encumbrances, except as disclosed in the Xos Disclosure Letter. All equity securities held by Xos, directly or indirectly, in the capital of its Subsidiaries have been duly authorized and are validly issued and are outstanding as fully paid and non-assessable and no person (other than pursuant to the Arrangement) has any right, agreement or option, present or future, contingent or absolute, or any right capable of becoming a right, agreement or option, for the purchase from Xos of any interest in any of such securities or for the issue or allotment of any unissued securities in the capital of the Subsidiaries of Xos or any other security convertible into or exchangeable for any such equity securities. Each of the Subsidiaries of Xos (i) has been duly formed in its respective jurisdiction of formation and is up-to-date in respect of all material corporate filings and is in good standing under the laws of such jurisdiction and (ii) is duly qualified, licensed or registered to carry on business and is in good standing in each jurisdiction in which the character of its assets and properties owned, leased, licensed or otherwise held, or the nature of its activities, makes such qualification necessary and has all requisite corporate power, authority and capacity and all Authorizations required to carry on its business as now conducted and to own, lease and operate its properties and assets, except as would not reasonably be expected to have a Material Adverse Change on Xos.

(i)	Securities Law Matters.

(i)	The Xos Shares are listed for trading on the Nasdaq under the symbol “XOS”. Xos is not in default of Securities Laws or the rules or regulations of the Nasdaq. No delisting, suspension of trading or cease trade or other order or restriction with respect to any securities of Xos is pending, in effect, has been threatened, or to the knowledge of Xos, is expected to be implemented or undertaken, and to the knowledge of Xos, Xos is not subject to any formal or informal review, enquiry, investigation or other proceeding relating to any such order or restriction.

(ii)	Since it has been required to do so in accordance with the U.S. Exchange Act, (A) Xos has established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the U.S. Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Xos’s financial reporting and the preparation of its financial statements for external purposes in accordance with U.S. GAAP and (B) Xos has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the U.S. Exchange Act) reasonably designed to ensure that all material information concerning Xos and its Subsidiaries and other material information required to be disclosed by Xos in the reports that it files or furnishes under the U.S. Exchange Act is made known on a timely basis to the individuals responsible for the preparation of Xos’s SEC filings and other public disclosure documents.

(j)	Xos Public Record. Since January 1, 2023, Xos has timely filed or delivered all documents and instruments required to be filed or furnished by it under Securities Laws (the “Xos Public Record”). Each of the documents and instruments constituting the Xos Public Record were prepared in all material respects in accordance with the requirements of Securities Laws and did not, as of the date filed (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such filing), contain any Misrepresentation. Xos has not filed or furnished any confidential filings with any Securities Authority. There are no outstanding or unresolved comments in comment letters from any Securities Authority with respect to any document or instrument in the Xos Public Record.

(k)	Financial Statements.

(i)	Except as disclosed in the Xos Disclosure Letter, the Xos Financial Statements: (A) were prepared in accordance with U.S. GAAP consistently applied (except (1) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of Xos’s independent auditors, or (2) in the case of unaudited interim statements, are subject to normal period-end adjustments and may omit notes which are not required by applicable law in the unaudited statements) and applicable law; (B) fairly present, in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise), consolidated financial position, results of operations or financial performance and cash flows of Xos and its Subsidiaries as of their respective dates and the consolidated financial position, results of operations or financial performance and cash flows of Xos and its Subsidiaries for the respective periods covered by such financial statements; and (C) reflect reserves required by U.S. GAAP in respect of all material contingent liabilities, if any, of Xos and its Subsidiaries on a consolidated basis.

(ii)	There are no off-balance sheet transactions, arrangements, obligations (including contingent obligations) or other relationships of Xos or any of its Subsidiaries with unconsolidated entities or other persons.

(iii)	The financial books, records and accounts of Xos and each of its Subsidiaries: (A) have been maintained, in all material respects, in accordance with U.S. GAAP, (B) are stated in reasonable detail, (C) accurately and fairly reflect all the material transactions, acquisitions and dispositions of Xos and its Subsidiaries, and (D) accurately and fairly reflect the basis for the Xos Financial Statements.

(iv)	Except as disclosed in the Xos Disclosure Letter, since January 1, 2021, neither Xos nor any of its Subsidiaries nor, to the knowledge of any director, officer, employee, auditor, accountant or representative of Xos or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Xos or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion, or claim that Xos or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(l)	Undisclosed Liabilities. Neither Xos nor any of its Subsidiaries has any material liabilities or obligations of any nature, whether or not accrued, contingent, absolute, determined, determinable or otherwise, required to be disclosed in the liabilities column of a balance sheet prepared in accordance with U.S. GAAP, except for (A) liabilities and obligations that are specifically presented on the audited consolidated balance sheet of Xos as of December 31, 2022 (the “Xos Balance Sheet”) or disclosed in the notes thereto; (B) those incurred in the Ordinary Course since the date of the Xos Balance Sheet and consistent with past practice; and (C) those incurred in connection with the execution of this Agreement.

(m)	Bankruptcy, Insolvency and Reorganization.

(i)	Neither Xos nor any of its Subsidiaries is insolvent pursuant to its respective jurisdiction of formation or has made an assignment in favour of its creditors, made a proposal in bankruptcy to its creditors or any class thereof or had any petition for a receiving order presented in respect of them.

(ii)	Neither Xos nor its Subsidiaries have initiated proceedings with respect to a compromise or arrangement with their creditors or for their winding up, liquidation or dissolution. No receiver has been appointed in respect of Xos or its Subsidiaries, or any of their respective property or assets and no execution or distress has been levied upon any of their property or assets. No act or proceeding has been taken or authorized by or against Xos or any of its Subsidiaries with respect to any amalgamation, merger, consolidation, arrangement or reorganization of, or relating to, Xos nor, to the knowledge of Xos, have any such proceedings been authorized by any other person.

(n)	Compliance with Laws.

(i)	Except as disclosed in the Xos Disclosure Letter, Xos and each of its Subsidiaries is, and has been, in compliance in all material respects with applicable law, other than acts of non-compliance or violations which would not, individually or in the aggregate, have a Material Adverse Change in respect of Xos.

(ii)	Except as disclosed in the Xos Disclosure Letter, neither Xos nor any of its Subsidiaries have received any written notice of any Proceeding relating to any violation of any applicable laws, except where such violation has not been and would not be material to the business of Xos and its Subsidiaries, taken as a whole.

(iii)	Xos and its Subsidiaries maintain a program of policies, procedures and internal controls reasonably designed and implemented to provide reasonable assurance that violation of applicable laws by any of Xos’s or its Subsidiaries’ Representatives, or other persons acting on behalf of Xos or any of its Subsidiaries, will be prevented, detected and deterred.

(o)	Complete and Accurate Responses. All information provided to EMV (or its agents or advisors) by Xos (or its agents or advisors) in connection with EMV’s due diligence in relation to this Agreement is complete and accurate in all material respects and is not misleading in any material respect, whether by way of omission or otherwise.

(p)	Finder’s Fees; Commission. Except as disclosed in the Xos Disclosure Letter, no investment banker, broker, finder, financial advisor or other intermediary has been retained by or is authorized to act on behalf of Xos or any of its Subsidiaries, or any of their respective officers, directors or employees, or is entitled to any fee, commission or other payment from Xos or any of its Subsidiaries, or any of their respective Representatives, in connection with this Agreement or the transactions contemplated by this Agreement.

(q)	Xos Board. The Xos Board, after consultation with its financial and legal advisors, has: (i) determined that the Arrangement is in the best interests of Xos; (ii) resolved to unanimously recommend that the Xos Stockholders vote in favour of the Xos Stockholder Resolution; and (iii) authorized the entering into of this Agreement and the performance by Xos of its obligations under this Agreement, and no action has been taken to amend, or supersede such determinations, resolutions, or authorizations. Each of the Xos Locked-Up Parties has advised Xos that they will vote or cause to be voted all Xos Shares beneficially held by them in favour of the Xos Stockholder Resolution and each has entered into a Xos Voting Support Agreement with EMV.

(r)	Litigation. Except as disclosed in the Xos Disclosure Letter, there is no Proceeding against or involving Xos or any of its Subsidiaries or any of their respective properties or assets or any person for whose acts Xos or any of its Subsidiaries may be vicariously liable pending or, to the knowledge of Xos, threatened and, to the knowledge of Xos, no event has occurred, or state of facts exists, which would reasonably be expected to give rise to any such Proceeding, in each case which, if adversely determined, would reasonably be expected to have a Material Adverse Change in respect of Xos.

(s)	Taxes.

(i)	Xos and each of its Subsidiaries has: (A) duly and timely filed, or caused to be filed, with the required Governmental Entity all Tax Returns required to be filed by it pursuant to applicable law prior to the date hereof, and all such Tax Returns are true and correct in all material respects; (B) paid on a timely basis all Taxes and all assessments and reassessments of Taxes required to have been paid to any Governmental Entity pursuant to applicable law due on or before the date hereof, other than Taxes not yet due and payable and Taxes which are being or have been contested in good faith and in respect of which adequate reserves have been provided in the Xos Financial Statements; and (C) duly and timely withheld, or caused to be withheld, all Taxes and other amounts required by law to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account of any person, including any employees, officers or directors and any non-resident person) and duly and timely paid or remitted, or caused to be paid or remitted, to the appropriate Governmental Entity such Taxes and other amounts required by law to be paid or remitted by it, except to the extent that such failure has or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Change in respect of EMV or Xos.

(ii)	All Taxes due and owing by Xos and each of its Subsidiaries, in each instance whether or not shown as due on any Tax Return, have been timely paid. No written claim has ever been made by any Governmental Entity where Xos or its Subsidiaries do not file Tax Returns that such person is subject to taxation in, or required to file Tax Returns in, such jurisdiction.

(iii)	All Taxes payable by Xos or any of its Subsidiaries that are not yet due have been adequately reserved for in the Xos Financial Statements.

(iv)	There are no Encumbrances for Taxes upon (A) any assets of Xos or any of its Subsidiaries or (B) any equity securities of Xos or its Subsidiaries.

(v)	There are no outstanding elections, agreements, arrangements or waivers in respect of which Xos or any of its Subsidiaries are a party extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of any Taxes of, or the filing of any Tax Return or any payment of any Taxes by, Xos or any of its Subsidiaries.

(vi)	Each of Xos and its Subsidiaries is in material compliance with all Tax Laws applicable to such person. Neither Xos nor its Subsidiaries has received written notice of any Tax-related Proceeding which has not been fully resolved.

(vii)	Neither Xos nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Date as a result of any: (A) change in method of accounting or use of an improper method of accounting, in each instance relating to transactions entered into or undertaken by Xos or its Subsidiaries or accounting methods employed by Xos or its Subsidiaries, in each instance prior to the Effective Time, (B) settlement arrangements, closing arrangement, or agreement regarding the resolution of any Tax matter with any Governmental Entity, which arrangement or agreement was executed on or prior to the Effective Date by Xos or any of its Subsidiaries, (C) intercompany transaction involving Xos or its Subsidiaries that occurred or was reported on or prior to the Effective Date, (D) installment sale or open transaction disposition or arrangement made by Xos or its Subsidiaries on or prior to the Effective Date, (E) prepaid amount received by Xos or its Subsidiaries on or prior to the Effective Date, or (F) election made by Xos or its Subsidiaries pursuant to any Tax Law.

(t)	Ordinary Course.

Since January 1, 2021 and except as disclosed in the Xos Public Record or the Xos Disclosure Letter:

(i)	other than the transactions contemplated in this Agreement, Xos and each of its Subsidiaries have conducted their respective business only in the Ordinary Course; and

(ii)	there has not been any event, circumstance or occurrence which has had, or is reasonably likely to give rise to, individually or in the aggregate, a Material Adverse Change in respect of Xos.

(u)	Xos Material Contracts.

(i)	Each Material Contract of Xos is legal, valid, binding and in full force and effect and is enforceable by Xos or a Subsidiary of Xos, as applicable, and, to the knowledge of Xos, each counterparty thereto, in accordance with its terms (subject to bankruptcy, insolvency and other laws affecting creditors’ rights generally, and to general principles of equity) and is the product of fair and arms’ length negotiations between each of the parties to such Material Contract of Xos.

(ii)	Xos and each of its Subsidiaries have performed in all material respects all respective obligations required to be performed by them to date under the Material Contracts of Xos and neither Xos nor any of its Subsidiaries nor, to the knowledge of Xos, any other party to any Material Contract, is in breach or default under any such Material Contract, nor does Xos have knowledge of any condition that with the passage of time or the giving of notice or both would result in such a breach or default.

(iii)	Neither Xos nor its Subsidiaries has received any notice (whether written or oral) that any party to a Material Contract of Xos intends to cancel, terminate or otherwise modify or not renew its relationship with Xos or any of its Subsidiaries, and, to the knowledge of Xos, no such action has been threatened.

(iv)	Provided Xos’s Key Consents are obtained, no party to a Material Contract of Xos, other than a Contract listed in the Xos Disclosure Letter, is entitled to terminate or amend such Material Contract in connection with or as a result of, or is otherwise entitled to a payment in connection with, the Arrangement or the transactions contemplated by this Agreement.

(v)	Environmental Matters.

(i)	Xos and its Subsidiaries are and, except for matters that have been fully resolved, have been, in compliance, in all material respects, with all Environmental Laws, and neither Xos nor its Subsidiaries have received any enforcement, prohibition, stop, remediation, improvement or any other notice from, or been subject to any civil sanction imposed by, any enforcement authority with regard to any breach of Environmental Laws or in connection with any Hazardous Substances. There has been no material release of any Hazardous Substances by Xos or its Subsidiaries at, in, on or under any real property owned, used, occupied or leased by Xos (“Xos Real Property”) or in connection with Xos’s and its Subsidiaries’ operations off-site of the Xos Real Property.

(ii)	All permits required in connection with Environmental Laws in connection with the Xos Real Property have been obtained and are in full force and effect and there are no facts or circumstances that may lead to the revocation, suspension, variation or non-renewal of any such permits and there are no conditions of such permits which require or are likely to require any material expenditure.

(iii)	There are no Hazardous Substances at, on or under, nor have any Hazardous Substances been emitted, escaped or migrated from, any of the Xos Real Properties.

(w)	Money Laundering; Anti-Terrorism; Anti-Corruption.

(i)	None of Xos, its Subsidiaries nor, to the knowledge of Xos, any Representative thereof, has made any unlawful contribution or other payment to any official of, or candidate for, any federal, state, provincial or foreign office, failed to disclose fully any contribution, or otherwise not been in compliance with applicable laws in all applicable jurisdictions related to anti-corruption or anti-bribery, including the United States Foreign Corrupt Practices Act, the Corruption of Foreign Public Officials Act (Canada) or is in violation of any other similar law, or made any payment to any foreign or U.S. governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or permitted by applicable laws.

(ii)	Each of Xos and its Subsidiaries currently is and, since January 1, 2020, has been, in compliance with applicable laws in all applicable jurisdictions related to (A) economic sanctions administered, enacted or enforced by any Governmental Entity, (B) export controls, (C) anti-money laundering, including the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956, 1957, and any other equivalent or comparable laws of other countries, (D) anti-boycott regulations, as administered by the U.S. Department of Commerce, and (E) the importation of goods.

(iii)	Neither Xos nor any of its Subsidiaries nor, to the knowledge of Xos, any of its Representatives has received written notice of, or is or has been the subject of, any Proceedings regarding any offense or alleged offense under any of the laws set forth in Sections (w)(i) or (ii) (including by virtue of having made any disclosure relating to any offense or alleged offense) and, to the knowledge of Xos, there are no circumstances likely to give rise to any such Proceeding.

(x)	Intellectual Property.

(i)	The Xos Disclosure Letter sets forth a complete and correct list of all: (A) applied for or registered Xos Owned IP, including all registrations and all pending applications for all patents, provisional and patent applications, trademarks, trade names, corporate names, domain names, social media accounts, and copyrights (the “Xos Registered Owned IP”); (B) material unregistered Xos Owned IP, including all material common law, unregistered trademarks; and (C) all Material Contracts regarding any Intellectual Property or Intellectual Property Rights of any person that are licensed for use by Xos or any Subsidiary of Xos in its business and operations, as presently conducted.

(ii)	The Xos Registered Owned IP are subsisting and unexpired, and have not been abandoned or cancelled. Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Change on Xos, Xos and each of its Subsidiaries owns or possesses sufficient and legally enforceable licenses or other rights to all Intellectual Property and Intellectual Property Rights necessary for the conduct of its business as currently conducted, free and clear of Encumbrances.

(iii)	To the knowledge of Xos, all of the Xos Registered Owned IP are valid and, other than any Xos Registered Owned IP comprising applications, enforceable.

(iv)	To the knowledge of Xos, the conduct of the business of Xos, as currently carried on and proposed to be carried on, and the Xos Owned IP, or the use and commercial exploitation thereof, does not infringe, misappropriate, or otherwise violate any Intellectual Property Rights of any person. Neither Xos nor any of its Subsidiaries has received written or oral notice asserting that Xos or any of its Subsidiaries has infringed, violated or misappropriated any Intellectual Property or Intellectual Property Rights of any person. To the knowledge of Xos, no person is infringing, misappropriating, or otherwise violating the Xos Owned IP.

(v)	Xos has taken all commercially reasonable steps to protect the Xos Owned IP comprising confidential information in each case in accordance with industry practice for companies of a similar size and nature. To the knowledge of Xos, none of the Xos Owned IP was developed using funding from, or the facilities or resources of, the government, universities, or other academic institutions.

(vi)	Xos is not a party to or bound by any Material Contract or other obligation that limits or impairs its ability to use, sell, transfer, assign or convey, or that otherwise affects (A) any of the Xos Owned IP or (B) any of the Intellectual Property or Intellectual Property Rights licensed to or used by Xos, the loss of which would have a Material Adverse Change on Xos. Neither Xos nor any of its Subsidiaries has granted to any person any right, license or permission to use all or any portion of, or otherwise encumbered any of its rights in, or to, any of the Xos Owned IP. Neither Xos nor any of its Subsidiaries is obligated to pay any royalties, fees or other compensation to any person in respect of its use or license of any material Intellectual Property or Intellectual Property Rights in the operation of its business, other than license, maintenance or other fees for software paid in the Ordinary Course.

(vii)	The transactions contemplated by this Agreement and the Xos Stockholder Resolution will not affect Xos’s or any of its Subsidiaries’ rights in any Xos Owned IP, trigger any additional obligations on Xos or any of its Subsidiaries, or otherwise adversely affect Xos’s or any of its Subsidiaries’ rights to commercialize the Xos Owned IP.

(viii)	To the knowledge of Xos, no material confidential information of Xos or any of its Subsidiaries has been disclosed to any third party other than pursuant to a confidentiality agreement pursuant to which such third party agrees to protect such confidential information or otherwise in accordance with Xos’s reasonable business practices.

(ix)	Each Trade Secret of Xos or its Subsidiaries is appropriately documented and the documentation in possession of Xos or its Subsidiaries related to such Trade Secrets is current, accurate and sufficient in detail and content to identify and explain the Trade Secrets and allow their full and proper use by Xos without reliance on the knowledge or memory of any individual. Xos has taken reasonable precautions to protect the secrecy, confidentiality and value of its and its Subsidiaries’ Trade Secrets. Any disclosures of Trade Secrets have been made under a written agreement which includes contractual provisions to protect unauthorized disclosure and use of the Trade Secret. No Trade Secret of Xos or its Subsidiaries is currently subject to any adverse claim or has been challenged or to the knowledge of Xos, threatened in any way. No Trade Secrets of Xos or its Subsidiaries are co-owned or jointly-owned with any person. To the knowledge of Xos, no confidential or proprietary information owned by any person (other than Xos, its directors, officers or employees) has been incorporated into any Trade Secret of Xos or its Subsidiaries. No Trade Secret of Xos or its Subsidiaries is the subject of any escrow or similar arrangement which may provide the release of such Trade Secrets to persons other than Xos under any conditions.

(x)	Xos has taken commercially reasonable measures to ensure that confidential information of Xos and its Subsidiaries and Xos Data are protected against unauthorized access, use, modification, disclosure or other misuse, in a manner which is proportional to the risks associated with such information and, to the knowledge of Xos, no material unauthorized access to or unauthorized use, modification, disclosure or other material misuse of such confidential information or Xos Data has occurred within the past three years.

(xi)	All persons, including current and former founders, executives, employees and contractors of Xos, who contributed to any Intellectual Property or Intellectual Property Rights on behalf of Xos or any of its Subsidiaries, including any Xos Owned IP, during the course of their employment or engagement or other association with Xos or any of its Subsidiaries have executed enforceable assignment agreements that assign to Xos or its Subsidiaries all of such founders’, executives’, employees’ or contractors’ rights in such Intellectual Property and Intellectual Property Rights to the extent that such Intellectual Property and Intellectual Property Rights do not otherwise automatically vest initially in Xos or its Subsidiaries as a work-made-for-hire or otherwise by operation of applicable employment law. All such persons have waived all moral rights in and to the Xos Owned IP.

(y)	Software.

(i)	The Xos Disclosure Letter sets forth a full, complete and true list of the material Software used in Xos’s or its Subsidiaries’ business, including and identifying all Software components owned by Xos or its Subsidiaries (“Xos Software”) and all Software licensed or made available, including as a service (e.g., software-as-a-service), from third parties, including without limitation identifying all material open source software (“Xos Third Party Software”) excluding any off-the-shelf Software that is generally commercially available to the retail public.

(ii)	The Software used in Xos’s (and any of its Subsidiaries’) businesses is in good working order and condition, and in respect of such Software developed by Xos or any of its Subsidiaries, conform to the applicable specifications and documentation, and performs the functions and operations intended by Xos or the applicable third party.

(iii)	Except for the Xos Third Party Software listed in the Xos Disclosure Letter and other Software not material to Xos’s business:

(A)	Xos (or any of its Subsidiaries) is the sole and exclusive owner of, or has valid and enforceable rights to use, sell, license, and assign all Xos Software free and clear of any liens, encumbrances, claims, or restrictions of any kind; and

(B)	the Xos Software neither contains nor embodies nor uses nor requires any third party software, including development tools and utilities.

(iv)	Copies of all material license and maintenance agreements for the Xos Third Party Software have been made available by Xos to Xos.

(v)	No person has been provided a copy of the Xos Software by Xos except pursuant to a license that is sufficiently protective of Xos’s rights to such Xos Software.

(vi)	Other than components made available to Xos under open source code licenses, all copies of the source code and related documentation for all Xos Software are securely located at Xos’s premises at the applicable address specified in the Xos Disclosure Letter. No source code or related documentation forming part of the Xos Software is subject to escrow.

(vii)	The source code or related documentation of any Xos Software has not been disclosed to any third party or publicly (other than open source software used by Xos in compliance with the applicable open source license). None of the Xos Software is subject to a ‘copyleft’ open source code license or to any license requiring the present or future public disclosure of its source code. None of the Xos Software used in Xos’s business is subject to a ‘copyleft’ open source code license or to any license that as used by Xos or its Subsidiaries requires (A) the present or future public disclosure of its source code or (B) the license or other provision of any Xos Software used in Xos’s (and any of its Subsidiaries’) business on a royalty-free basis, or (C) allow any person to decompile, disassemble or otherwise reverse engineer any Xos Software, and Xos and its Subsidiaries are in compliance with any restrictions and requirements for any copyleft open source code licenses. As of the date hereof, there has been no theft, reverse engineering, decompiling, disassembling, or other unauthorized disclosure of or access to any source code for any Software used in Xos’s (and any of its Subsidiaries’) business. As of the date hereof, there has been no theft, reverse engineering, decompiling, disassembling, or other unauthorized disclosure of or access to any source code for any Software used in Xos’s (and any of its Subsidiaries’) business.

(viii)	Except as listed in the Xos Disclosure Letter, there are no material problems or material defects in the Software used in Xos’s (and any of its Subsidiaries’) business including bugs, logic errors or failures of the Software used in Xos’s (and any of its Subsidiaries’) business to operate as described in the related documentation, and, except for such disclosed material problems or material defects, the Software used in Xos’s (and any of its Subsidiaries’) business operates substantially in accordance with its documentation and specifications and has no other material problems or defects.

(ix)	The finished and commercially ready Software used in Xos’s (or any of its Subsidiaries) businesses and developed by Xos or any of its Subsidiaries does not contain any undocumented code, disabling mechanism or protection feature intentionally designed to prevent its use, including any clock, timer, counter, computer virus, worm, software lock, drop dead device, Trojan-horse routine, trap door, time bomb or any other codes or instructions that may be used to access, modify, replicate, distort, delete, damage or disable or otherwise impair Software or data, other software, operating systems, computers, networks or equipment with which the finished and commercially ready Software interacts.

(z)	Finance and Guarantees.

(i)	The Xos Disclosure Letter contains full particulars of all money borrowed by Xos and each of its Subsidiaries in an amount greater than $150,000, and all financial facilities currently outstanding or available to Xos or any of its Subsidiaries in an amount greater than $150,000, including copies of all related documentation.

(ii)	To the knowledge of Xos, there are no circumstances or matters which could affect the continuance of any of the financial facilities that are currently available to Xos or any of its Subsidiaries or which may result in an amendment of their terms.

(iii)	No Encumbrance over any of the assets of Xos or its Subsidiaries is now enforceable and there are no circumstances likely to give rise to such enforcement.

(iv)	No Encumbrance, guarantee or other similar security arrangement in an amount in excess of $150,000 has been entered into, given or agreed to be given by:

(A)	Xos, any of its Subsidiaries or any third party for any indebtedness or other obligations of Xos or any of its Subsidiaries; or

(B)	Xos or any of its Subsidiaries for any indebtedness or other obligations of any third party.

(aa)	Permits and Authorizations.

(i)	Xos and each of its Subsidiaries holds all (i) Authorizations and (ii) licences, consents, permits and authorities, other than the Authorizations, necessary to carry on its business in the places and in the manner in which it is carried on at the date of this Agreement (the “Xos Permits”), except as would reasonably likely to give rise to, individually or in the aggregate, a Material Adverse Change in respect of Xos.

(ii)	Each of the Xos Permits and Authorizations is valid and subsisting, and neither Xos nor any of its Subsidiaries is in breach of the terms or conditions of the Xos Permits and Authorizations (or any of them), except as would reasonably likely to give rise to, individually or in the aggregate, a Material Adverse Change in respect of Xos.

(iii)	To the knowledge of Xos, there is no reason why any of the Xos Permits or Authorizations may be revoked, suspended or cancelled (in whole or in part), or may not be renewed on the same terms.

(bb)	Products and Services.

(i)	Neither Xos nor any of its Subsidiaries has manufactured or sold any products or supplied any services that were at the time they were manufactured, sold or supplied or are, or to the knowledge of Xos will become, faulty or defective, or that did not or do not comply with any:

(A)	warranties or representations expressly or impliedly made by or on behalf of Xos or any of its Subsidiaries in connection with such products or services; or

(B)	laws, regulations, standards and requirements applicable to such products or services,

that is reasonably likely to give rise to, individually or in the aggregate, a Material Adverse Change in respect of Xos.

(ii)	No Proceedings have been started, are pending or, to the knowledge of Xos, have been threatened against Xos or any of its Subsidiaries:

(A)	in which it is claimed that any product manufactured or sold by Xos or any of its Subsidiaries is defective, not appropriate for its intended use or has caused bodily injury or material damage to any person or property when applied or used as intended; or

(B)	in respect of any services supplied by Xos or any of its Subsidiaries,

that is reasonably likely to give rise to, individually or in the aggregate, a Material Adverse Change in respect of Xos.

(iii)	There are no material disputes between Xos or any of its Subsidiaries and any of their respective customers, clients or any other third parties in connection with any products or services manufactured, sold or supplied by Xos or any of its Subsidiaries.

(cc)	Canadian Merger Control. Xos, together with its affiliates (as such term is defined under section 2 of the Competition Act and not as defined under this Agreement), neither has assets in Canada with an aggregate value in excess of C$200 million nor aggregate gross revenues from sales in, from or into Canada in excess of C$200 million, all as determined in accordance with and for the purposes of subsection 109(1) of the Competition Act.

(dd)	Insider Trading Arrangements. The Xos Disclosure Letter sets forth a list of any contract, instruction or plan established pursuant to Rule 10b5-1 under the U.S. Exchange Act relating to Xos securities held by Xos Locked-Up Parties in place as of the date hereof, including the numbers of Xos Shares subject thereto and the purchase prices specified thereunder.